Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

CREDIT AGREEMENT AND GUARANTY

dated as of September 7, 2023

by and among

FRACTYL HEALTH, INC.,

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

as the

Lenders,

and

SYMBIOTIC CAPITAL AGENCY LLC,

as the Administrative Agent

U.S. $65,000,000

-i-

(Continued)

SECTION 7. REPRESENTATIONS AND WARRANTIES		59

7.01	Power and Authority	59
7.02	Authorization; Enforceability	59
7.03	Governmental and Other Approvals; No Conflicts	59
7.04	Financial Statements; Material Adverse Change	60
7.05	Properties	60
7.06	No Actions or Proceedings	64
7.07	Compliance with Laws and Agreements	65
7.08	Taxes	65
7.09	Full Disclosure	65
7.10	Investment Company Act and Margin Stock Regulation	66
7.11	Solvency	66
7.12	Subsidiaries	66
7.13	Material Agreements	66
7.14	Restrictive Agreements	66
7.15	Real Property	66
7.16	Pension Matters	67
7.17	Regulatory Approvals	67
7.18	Mortgages	69
7.19	OFAC; Anti-Terrorism Laws	69
7.20	Anti-Corruption	69
7.21	Priority of Obligations	70
7.22	Royalty and Other Payments	70
7.23	Non-Competes	70

SECTION 8. AFFIRMATIVE COVENANTS		70

8.01	Financial Statements and Other Information	70
8.02	Notices of Material Events	73
8.03	Existence	75
8.04	Payment of Obligations	75
8.05	Insurance	76
8.06	Books and Records; Inspection Rights	76
8.07	Compliance with Laws and Other Obligations	77
8.08	Maintenance of Properties, Intellectual Property, Etc.	77
8.09	Licenses	77
8.10	Semi-Annual Calls	77
8.11	Use of Proceeds	77
8.12	Certain Obligations Respecting Subsidiaries; MSC Subsidiaries; Further Assurances	78
8.13	Termination of Non-Permitted Liens	81
8.14	Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc.	81
8.15	ERISA Compliance	81
8.16	Cash Management	81
8.17	Board Observer	82
8.18	Post-Closing Obligations	83

-ii-

(Continued)

SECTION 9. NEGATIVE COVENANTS		84

9.01	Indebtedness	84
9.02	Liens	86
9.03	Fundamental Changes and Acquisitions	88
9.04	Lines of Business	89
9.05	Investments	89
9.06	Restricted Payments	92
9.07	Payments of Indebtedness	93
9.08	Change in Fiscal Year	93
9.09	Sales of Assets, Etc.	93
9.10	Transactions with Affiliates	94
9.11	Restrictive Agreements	95
9.12	Modifications and Terminations of Material Agreements and Organic Documents	95
9.13	Outbound Licenses	96
9.14	Sales and Leasebacks	96
9.15	Hazardous Material	96
9.16	Accounting Changes	96
9.17	Compliance with ERISA	96
9.18	Sanctions; Anti-Corruption Use of Proceeds	96

SECTION 10. FINANCIAL COVENANTS		97

10.01	Minimum Liquidity	97
10.02	Financing Milestone Covenant	97

SECTION 11. EVENTS OF DEFAULT		97

11.01	Events of Default	97
11.02	Remedies	101
11.03	Additional Remedies	101
11.04	Payment of Yield Protection Premium and Exit Fee	101

SECTION 12. THE ADMINISTRATIVE AGENT		102

12.01	Appointment and Duties	102
12.02	Binding Effect	104
12.03	Use of Discretion	104
12.04	Delegation of Rights and Duties	104
12.05	Reliance and Liability	105
12.06	Administrative Agent Individually	106
12.07	Lender Credit Decision	106
12.08	Expenses; Indemnities	106
12.09	Resignation of the Administrative Agent	107

-iii-

(Continued)

12.10	Release of Collateral or Guarantors	108
12.11	Additional Secured Parties	109
12.12	Agent May File Proofs of Claim	109
12.13	Acknowledgements of Lenders	110

SECTION 13. GUARANTY		113

13.01	The Guaranty	113
13.02	Obligations Unconditional	113
13.03	Discharge Only Upon Payment in Full	115
13.04	Additional Waivers; General Waivers	115
13.05	Reinstatement	117
13.06	Subrogation	117
13.07	Remedies	117
13.08	Instrument for the Payment of Money	118
13.09	Continuing Guarantee	118
13.10	Contribution with Respect to Guaranteed Obligations	118
13.11	General Limitation on Guarantee Obligations	118

SECTION 14. MISCELLANEOUS		119

14.01	No Waiver	119
14.02	Notices	119
14.03	Expenses, Indemnification, Etc.	119
14.04	Amendments, Etc.	121
14.05	Successors and Assigns	122
14.06	Survival	125
14.07	Captions	125
14.08	Counterparts, Effectiveness	126
14.09	Governing Law	126
14.10	Jurisdiction, Service of Process and Venue	126
14.11	Waiver of Jury Trial	127
14.12	Waiver of Immunity	127
14.13	Entire Agreement	127
14.14	Severability	127
14.15	No Fiduciary Relationship	127
14.16	Confidentiality	127
14.17	Interest Rate Limitation	128
14.18	Judgment Currency	129
14.19	USA PATRIOT Act	129
14.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	129
14.21	Certain ERISA Matters	130

-iv-

(Continued)

SCHEDULES AND EXHIBITS

Schedule 1	-	Loans Schedule
Schedule 2	-	Products
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.06(a)	-	Litigation
Schedule 7.06(c)	-	Collective Bargaining Agreements
Schedule 7.08	-	Taxes
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13		Material Agreements
Schedule 7.14	-	Restrictive Agreements
Schedule 7.15	-	Real Property Owned or Leased by Obligors
Schedule 7.16	-	Pension Matters
Schedule 7.17(c)	-	Adverse Findings
Schedule 7.22	-	Royalties and Other Payments
Schedule 9.01		Existing Indebtedness
Schedule 9.02		Existing Liens
Schedule 9.05(a)	-	Existing Investments
Schedule 9.09	-	Sale of Assets
Schedule 9.10		Transactions with Affiliates
Schedule 9.14	-	Existing Sales and Leasebacks

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guarantee Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Landlord Consent
Exhibit H	-	Form of Intercompany Subordination Agreement
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Funding Date Certificate
Exhibit K	-	Form of Warrant

-v-

CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of September 7, 2023 (this “Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time hereunder (each a “Guarantor” and collectively, the “Guarantors”), SYMBIOTIC CAPITAL OPPORTUNITIES HOLDING, L.P., as a lender (“Symbiotic”), the other lenders from time to time party hereto (together with Symbiotic, each a “Lender” and collectively, the “Lenders”), and SYMBIOTIC CAPITAL AGENCY LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a first priority senior secured term loan facility to the Borrower in an aggregate principal amount of $45,000,000, consisting of (a) a $30,000,000 Tranche A Term Loan to be extended on the Closing Date and (b) a $15,000,000 Tranche B Term Loan to be extended on the Applicable Funding Date for the Tranche B Term Loan;

WHEREAS, subject to the terms and conditions set forth herein, the parties hereto agree that incremental term loans up to $20,000,000 for a Tranche C Term Loan may be extended subject to Administrative Agent’s prior written consent in its sole discretion on the Applicable Funding Date for the Tranche C Term Loan; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such first priority senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“510(k) Clearance” means the FDA’s written authorization to market a medical device pursuant to a premarket notification submitted under Section 510 of the Federal Food, Drug, and Cosmetic Act.

“Account Control Agreement Completion Date” has the meaning assigned to it in Section 8.18(a).

“Acquisition” means any transaction, or any series of related transactions, by which any Person (for purposes of this definition, an “acquirer”) directly or indirectly, by means of amalgamation, consolidation, merger, purchase of assets, purchase of Equity Interests, or otherwise, (a) acquires all or substantially all of the assets of any other Person, (b) acquires (including via exclusively licensing) an entire business line, product or unit or division of any other Person, (c) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, (d) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board or (e) the acquisition of, or the exclusive right to use, make, have made, import, export, develop, sell or offer for sale, any product, product line or Intellectual Property of or from any other Person, excluding, for the avoidance of doubt, any Permitted Licenses.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Amount” has the meaning set forth in Section 13.10(b).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, (a) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (c) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (d) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (e) the laws, regulations and orders administered by the UK Office of Financial Sanctions Implementation, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States, China, France, the United Kingdom, the European Union, or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Availability Period” means the Tranche B Availability Period or the Tranche C Availability Period, as the context may require.

“Applicable Commitment” means the Tranche A Commitment, the Tranche B Commitment or, the Tranche C Commitment, as the context may require.

“Applicable Funding Condition” means the Tranche A Funding Condition or the Tranche B Funding Condition, as the context may require.

“Applicable Funding Date” means, with respect to each Applicable Commitment, the date on or prior to the expiration of the Applicable Availability Period for such Applicable Commitment on which all conditions precedent set forth in Section 6.02 are satisfied or waived in accordance with the terms of this Agreement.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject, and, for the avoidance of doubt, shall include FATCA.

“Arm’s Length Transaction” means, with respect to any transaction, the terms of such transaction shall not be less favorable to the Borrower or any of its Subsidiaries than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F, or such other form as agreed by the Administrative Agent.

“ASU” has the meaning set forth in Section 1.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority or U.K. Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) maintained for employees of any Obligor or Subsidiary thereof, or any such plan to which any Obligor or Subsidiary thereof is required to contribute on behalf of any of its employees or otherwise has any obligation or liability, contingent or otherwise.

“Board” means (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the board of directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Board Observer” has the meaning set forth in Section 8.17(a).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means the borrowing of the Loans on each Applicable Funding Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Bringdown Date” means each date on which a Loan is advanced pursuant to Section 2.01 and any other date the representations and warranties under the Loan Documents are required to be made (other than the Closing Date).

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, Massachusetts, or California.

“Business IT Assets” has the meaning set forth in Section 7.05(b)(iv).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property by such Person as lessee, which obligations are required to be classified and accounted for as a capitalized lease or finance lease on a balance sheet of such Person under GAAP, and for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with Section 1.02.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Catalio” means Catalio Structured Opportunities AIV I LP.

“Change of Control” means (a) an event or series of events (i) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any Title IV Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote for members of the Board of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); (ii) as a result of which, during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (x) who were members of such Board on the first day of such period, y) who were elected, appointed or nominated to such Board, or whose election, appointment or nomination to such Board was approved, by individuals referred to in clause (x) above constituting at the time of such election, appointment, nomination or approval at least a majority of such Board or equivalent governing body or (z) who were elected, appointed or nominated to such Board, or whose election, appointment or nomination to such Board was approved, by individuals referred to in clauses (x) and (y) above constituting at the time of such election, appointment, nomination or approval at least a majority of such Board; (iii) that results in the sale of all or substantially all of the assets or businesses of the Borrower and its Subsidiaries, taken as a whole; and (iv) except to the extent permitted by this Agreement, that results in the Borrower’s failure to own, directly or indirectly, beneficially and of record, one-hundred percent (100%) of all issued and outstanding Equity Interests of each Subsidiary Guarantor, or (b) any “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Material Indebtedness has occurred.

“Claims” means (and includes) any claim, demand, complaint, investigation, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means the date on which the conditions precedent specified in Section 6.01 are satisfied (or waived in accordance with Section 14.04).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any real, personal and mixed property (including Equity Interests), whether tangible or intangible, in which Liens are granted or purported to be granted to the Administrative Agent as security for the Obligations under any Loan Document on or after the Closing Date, including future acquired or created assets or property (or collectively, all such real, personal and mixed property, as the context may require); provided that “Collateral” shall not include any Excluded Assets (as defined in the Security Agreement).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on each Applicable Funding Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in the Loans Schedule under the caption “Applicable Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise pursuant to this Agreement. The aggregate amount of Commitments on the Closing Date equals $45,000,000 and refers to the sum of the Tranche A Commitment and the Tranche B Commitment; provided, that following the effectiveness of the Tranche C Commitment, this defined term shall be automatically deemed to include the Tranche C Commitment.

“Commitment Termination Date” means (a) with respect to the Applicable Commitments of the Tranche B Term Loans, July 31, 2024, and (b) with respect to the Applicable Commitments of the Tranche C Term Loans, September 6, 2028.

“Common Stock” means the Borrower’s common stock, $0.00001 par value per share, as presently constituted under the Borrower’s Organic Documents, and any class and/or series of Borrower’s capital stock for or into which such common stock may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Company Competitor” means (i) any competitor of the Borrower or any of its Subsidiaries primarily operating in the same line of business as the Borrower or any of its Subsidiaries and (ii) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the Ordinary Course) that, in the case of each of clauses (i) and (ii), are identified by name in writing by the Borrower to the Administrative Agent from time to time. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Company Competitor and (b) the Borrower, the Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Company Competitor and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Company Competitor.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.16(a).

“Copyright” means, whether registered or unregistered, all copyrights (including with respect to published and unpublished works of authorship (whether or not copyrightable), software, website and mobile content, data, databases and other compilations of information), copyright registrations and applications for copyright registrations, including all renewals, restorations, reversions, derivatives, extensions and combinations thereof, common law rights and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.06(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Tranche A Commitments, any Tranche B Commitments or, if applicable, any Tranche C Commitment within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified, together with any applicable default) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified, together with any applicable default) has not been satisfied or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.06(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Deferred Acquisition Consideration” means any purchase price adjustments, royalty, earn-out, milestone payments, contingent or other deferred payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Permitted Acquisition or other acquisition or investment permitted under this Agreement.

“Designated Jurisdiction” means, at any time, any country, region or territory to the extent that such country or territory is the subject or target of any applicable Sanctions (which, at the time of this Agreement, includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable or requires such Person to use efforts to redeem such Equity Interests (in each case, other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, that if such Equity Interests are issued to any employee or any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability.

“Disqualified Lender” means any Person that is a vulture fund, distressed debt purchaser or similar institution whose primary business consists of purchasing or investing in persons that are highly financially distressed and insolvent or imminently insolvent. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (b) the Borrower, the Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender. For the avoidance of doubt, any Affiliate of a Lender shall not be deemed a Disqualified Lender.

“Division” has the meaning set forth in Section 1.04.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the Ordinary Course, (vi) with respect to any Lender, any of its Affiliates or such Lender’s or Affiliate’s managed funds or accounts, (vii) any other Lender and (viii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that, an Eligible Transferee shall not include any (x) Company Competitor, (y) Disqualified Lender nor any of its Affiliates or (z) Defaulting Lender nor any of its Affiliates; provided; further that (A) neither clause (x) or (y) above shall apply retroactively to any Person that previously acquired an assignment or participation interest hereunder to the extent such Person was not a Company Competitor or Disqualified Lender at the time of the applicable assignment or participation, as the case may be, and (B) with respect to both clauses (x) and (y) above, the Administrative Agent shall not have any duty or obligation to carry out due diligence in order to identify or determine whether a Person would be excluded as an Eligible Transferee as a result of the application of either such proviso.

“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Environmental Claims” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, information request, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment, arising out of a violation of Environmental Law or any Hazardous Materials Activity.

“Environmental Law” means all laws (including common law and any federal, state, provincial or local governmental law), rule, regulation, order, writ, judgment, notice, requirement, binding agreement, injunction or decree, whether U.S. or non-U.S., relating in any way to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) to the extent related to Hazardous Materials Activity, occupational safety and health, industrial hygiene, land use, natural resources or the protection of the environment or human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, whether now outstanding or issued after the Closing Date, and in each case, however designated and whether voting or non-voting. Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations under common control with any Obligor or Subsidiary thereof, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA) of which any Obligor or Subsidiary thereof is a member.

“ERISA Event” means (a) any of the events set forth in Section 4043(c) of ERISA with respect to a Title IV Plan, excluding, however, events for which the 30-day notice period has been waived; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (c) a withdrawal incurrence by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan, in either case, resulting in any liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Title IV Plan or Multiemployer Plan under, or the treatment of a plan amendment as a termination under, Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan, but in the case of a multiple-employer plan or a Multiemployer Plan, only once notice has been received from the plan administrator; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Title IV Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, but in the case of a multiple-employer plan or a Multiemployer Plan, only once notice has been received from the plan administrator; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan, but in the case of a multiple-employer plan, only once notice has been received from the plan administrator; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof could reasonably be expected to be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Title IV Plan or the assets thereof, but in the case of a multiple-employer plan, only once notice has been received from the plan administrator, or against any Obligor or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to qualify for exemption from taxation under Section 501(a) of the Code that is not corrected under the IRS’s Employee Plans Compliance Resolution System (EPCRS), but in the case of a multiple-employer plan, only once notice has been received from the plan administrator; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (r) the engagement by any Obligor or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; or (s) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would materially increase the liability of any Obligor, other than payment of premiums otherwise required by section 4980B of the Code; or (t) the failure by any Obligor or any ERISA Affiliate to meet all applicable requirements under the ERISA Funding Rules or the filing of an application for the waiver of the minimum funding standards under the ERISA Funding Rules.

“ERISA Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Title IV Plans and Multiemployer Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 12.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.13(b).

“Erroneous Payment Impacted Loans” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees in the Ordinary Course and, with respect to such deposit accounts exclusively used for payroll, having an amount no greater than payroll reasonably expected to be required in the next 45 days, (b) zero balance accounts in the Ordinary Course that are swept no less frequently than weekly to a Controlled Account (including any such account where payments pursuant to state Medicaid programs, the Medicare program, TRICARE or other state or federal healthcare payor programs are deposited), (c) accounts (including trust accounts) used exclusively for bona fide escrow purposes, insurance or fiduciary purposes, (d) cash collateral for Permitted Liens and (e) any other deposit accounts, money market accounts or securities accounts, only for so long as, in the case of this clause (e), the amounts among all such accounts do not exceed $500,000 in the aggregate.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (d) any withholding Taxes imposed under FATCA.

“Existing Convertible Notes” means (i) that certain Convertible Promissory Note issued by Borrower in favor of Maverick Designated Investment Fund, L.P. (ii) that certain Convertible Promissory Note issued by Borrower in favor of Maverick Growth Fund, L.P. and (iii) that certain Convertible Promissory Note issued by Borrower in favor of ECWC Holdings LLC, each as listed on the Perfection Certificate delivered on the Closing Date.

“Exit Fee” has the meaning assigned to such term in the Fee Letter.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Obligor or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (or any successor thereto), as amended from time to time, and the rules and regulations issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three (3) major banks on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means, collectively, (i) the Fee Letter, dated the date of this Agreement, among the Borrower, Symbiotic and the Administrative Agent and (ii) the Fee Letter, dated the date of this Agreement, between the Borrower and Catalio.

“FEMA” has the meaning set forth in Section 8.12(c).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Obligor or any Subsidiary thereof with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Plan Event” means, with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; (C) the failure of any Foreign Plan to comply with any material provisions of applicable Law and regulations or with the material terms of such Foreign Plan; or (D) the imposition of any liability on account of the complete or partial termination of any Foreign Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to any Collateral that constitutes Equity Interests of a Foreign Subsidiary of an Obligor, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Funding Date Certificate” means a certificate substantially in the form of Exhibit J.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(d).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance or exemption that is issued or granted by or from (or pursuant to any act of) any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such primary obligations or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such primary obligations of the payment thereof,

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligations or (d) as an account party in respect of any letter of credit or letter of guaranty (including any bank guarantee) issued to support such primary obligations; provided, that the term Guarantee shall not include (x) endorsements for collection or deposit and (y) guarantees of operating leases, in each case, in the Ordinary Course. The amount of any Guarantee of any guarantor shall be deemed to be equal to the lower of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor” has the meaning set forth in the Preamble hereto.

“Guarantor Payment” has the meaning set forth in Section 13.10(a).

“Guaranty” means the Guaranty made by the Subsidiary Guarantors under Section 13 in favor of the Secured Parties (including any Guaranty assumed by an entity that is required to become a “Subsidiary Guarantor” pursuant to a Guarantee Assumption Agreement).

“Hazardous Material” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or would reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, recycling, disposition or handling of any Hazardous Materials, and any investigation, monitoring, corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means, collectively, all Laws and Product Authorizations applicable to the business, any Product or the Product Commercialization and Development Activities of any Obligor, whether U.S. or non-U.S., regulating the distribution, dispensing, importation, exportation, quality, manufacturing, marketing, labeling, promotion and provision of and payment for medical devices, including, the FD&C Act, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal False Claims Act (42 U.S.C. §1320a-7b(a)), and all rules and regulations promulgated under or pursuant to any of the foregoing, including any state and non-U.S. equivalents.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement entered into for non-speculative purposes designated to protect a Person against fluctuation in interest rates, currency exchange rates, commodity or mineral price.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary that (a) maintains cash and other assets with an aggregate value for all such Immaterial Foreign Subsidiaries of less than $500,000 of consolidated assets of Borrower and its Subsidiaries, (b) maintains revenue of less than $500,000 of consolidated revenues for any twelve month period then ended, (c) does not own any Material Intellectual Property and (d) is not party to any Material Agreements.

“IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312 for allowance to initiate human clinical trials in the United States, including all amendments that may be submitted with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding deferred compensation or customary obligations under employment agreements that are not overdue by more than thirty (30) days or otherwise being disputed in good faith), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all milestone or similar payments of such Person under any license or other agreements (but excluding any such payments based on a percentage of sales or revenues under any such license or other agreement), (m) any Disqualified Equity Interests of such Person, and (n) all other obligations required to be classified as indebtedness of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, administration, moratorium, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal or state law, including the Bankruptcy Code, or any foreign law.

“Intellectual Property” means all intellectual property or proprietary rights of any kind anywhere in the world relating to intellectual property, including any rights in or to Patents, Trademarks, Copyrights and Technical Information, in each case, whether U.S. or non U.S.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit H.

“Interest Period” means (a) the period commencing on and including the Closing Date and ending on but excluding the immediately subsequent Payment Date and (b) subsequently, each period commencing on and excluding the last day of the previous Interest Period for such Loan and ending on but excluding the immediately subsequent Payment Date; provided however if such period shall end on a day that is not a Business Day, it shall be deemed to end on the next succeeding Business Day.

“Interest Rate” means, for any Interest Period, a rate per annum equal to the greater of (a) the sum of (x) the WSJ Prime as of the first day of such Interest Period plus (y) five and one half of one percent (5.50%) and (b) thirteen and one quarter of one percent (13.25%), in each case, as may be increased pursuant to Section 3.02(b).

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) but excluding any such advance, loan or extension of credit having a term not exceeding sixty (60) days arising in connection with the sale of inventory or supplies by such Person in the Ordinary Course; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or

(d) an Acquisition. The amount of an Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on such Person’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), less the amount of cash received or returned for such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero or increase any basket or amount pursuant to Section 9.05 above the fixed amount set forth therein.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G or in the form provided by the landlord, in form and substance reasonably satisfactory to the Administrative Agent.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statutes, treaties, rules, regulations, ordinances, codes or administrative or judicial precedents or authorities, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, hypothecation, assignment for security, security interest, license, lien, or other encumbrance of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” means each loan advanced by a Lender pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Administrative Agent (for itself or for the benefit of any other Secured Party) in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Loans Schedule” means Schedule 1 attached hereto.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate unused Commitments then in effect and the outstanding principal amount of the Loans at such time. The Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (or that are intended to do the foregoing).

“Mandatory Prepayment” has the meaning set forth in Section 3.03(b)(i).

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Market Capitalization” means, for any date of determination, an amount equal to (a) the average of the daily volume weighted average price of Borrower’s Common Stock as reported for each of the ten (10) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of Borrower’s Common Stock trade on a Recognized Exchange in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of Borrower’s Common Stock that are issued and outstanding on the date of the determination and listed on a Recognized Exchange, subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Obligors, taken as a whole to perform their obligations under the Loan Documents, as and when due, (c) the legality, validity, binding effect or enforceability of any Loan Document or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Secured Parties under any Loan Document.

“Material Agreement” means (i) any Contract required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act or Exchange Act, and (ii) any other license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than (x) prior to the consummation of a Qualified IPO, $2,500,000 and (y) following the consummation of a Qualified IPO, $5,000,000, in each case, individually per Fiscal Year. For the avoidance of doubt, employment and management contracts entered into in the Ordinary Course shall not be Material Agreements.

“Material Environmental Liability” means any Environmental Liability that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or Subsidiary thereof, the outstanding principal amount of which, individually or in the aggregate, exceeds (x) prior to the consummation of a Qualified IPO, $1,000,000 and (y) following the consummation of a Qualified IPO, $2,500,000.

“Material Intellectual Property” means all Intellectual Property that is owned by (or purported to be owned by) or subject to a license, covenant not to sue or similar right for (or purported to be subject to a license, covenant not to sue or similar right for) the benefit of the Borrower or any of its Subsidiaries, or acquired, developed, created or obtained by or otherwise licensed to the Borrower or any of its Subsidiaries after the date hereof that is, in each case, material to the business of the Borrower and its Subsidiaries. “Material Intellectual Property” shall include all Intellectual Property embodied in and covering or related to the Products set forth on Schedule 2 or Product Commercialization and Development Activities with respect to any Material Product.

“Material Product” means any Product (a) in which any Obligor and any of its Subsidiaries have invested more than $1,000,000 in the aggregate or (b) which has generated net revenue during any consecutive 12 month period in excess of $100,000, including Revita and Rejuva.

“Material Product Authorizations” means any and all Product Authorizations, in each case, necessary to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries for any Product Commercialization and Development Activities with respect to any Material Product.

“Material Real Property” shall mean any real property owned in fee by the Borrower or any other Obligor (or owned by any person required to become an Obligor hereunder) with a fair market value in excess of $1,000,000.

“Material Subsidiary” means any Subsidiary of the Borrower that is not an Immaterial Foreign Subsidiary.

“Maturity Date” means September 7, 2028.

“Maximum Rate” has the meaning set forth in Section 14.17.

“Milestone” means that the Borrower shall have provided evidence satisfactory to Administrative Agent that (a) the Borrower has received Qualified Financing Proceeds of at least $40,000,000 during the period commencing as of the Closing Date and on or prior to February 15, 2024, (b) at least $10,000,000 of such $40,000,000 of Qualified Financing Proceeds were received by the Borrower on or prior to December 15, 2023, and (c) the Borrower has either (i) received Qualified Financing Proceeds of at least $100,000,000 (inclusive of such Qualified Financing Proceeds in clause (a) above) or (ii) consummated a Qualified IPO, in each case, during the period commencing as of the Closing Date and prior to June 30, 2024.

“Minimum Liquidity Amount” means $10,000,000.

“Mortgage” means each mortgage, deed of trust and similar agreement or instrument creating a Lien on Material Real Property made by any Obligor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and containing such provisions as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“MSC Investment Conditions” means that, as of any date of determination, the Obligors, in the aggregate, maintain unrestricted cash and Permitted Cash Equivalent Investments in Controlled Accounts in an amount equal to or greater than one hundred and five percent (105%) of the aggregate outstanding principal amount of all Obligations plus the aggregate amount of all fees that would be due and payable by the Borrower pursuant to any Loan Document including, without limitation, the Exit Fee and any Yield Protection Premium, if all Obligations were to be repaid or prepaid in full on such date of determination.

“MSC Subsidiary” means any wholly-owned Subsidiary incorporated in the Commonwealth of Massachusetts or the State of Delaware for the purpose of holding Investments as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time), and identified as such to Administrative Agent from time to time, including, as of the Closing Date, Fractyl Securities Corporation, a Massachusetts security corporation.

“Multiemployer Plan” means any employer benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (a) with respect to any Casualty Event experienced or suffered by any Obligor or any of its Subsidiaries, the amount of cash proceeds received from time to time by or on behalf of such Person in respect thereof (other than the proceeds of any business interruption insurance) after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Casualty Event and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Administrative Agent or set aside in a Controlled Account and (z) any amounts required to be used to prepay Permitted Indebtedness pursuant to Sections 9.01(i) and 9.01(o) secured by the assets subject to such Casualty Event (other than (A) Indebtedness owing to the Administrative Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset); and (b) with respect to any Asset Sale by any Obligor or any of its Subsidiaries, the amount of cash proceeds received from time to time by or on behalf of such Person in respect thereof after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Asset Sale and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the

Administrative Agent or set aside in a Controlled Account and (z) any amounts required to be used to prepay Permitted Indebtedness pursuant to Sections 9.01(i) and 9.01(o) secured by the assets subject to such Asset Sale (other than (A) Indebtedness owing to the Administrative Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset); provided that, in each case of clauses (a) and (b), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be; it being understood that “Net Cash Proceeds” shall include, any cash received upon the sale or other disposition of any non-cash consideration received by any Obligor in any Casualty Event or Asset Sale.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.04.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations) or any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Obligor is the Borrower, all Loans (including any PIK Interest accrued and capitalized), (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, Yield Protection Premium, Exit Fee, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document. Notwithstanding the foregoing, amounts, obligations and liabilities under the Warrants, or any other right to invest in the Equity Interests of the Borrower shall not be included in the defined term “Obligations”.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“OFAC” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws.”

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations and not while in financial distress.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means all provisional patent applications, patents and patent applications, the reissues, reexaminations, divisionals, continuations, renewals, extensions, and continuations in part thereof, and all rights whatsoever accruing thereunder or pertaining to the foregoing throughout the world.

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means (a) the last Business Day of each calendar month of each year, commencing on the first such date to occur after the Closing Date; and (b) the Maturity Date.

“Payment Notice” has the meaning set forth in Section 12.13(b).

“Payment Recipient” has the meaning assigned to it in Section 12.13(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Collateral, Perfection and Information Certificate delivered pursuant to Section 6.01(c) to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, whether by exclusive license, purchase, merger or otherwise; provided that:

(a) immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) such Acquisition shall comply in all material respects with all applicable Laws and all applicable Governmental Approvals;

(c) in the case of any Acquisition of Equity Interests of another Person, after giving effect to such Acquisition, all Equity Interests of such other Person acquired by the Borrower or any of its Subsidiaries shall be owned, directly or indirectly, beneficially and of record, by the Borrower or any of its Subsidiaries, and, the Borrower shall cause such acquired Person to satisfy each of the actions set forth in Section 8.12 as and when required by such Section;

(d) if such Acquisition is structured as the acquisition or exclusive in-licensing of the right to use, make, have made, import, export, develop, sell or offer for sale, any product, product line or Intellectual Property of or from any other Person, such product, product line or Intellectual Property shall be acquired or exclusively in-licensed by an Obligor, shall be free and clear of Liens other than Permitted Liens and all other actions shall have been taken that are necessary or reasonably requested by the Administrative Agent to provide and perfect a first priority Lien to the Administrative Agent in such Intellectual Property or Intellectual Property directed to such product or product line (in each case, subject to Permitted Liens);

(e) on a Pro Forma Basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 10;

(f) to the extent that all or any portion of the purchase price (including reasonable estimates of any Deferred Acquisition Consideration) for any such Acquisition is paid in cash, the amount thereof shall not exceed (i) $3,000,000 individually and (ii) $5,000,000 in the aggregate with all other Permitted Acquisitions at any time;

(g) to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests;

(h) in the case of any such Acquisition that has a purchase price in excess of $2,000,000, the Borrower shall provide to the Administrative Agent (i) at least ten (10) days’ prior written notice (or such shorter period as agreed by the Administrative Agent in its sole discretion) of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, prior to such Acquisition, in each case subject to customary confidentiality restrictions, (ii) subject to customary confidentiality restrictions, a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Administrative Agent), (iii) pro forma financial statements of the Borrower and its Subsidiaries (as of the last day of the most recently ended fiscal quarter prior to the date of consummation of such Acquisition for which financial statements are required to be delivered pursuant to 8.01(a) or (b)) after giving effect to such Acquisition and all copies of any quality of earnings or other report and (iv) subject to customary confidentiality restrictions, any other information reasonably requested (to the extent available), by the Administrative Agent and available to the Obligors;

(i) no Obligor or any of its Subsidiaries (including any acquired Person) shall, in connection with any such Acquisition, assume or remain liable with respect to (x) any Indebtedness of the related seller or the business, Person or assets acquired, except to the extent permitted pursuant to Section 9.01(o), (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, (z) any other liabilities that are not Indebtedness (including Tax, ERISA and environmental liabilities) and that are not otherwise prohibited under this Agreement, except to the extent the assumption of such liabilities could not reasonably be expected to result in a Material Adverse Effect; provided that if such assumed liabilities exceed $500,000 in the aggregate, the Administrative Agent shall have consented in writing to such Acquisition in its sole discretion. Any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by any Obligor or Subsidiary thereof hereunder shall be paid in full or released within thirty (30) days after the acquisition date (or such longer period of time as agreed by the Administrative Agent in its sole discretion) as to the business, Persons or properties being so acquired on or before the consummation of such Acquisition;

(j) such Acquisition is located entirely within the United States of America; and

(k) such Acquisition is of assets, Equity Interests, businesses, Persons or products engaged in a line of business reasonably related, incidental or complementary to that of the Borrower or its Subsidiaries or reasonable expansions or extensions thereof.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any member states of the European Union or any agency or any state thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than three hundred sixty five (365) days after the date of acquisition thereof and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than two (2) years after issue that are issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than $500,000,000, (d) any money market or similar funds that exclusively hold any of the foregoing, and (e) other short term liquid investments approved in writing by the Administrative Agent in its sole discretion.

“Permitted Hedging Agreement” means a Hedging Agreement entered into by any Obligor in such Obligor’s Ordinary Course, in an aggregate notional amount for all such Hedging Agreements not in excess of $1,000,000.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Licenses” means: (a) non-exclusive licenses of off-the-shelf software or software as a service that is commercially available to the public, (b) intercompany licenses, sublicenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution, in each case, solely among the Obligors, (c) any inbound non-exclusive license or sublicense for the use of (or covenant not to sue with respect to) Intellectual Property of any third party entered into in the Ordinary Course, (d) any outbound non-exclusive license or sublicense for the use of (or covenant not to sue with respect to) Intellectual Property of any Obligor for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution of any Product or ancillary to the receipt of services from a third party; provided, that, with respect to each such license or grant described in clause (d) above, (i) such license, sublicense or grant is entered into in the Ordinary Course, (ii) no Event of Default has occurred or is continuing at the time of execution of such license or sublicense, (iii) such license, sublicense or grant does not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise dispose of any of its Intellectual Property and (iv) such license, sublicense or grant constitutes an Arm’s Length Transaction, the terms of which do not provide for a sale, assignment or transfer of title of Intellectual Property of Obligor, (e) other licenses to which the Administrative Agent shall have consented to in writing in its reasonable discretion and (f) with the consent of Administrative Agent in writing (such consent not to be unreasonably withheld, delayed or conditioned), exclusive licenses (whether exclusive as to geographical scope or otherwise) for the use of the Intellectual Property of Borrower or any of its Subsidiaries within the United States; provided, that, with respect to such license described in this clause (f), (i) any such license could not result in a legal transfer of title of the licensed property; (ii) no Event of Default has occurred or is continuing at the time of execution of such license or sublicense; and (iii) such license constitutes an Arm’s Length Transaction, the terms of which do not provide for a sale or assignment.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium on the debt being refinanced or other reasonable and customary fees and expenses reasonably incurred in connection therewith, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Obligors and their respective Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (iii) have an applicable interest rate which does not exceed the greater of (A) the rate of interest of the Indebtedness being replaced and (B) the then applicable market interest rate, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of such Indebtedness and (v) immediately after giving effect to such refinancing, extension, renewal or replacement, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to occur as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PMA Approval” means the authority to sell a medical device in the United States granted by the FDA pursuant to 21 Code of Federal Regulations Part 814, as amended.

“Post-Market Actions” has the meaning set forth in Section 7.17(c).

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Principal Payment Date” means (i) the first Payment Date to occur after the third (3rd) anniversary of the Closing Date (the “Amortization Date”); provided that if the Milestone has occurred on or prior to such date, at the Borrower’s election, the Amortization Date shall be extended to the first Payment Date to occur after the fourth (4th) anniversary of the Closing Date, (ii) thereafter, each Payment Date and, if applicable, and (iii) the Maturity Date.

“Pro Forma Basis” shall mean, with respect to the calculation of the minimum liquidity under Section 10.01, as of any date, that pro forma effect will be given to the Transactions, any Acquisition, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such minimum liquidity is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, or any conversion of a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor or of an entity that is not a Subsidiary Guarantor to a Subsidiary Guarantor, in each case that have occurred during the period of the Borrower being used to calculate such minimum liquidity (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at an entity that became a Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

“Product” means (a) those products described in reasonable detail on Schedule 2 attached hereto, and (b) any current or future product (including delivery devices) developed, distributed, dispensed, imported, exported, labeled, promoted, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor or any of its Subsidiaries, including any such product in development.

“Product Authorizations” means any and all Governmental Approvals, whether U.S. or non-U.S. (including all applicable PMA Approvals, 510(k) Clearances, supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity of any Regulatory Authority), in each case, necessary to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries for the ownership, use or commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, testing, manufacture, formulation, import, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques, trade secrets and other know-how, owned or possessed by the Obligors or any of their respective Subsidiaries that are necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) brand materials and packaging, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information and (ii) clinical data, information included or supporting any Product Authorization, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information, used in connection with the Product Commercialization and Development Activities for such Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the unfunded Commitments of such Lender that remain outstanding, plus the aggregate outstanding principal amount of the Loans of such Lender then in effect by (b) the sum of the unfunded Commitments of all Lenders that remain outstanding, plus the aggregate outstanding principal amount of the Loans of all Lenders then in effect.

“Public Lender” has the meaning set forth in Section 8.01(p).

“Public Lender Notice” has the meaning set forth in Section 8.01(p).

“Qualified Equity Financing” means any primary equity financing, or series of financings, after the Closing Date by the Borrower to a bona fide third party or third parties in which the Borrower issues Qualified Equity Interests.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Financing Proceeds” means the aggregate of each of the following financing proceeds received: (i) any net cash proceeds received in connection with any Qualified Equity Financing, (ii) any net cash proceeds received by the Borrower in connection with the issuance of Subordinated Debt convertible into Qualified Equity Interests that is broadly marketed or offered to multiple investors (other than the proceeds received from the Existing Convertible Notes), and (iii) any upfront net cash payments received by the Borrower pursuant to any business development transaction.

“Qualified IPO” means an underwritten initial public offering of the Common Stock of Borrower which generates net cash proceeds of at least $60,000,000 and results in a listing of such Equity Interests on a Recognized Exchange.

“Qualified Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (i) that is or was at any time within the preceding five years maintained or sponsored by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate has within the preceding five years ever made, or was within the preceding five years ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Mortgages, landlord consents or bailee letters.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Recognized Exchange” means the New York Stock Exchange, the Nasdaq Global Market, Nasdaq Global Select Market or the Nasdaq Capital Market.

“Reference Period” has the meaning set forth in the definition of “Pro Forma Basis”.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight under applicable Laws with respect to any Product or any Product Commercialization and Development Activities including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Reinvestment” has the meaning set forth in Section 3.03(b)(i).

“Reinvestment Period” has the meaning set forth in Section 3.03(b)(i).

“Rejuva” means the product further described on Schedule 2 attached hereto.

“Related Parties” has the meaning set forth in Section 14.16.

“Resignation Effective Date” has the meaning set forth in Section 12.09(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, treasurer, general counsel, or senior vice president, finance of such Person.

“Restricted Payment” means any dividend, distribution or other payment (whether in cash, Equity Interests or other property) with respect to, or on account of, any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Obligor or any of its Subsidiaries, or on account of any return of capital to any Obligor or any of its Subsidiary’s stockholders, partners or members (or the equivalent of any thereof), any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of any Obligor or any of its Subsidiaries; provided, that any payments on Indebtedness convertible or exchangeable into Equity Interests shall not be Restricted Payments.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts restricting the assignment thereof (including any leases and in-bound licenses of Intellectual Property) and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(i), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (b) the ability of any Obligor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to any other Obligor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of any other Obligor or any of its Subsidiaries thereof or such other Obligor.

“Revita” means the product further described on Schedule 2 attached hereto.

“Sanction” means any international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury, the People’s Republic of China, the Government of France, or other relevant sanctions authority where the Borrower or any of its Subsidiaries is located or conducts business.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury, the People’s Republic of China, the Government of France, or other relevant sanctions authority, (b) any Person organized or resident in a Designated Jurisdiction or (c) any Person fifty percent (50%) or more owned or is controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Secured Parties” means the Lenders, the Administrative Agent and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, delivered pursuant to Section 6.01(d), among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, the Perfection Certificate, each Real Property Security Document, any Foreign Pledge Agreement and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Short-Form IP Security Agreements” means short-form Copyright, Patent or Trademark (as the case may be) security agreements substantially in the form of Exhibits C, D and E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the Ordinary Course, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the Ordinary Course and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Indebtedness on terms and to holders reasonably satisfactory to Administrative Agent and incurred by Borrower that is subordinated in writing to all of the Obligations, pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement in form and substance reasonably satisfactory to Administrative Agent entered into from time to time with respect to Subordinated Debt.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified on the signature pages hereto as a “Subsidiary Guarantor” and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or 8.12(b); provided, that the “Subsidiary Guarantors” shall not include any MSC Subsidiary.

“Symbiotic” has the meaning set forth in the preamble hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all Product Related Information and, with respect to any Products or Product Commercialization and Development Activities, all related know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, Invention disclosures, all documented research, developmental, demonstration or engineering work, algorithms, concepts, data, databases, designs, discoveries, methods, processes, protocols, chemistries, compositions, show-how, specifications for Products, techniques, technology, and all improvements thereof and thereto, and all other technical data and information related thereto.

“Termination Conditions” has the meaning set forth in Section 13.03.

“Title IV Plan” means any employee pension benefit plan (other than a Multiemployer Plan) (i) that is or was at any time within the preceding five years maintained or sponsored by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate has within the preceding five years ever made, or was within the preceding five years obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means, whether registered or unregistered, all trade names, trademarks and service marks, trade dress, corporate names, company names, logos, social media accounts, Internet domain names, URLs and other indicia of origin, and all registrations and applications for any of the foregoing, including (i) all renewals therefor and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the common law rights and goodwill associated therewith or symbolized thereby.

“Tranche A Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche A Term Loans to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in the Loans Schedule under the caption “Applicable Commitment” for Tranche A Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of Tranche A Commitments on the date of this Agreement equals $30,000,000.

“Tranche A Funding Condition” has the meaning set forth in the Loans Schedule.

“Tranche A Term Loans” has the meaning assigned to such term in Section 2.01(a)(i).

“Tranche B Availability Period” has the meaning set forth in the Loans Schedule.

“Tranche B Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche B Term Loans to the Borrower on the Applicable Funding Date for Tranche B Term Loans in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in the Loans Schedule under the caption “Applicable Commitment” for Tranche B Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of Tranche B Commitments on the date of this Agreement equals $15,000,000.

“Tranche B Funding Condition” has the meaning set forth in the Loans Schedule.

“Tranche B Term Loans” has the meaning assigned to such term in Section 2.01(a)(ii).

“Tranche C Amount” means, with respect to each Lender, an amount not to exceed the amount set forth opposite such Lender’s name in the Loans Schedule under the caption “Applicable Amount” for Tranche C Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise.

“Tranche C Availability Period” has the meaning set forth in the Loans Schedule.

“Tranche C Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche C Term Loans to the Borrower on the Applicable Funding Date for Tranche C Term Loans in accordance with the terms and conditions of this Agreement. As of the Closing Date, the Tranche C Commitment is zero. Following receipt by (a) the Administrative Agent and the Borrower of a written notice from a Lender or an affiliate of a Lender committing to fund all or a portion of the Tranche C Term Loans and join this Agreement as a Lender (if applicable) in an amount not to exceed such Lender’s Tranche C Amount, in each case, by June 30, 2025 and (b) the Borrower and the applicable Lender or affiliate of a Lender of Administrative

Agent’s approval of such Tranche C Commitment in its sole discretion, this defined term shall be automatically deemed to include such Lender’s commitment specified in such notice from such Lender as its Tranche C Commitment; provided that, notwithstanding anything herein to the contrary, any Lender’s refusal to provide such written notice to commit to fund all or a portion of Tranche C Term Loans equal to its Tranche C Amount shall not cause such Lender to be a Defaulting Lender, Non-Consenting Lender or Affected Lender.

“Tranche C Term Loans” has the meaning assigned to such term in Section 2.01(a)(iii).

“Tranches” means, collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

“Transactions” means (a) the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents, including the creation of the Liens pursuant to the Security Documents, (b) the issuance of Warrants and (c) the payment of all fees and expenses incurred or paid by the Obligors in connection with the foregoing.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Warrants” means those certain Warrants, dated as of the Closing Date, delivered to each of the Lenders (or their designated Affiliates) pursuant to Section 6.01(r), in substantially the form attached hereto as Exhibit K, which shall be in form and substance satisfactory to Administrative Agent and the Lenders.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WSJ Prime” means for any day the rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Yield Protection Premium” means with respect to any repayment or prepayment of all or any portion of the Loans or any requirement to repay or prepay any Loans, whether by optional or mandatory prepayment, acceleration or otherwise (in each case other than any scheduled payments pursuant to Sections 3.01(a)) occurring (a) on or prior to March 7, 2026, an amount equal to the amount of interest that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding March 7, 2026 (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred sixty (360) days), plus (b) (i) on or prior to September 7, 2024, an amount equal to four percent (4%) of the principal amount of the Loans being so repaid or prepaid, (ii) at any time after September 7, 2024 but on or prior to September 7, 2025, an amount equal to three percent (3%) of the principal amount of the Loans being so repaid or prepaid, (iii) at any time after September 7, 2025 but on or prior to September 7, 2026, an amount equal to two and one half of one percent (2.5%) of the principal amount of the Loans being so repaid or prepaid or (iv) if the prepayment is made after September 7, 2026, one and one quarter of one percent (1.25%) of the principal amount of the Loans being so repaid or prepaid.

1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the

Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance. Notwithstanding any other provision contained herein, (1) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Obligors or any of their respective Subsidiaries at “fair value,” as defined therein and (2) unless the Borrower has requested an amendment pursuant to the second paragraph of the definition of “GAAP” with respect to the treatment of operating leases and capitalized lease obligations under GAAP and until such amendment has become effective, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 8.01.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP, subject to Section 1.02;

(j) the word “will” shall have the same meaning as the word “shall”;

(k) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or, to the knowledge of such Person, indirectly;

(l) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties; and

(m) all references to the time of day shall be a reference to Pacific time.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents. Any definition or reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Obligors and their Subsidiaries shall be deemed to be equal to 100% of the outstanding principal amount thereof or payment obligations with respect thereto at the time of determination thereof, or with respect to any Hedging Agreements, the amount that would be payable if the agreement governing such Hedging Agreements were terminated on the date of termination.

1.04 Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Currency Generally. For purposes of determining compliance with Section 9 with respect to the amount of any Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

SECTION 2.

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees:

(i) to make Loans to the Borrower in a principal amount equal to the amount of such Lender’s Tranche A Commitment (“Tranche A Term Loans”), on the Closing Date;

(ii) to make Loans to the Borrower in a principal amount equal to the amount of such Lender’s Tranche B Commitment (“Tranche B Term Loans”), on a date specified by the Borrower in accordance with Section 2.02 during the Applicable Availability Period for the Tranche B Term Loans; and

(iii) to make Loans to the Borrower in a principal amount up to such Lender’s Tranche C Commitment (“Tranche C Term Loans”), on a date specified by the Borrower in accordance with Section 2.02 during the Applicable Availability Period for the Tranche C Term Loans.

(b) No amounts paid or prepaid with respect to any Loan may be reborrowed.

(c) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower shall be denominated solely in Dollars and shall be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures. (a) Prior to 12:00 p.m. at least ten (10) Business Days (or such shorter period agreed by the Administrative Agent) prior to the Closing Date, for a Borrowing of Tranche A Term Loans occurring on the Closing Date, and (b) prior to 12:00 p.m. at least ten (10) Business Days prior to any Applicable Funding Date (or, in each case, such shorter period agreed by the Administrative Agent), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice in the form of Exhibit B signed by a duly authorized representative of the Borrower (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 12:00 p.m. on a Business Day, may be deemed to have been delivered on the next Business Day). Each Borrowing Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the Tranche of term loans to be borrowed, (iii) the principal amount of applicable term loans to be borrowed, and (iv) the Borrower’s wire instructions (except to the extent there is a separate direction letter signed by a Responsible Officer of the Borrower providing such wire instructions).

2.03 Funding of Borrowings. Promptly following receipt of any written Borrowing Notice the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing on a pro rata basis in accordance with such Lender’s commitment set forth on the Loans Schedule. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m., to the Borrower promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Notice.

2.04 Notes. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) substantially in the form attached hereto as Exhibit A.

2.05 Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes, including the payment of fees and expenses associated with this Agreement, but excluding shareholder and equivalent dividends, distributions and share repurchases.

2.06 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.04.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 4.03), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments, repayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.06(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of the outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held by the Lenders in accordance with each Lender’s Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any upfront fee set forth in the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such upfront fee that otherwise would have been required to have been paid to that Defaulting Lender).

2.07 Substitution of Lenders.

(a) Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then either the Borrower or the Administrative Agent may, at Borrower’s sole cost and expense, identify any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender.

(b) Procedure. To substitute such Affected Lender the Borrower shall deliver a notice to such Affected Lender. The effectiveness of such substitution shall be subject to the delivery by the Substitute Lender of payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such substitution, all Obligations owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Price) and an Assignment and Assumption executed by the Substitute Lender, the Administrative Agent and the Borrower, which shall thereunder, among other things, provide that the Substitute Lender agree to be bound by the terms of the Loan Documents.

(c) Effectiveness. Upon satisfaction of the conditions set forth in Sections 1.01(a) and (b), Administrative Agent shall record such substitution in the Register, whereupon the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

SECTION 3.

PAYMENTS OF PRINCIPAL AND INTEREST, ETC.

3.01 Scheduled Repayments and Prepayments Generally; Application.

(a) Scheduled Repayments and Prepayments. The Borrower hereby promises to pay in cash to each Lender (as such amounts may in each case be reduced from time to time in accordance with Section 3.03): (i) on each Principal Payment Date, an amount equal to one and one-half percent (1.5%) of the maximum aggregate principal amount of Loans outstanding as of such Principal Payment Date and (ii) on the Maturity Date, all outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) in full, in each case of clauses (i) and (ii), together with the Exit Fee with respect to the principal amount of the Loans being repaid, accrued and unpaid interest and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrower under this Agreement. No Yield Protection Premium shall be due in connection with any repayment made under this Section 3.01(a).

(b) Application of Payments. Except as otherwise provided in this Agreement, each payment pursuant to this Section 3.01 (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) shall be made ratably in accordance with the Lenders’ Proportionate Shares and applied ratably among each tranche of the Loans. On any date occurring prior to the Maturity Date that payment or prepayment in full of the Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made), which shall include the Yield Protection Premium, if applicable, and the Exit Fee.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans shall accrue interest from the date made to (but excluding) the date of repayment (whether by acceleration or otherwise and whether voluntary or mandatory) at the Interest Rate.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Interest Rate shall increase (i) automatically in the case of any Event of Default under Sections 11.01(a), 11.01(b) or 11.01(h), and (ii) upon the request of the Majority Lenders, in the case of any other Event of Default, by four percent (4%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”); provided that, with respect to the preceding clause (ii), the Majority Lenders may impose the Default Rate retroactively to the occurrence of such Event of Default within 180 days of the occurrence of such Event of Default, so long as such Event of Default has not been either cured or waived at such time. If any Obligation (including fees, costs and expenses payable hereunder) is not paid when due (giving effect to any applicable grace period) under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable in cash from time to time on demand by any Lender or the Administrative Agent; provided, further, that with respect to any Payment Date occurring on and prior to September 30, 2024, six percent (6.0%) per annum of the interest for the applicable period shall be payable in kind by capitalizing and adding such interest to the outstanding principal amount of the Loans on such Payment Date (“PIK Interest”) (it being understood that the Borrower may pay any PIK Interest in cash by delivering a written notice to the Administrative Agent by 10:00 a.m. at least six (6) Business Days (or such shorter period as the Administrative Agent may agree) prior to any Payment Date occurring on or prior to September 30, 2024). Such PIK Interest shall be automatically capitalized on the applicable Payment Date by adding the amount thereof to the outstanding principal amount of the Loans. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized pursuant to this Section 3.02 shall constitute a portion of the principal amount outstanding of the Loans hereunder and shall bear interest in accordance with this Section 3 and all references herein or in any other Loan Document to the principal amount of the Loans shall include all interest accrued and capitalized as a result of any payment of PIK Interest.

3.03 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans and/or any Tranche thereof on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid, (C) any applicable Yield Protection Premium, (D) the Exit Fee with respect to the principal amount of the Loans being prepaid and (E) any other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents, including any fees, costs, expenses and indemnities (such aggregate amount, the “Prepayment Price”); provided that each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining outstanding principal amount of the Loans).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. on a date not less than three (3) Business Days prior to the proposed prepayment date; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid, the applicable tranche or tranches to be prepaid (if a partial prepayment) and any conditions to prepayment (if applicable).

(b) Mandatory Prepayments.

(i) Mandatory Prepayments for Casualty Events or Asset Sales. Upon the occurrence of any Casualty Event or any Asset Sale (other than pursuant to Section 9.09(a), (b), (c), (d), (e), (l), (m), (n) or (o)) for which the Net Cash Proceeds from such individual Casualty Event or Asset Sale exceeds $1,000,000, or which causes the aggregate total of Net Cash Proceeds from all such Casualty Events or Asset Sales to exceed $2,000,000, within two (2) Business Days following the receipt of such Net Cash Proceeds, the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid interest (which for the avoidance of doubt shall be paid in cash) on any principal amount of the Loans being prepaid and any applicable Yield Protection Premium and Exit Fee (collectively, the “Mandatory Prepayment”), which Mandatory Prepayment shall be in an amount equal to one hundred percent (100%) of such Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event (for the purposes of clarity, in excess of the thresholds set forth herein), as the case may be; provided that, so long as no Default has occurred and is continuing or shall result therefrom, if, within three (3) Business Days following the receipt of such Net Cash Proceeds, a Responsible Officer of the Borrower delivers to the Administrative Agent a written notice to the effect that the Borrower or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Asset Sale (which Net Cash Proceeds, in the case of an Asset Sale, shall be in an aggregate amount of less than $1,000,000, and in the case of a Casualty Event, shall be in an aggregate amount of less than $2,000,000) or insurance proceeds or condemnation awards in respect of such Casualty Event, to reinvest in replacement assets, in the case of a Casualty Event, or long-term assets, in the case of an Asset Sale, of the Borrower or any of its Subsidiaries (a “Reinvestment”), then such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event are actually applied for such purpose; provided, further, that, if such Casualty Event or Asset Sale occurs with respect to any Obligor, such Reinvestment shall be made in the business of an Obligor; provided, further, that, in the event that Net Cash Proceeds have not been so applied within one hundred eighty (180) days following the receipt of such Net Cash Proceeds with respect to an Asset Sale or a Casualty Event (such applicable period, the “Reinvestment Period”) (or, if the Borrower or any of its Subsidiaries has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than ninety-five (95) days following the last day of the Reinvestment Period, ninety-five (95) days after the expiry of the Reinvestment Period), the Borrower shall no later than the end of such period make a Mandatory Prepayment in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by any Obligor or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event. Any such Mandatory Prepayment shall include any accrued but unpaid interest on any principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and any applicable Yield Protection Premium and Exit Fee.

(ii) Mandatory Prepayments for Debt Issuances. Immediately upon receipt by any Obligor or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Indebtedness permitted by Section 9.01, on or after the Closing Date, the Borrower shall prepay the Loans and other Obligations in an amount equal to 100% of the cash proceeds received, plus any accrued but unpaid interest on any principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and any applicable Yield Protection Premium and Exit Fee.

(iii) Mandatory Prepayment for Change of Control. Upon the occurrence of any Change of Control, the Borrower shall prepay all of the Loans and Obligations, including any accrued but unpaid interest on the principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and any applicable Yield Protection Premium and Exit Fee.

(iv) [Reserved.]

(v) Notice. The Borrower shall notify the Administrative Agent not later than 2:00 p.m. on a date not less than three (3) (nor more than five (5)) Business Days prior to any mandatory prepayment (or such shorter agreed by the Administrative Agent). Each notice of mandatory prepayment shall specify the proposed prepayment date, the Prepayment Price for such mandatory prepayment, the principal amount to be prepaid and the subsection under which the prepayment is required.

(c) Application. All optional prepayments of the Loans shall be applied in the manner specified by the Borrower at the time of such prepayment, including to any principal installments on the Loans; provided that if not specified by the Borrower, optional prepayments of the Loans shall be applied to principal installments of the Loans in the direct order of maturity. All mandatory prepayments of the Loans shall be applied to principal installments on the Loans in the inverse order of maturity.

(d) Yield Protection Premium. Without limiting the foregoing, whenever the Yield Protection Premium is in effect and payable pursuant to the terms hereof or any other Loan Document, such Yield Protection Premium shall be payable on each prepayment of all or any portion of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise (other than any prepayment pursuant to any scheduled amortization payment pursuant to Section 3.01(a)).

(e) Prepayments. All prepayments shall be accompanied by accrued and unpaid interest on the principal amount of the Loans being prepaid (subject to any interest paid in kind pursuant to Section 3.02(c)), and any applicable Yield Protection Premium and Exit Fee.

(f) Declined Payment. Notwithstanding anything in this Section 3.03 to the contrary, any Lender may elect, by notice to the Administrative Agent prior to 12:00 p.m. at least one (1) Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loans pursuant to this Section 3.03, in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and used for any purpose not prohibited by this Agreement.

3.04 Commitment Termination. Each Applicable Commitment shall terminate automatically without further action upon the earlier of (a) the making by the Lenders of the Loans to which such Applicable Commitment relates on the Applicable Funding Date and (b) the last day of the Applicable Availability Period. The Borrower shall have the right at any time or from time to time to terminate in full (but not in part) all of the then outstanding Applicable Commitments with respect to all Tranches (other than Tranche A Term Loans); provided that the Borrower shall give the Lender and the Administrative Agent at least three (3) Business Days’ notice of each such termination. Any notice of termination delivered pursuant to this Section 3.04 may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of termination may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination) if such condition is not satisfied. The termination of any Applicable Commitment shall be permanent.

SECTION 4.

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars in cash, in immediately available funds, without deduction, set off or counterclaim, to the deposit account of each applicable Lender as such Lender (or the Administrative Agent) shall have designated by written notice to the Borrower delivered on or before the Closing Date (which such notice may be updated by such Lender (or the Administrative Agent) by written notice to the Borrower from time to time after the Closing Date), and (ii) not later than 2:00 p.m. on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and continuance of an Event of Default, Administrative Agent shall apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Controlled Accounts or disposition of any other Collateral, or otherwise, shall be applied as follows:

(A) first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(B) second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 14.03, any Yield Protection Premium and any Exit Fees) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (B) payable to them;

(C) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (C) payable to them;

(D) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (D) payable to them;

(E) fifth, in reduction of any other Obligation then due and owing, ratably among the Administrative Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(F) sixth, the balance, if any, after all Obligations have been paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

(c) Non-Business Days. Unless otherwise specified in this Agreement, if the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured; provided, that, (1) if any Lender shall, by exercising any such rights of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or such obligations greater than its Proportionate Share, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at par) participations in the Loans and such other obligations of the Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Loans and other amounts owing to them; provided that: (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (b) the provisions of this paragraph shall not be construed to apply to (y) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply); and (2) in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.06 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 4.03, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5.

YIELD PROTECTION, TAXES, ETC.

5.01 Additional Costs.

(a) Change in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly shall notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), which shall entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price (notwithstanding anything herein to the contrary, without any Yield Protection Premium or Exit Fee) applicable on such prepayment date in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Laws, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Tax Refunds. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Warrant. Each party hereto hereby acknowledges and agrees that each Loan is part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which includes any Warrant delivered on the date of such Loan, and the “issue price” of such investment unit is allocated between the Tranche A Term Loans and the Warrant based on their relative fair market values. For federal income tax purposes, pursuant to Treasury Regulations § 1.1273-2(h), the Borrower, the Administrative Agent and the Lenders acknowledge that the “issue price” of each Tranche A Term Loan is the stated principal amount of such Loan, minus the Upfront Fee as defined in each Fee Letter, minus the fair market value of the Warrant (which fair market value the parties agree shall be determined in accordance with Section 16 of the Warrant). Each of the Borrower, the Administrative Agent and the Lenders agree (i) to use the foregoing issue price and valuation for U.S. federal income tax purposes with respect to the transactions contemplated hereby, and (ii) to prepare and file all Tax returns in a manner consistent with such allocation (in each case, unless otherwise required by applicable Law) and shall not to take any position that is inconsistent with the provision of this Section 5.03(h) on any Tax return or in any audit (unless otherwise required by a final determination by the IRS or a court of competent jurisdiction).

5.04 Mitigation Obligations; Replacement of Lenders.

(a) If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If any Lender requests compensation pursuant to Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, and such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), or if any Lender is a Defaulting Lender, then the Borrower may, at such Lender’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.05(b)) (other than such Lender’s consent), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to any assignee permitted pursuant to Section 14.05(b) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 14.05(b); (ii) such Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, (B) accrued interest thereon, (C) accrued fees and (D) all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment shall result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.05 Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 6.

CONDITIONS

6.01 Conditions to the Closing Date. The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.01.

(a) Loan Documents. The Administrative Agent and each Lender shall have received each Loan Document required to be executed by the appropriate Obligor on the Closing Date and delivered by each applicable Obligor in such number as reasonably requested by the Administrative Agent and the Lenders (which may be delivered by electronic means for the purposes of satisfying this clause (a) on the Closing Date) and such Loan Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and their respective counsels.

(b) Secretary’s Certificate, Etc. The Administrative Agent and each Lender shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document and the Warrants to be executed by such Person (as applicable) and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person updating the prior certificate of such Person.

(c) Perfection Certificate. The Administrative Agent and each Lender shall have received a fully completed Perfection Certificate in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Perfection Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(d) Security Documents. The Administrative Agent and each Lender shall have received executed counterparts of a Security Agreement, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, dated as of the Closing Date, duly executed and delivered by each Obligor, together with all documents (including share certificates, transfers and stock transfer forms, notices or any other instruments) required to be delivered or filed under the Security Documents and evidence satisfactory to it that arrangements have been made with respect to all registrations, notices or actions required under the Security Documents to be effected, given or made in order to establish a valid and perfected first priority security interest in the Collateral in accordance with the terms of the Security Documents, including:

(i) subject to Section 8.18(a), delivery of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by each Obligor that are required to be pledged or otherwise secured and so delivered under the Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Administrative Agent, on behalf of the Lenders, in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in each case suitable for filing under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent and the Lenders, desirable to perfect the Liens of the Secured Parties pursuant to the Security Agreement;

(iii) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person;

(iv) all applicable Short-Form IP Security Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each applicable Obligor; and

(v) to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Obligors, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral.

(e) Controlled Accounts. The Administrative Agent and the Lenders shall have received evidence that (i) all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts (other than Excluded Accounts) of each Obligor located within the U.S. are Controlled Accounts to the extent required to comply with the requirement of Section 8.16 and (ii) such Controlled Accounts are subject to one or more account control agreements, in favor of, and in form and substance reasonably satisfactory to, the Administrative Agent and the Lenders that (A) ensures, to the extent necessary under applicable Law, the perfection of a first priority security interest in favor of the Administrative Agent on such Controlled Account, subject only to Permitted Liens, (B) provides that, upon written notice from the Administrative Agent, such bank or financial institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds in such Controlled Account without further consent by the applicable Obligor, and (C) may not be terminated by the applicable Obligor without prior written consent of the Administrative Agent.

(f) Reserved.

(g) Financial Information, Etc. The Administrative Agent and each Lender shall have received:

(i) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022; and

(ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2023, in each case, together with the related consolidated statement of operations, shareholder’s equity and cash flows for such fiscal quarter.

(h) Solvency. The Administrative Agent and each Lender shall have received a solvency certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial officer, or other Responsible Officer who is a financial officer, of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(i) Lien Searches. The Administrative Agent and the Lenders shall be satisfied with Lien searches regarding the Borrower and the Subsidiary Guarantors made as of a date reasonably close to the Closing Date.

(j) Evidence of Insurance. Receipt by the Administrative Agent and the Lenders of copies of insurance policies or certificates of insurance of the Obligors evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of property insurance), as applicable, on behalf of the Secured Parties and providing that no cancellation of the policies will be made without at least ten (10) days prior written notice to the Administrative Agent.

(k) Opinion of Counsel. The Administrative Agent and each Lender shall have received duly executed legal opinion of counsel to the Obligors and such other legal opinions as the Administrative Agent and the Lenders may reasonably request, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.

(l) Fee Letter. The Administrative Agent and the applicable Lenders shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower.

(m) Material Adverse Change. Since December 31, 2022, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Change.

(n) Know Your Customer. The Administrative Agent and each Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and the applicable Anti-Terrorism Laws, in each case to the extent requested by the Administrative Agent and the Lenders in writing at least five (5) Business Days prior to the Closing Date.

(o) No Default. No event shall have occurred or be continuing that would constitute a Default or Event of Default.

(p) Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to Section 6.01(a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(q) Beneficial Ownership Certificate. At least five (5) Business Days prior to the Closing Date, the Borrower shall have provided to such Lender and the Administrative Agent all documentation and other information so requested, including a duly executed IRS Form W-9 of the Borrower (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(r) Warrants. The Administrative Agent and the applicable Lenders shall have received executed counterparts of the Warrants, each duly executed and delivered by the Borrower.

(s) Subordination Agreement. The Administrative Agent and each Lender shall have received a Subordination Agreement with respect to the Existing Convertible Notes, duly executed by each noteholder.

(t) Tranche A Funding. The Tranche A Funding Condition shall have occurred, and the conditions under Section 6.02 shall have been satisfied with respect to the funding of the Tranche A Term Loans on the Closing Date.

(u) Other Documents. The Administrative Agent and each Lender shall have received such other documents as Administrative Agent and the Lenders may reasonably request.

6.02 Conditions to the Borrowing of All Loans. The obligation of each Lender to make all Loans shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.02:

(a) Applicable Funding Date Certificate. The Administrative Agent shall have received a Funding Date Certificate substantially in the form of Exhibit J dated as of the Applicable Funding Date, duly executed and delivered by a Responsible Officer of the Borrower.

(b) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender at least three (3) Business Days prior to the Applicable Funding Date and pursuant to Section 2.04 for the Loans made on such Applicable Funding Date duly executed and delivered by a Responsible Officer of the Borrower.

(c) Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable to it on or prior to the Applicable Funding Date pursuant to the Fee Letter, Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ legal fees and expenses) in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least two (2) Business Days prior to the Applicable Funding Date.

(d) No Default or Event of Default. No event shall have occurred or be continuing or would result from the making of the Loans on the Applicable Funding Date that would constitute a Default or Event of Default.

(e) Representations and Warranties; Updated Schedules. The representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Applicable Funding Date, except (i) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (ii) the representations and warranties made under Section 7.04(a) shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Administrative Agent and the Lenders pursuant to Section 8.01. The Borrower shall have delivered to the Administrative Agent and each Lender updated copies of Schedules 7.06(c), 7.12, 7.15 and 7.16, to the extent required to satisfy the foregoing requirements set forth in this Section 6.02(e).

(f) Applicable Funding Condition. The Applicable Funding Condition shall have been satisfied as set forth on the Loans Schedule.

(g) Applicable Availability Period. The Loans shall be borrowed on or prior to the last day of the Applicable Availability Period.

SECTION 7.

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor hereby jointly and severally represents and warrants to the Administrative Agent and each Lender on the Closing Date and each Bringdown Date, as set forth below:

7.01 Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. Each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action including, if required, approval by all necessary holders of its Equity Interests. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor shall constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. None of the execution, delivery and performance by each Obligor of the Loan Documents to which it is a party or the consummation by each Obligor of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents and (z) filings required under applicable securities laws, (ii) will violate (1) any Law, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (iii) will violate or result in a default under any Material Agreement binding upon any Obligor or any of its Subsidiaries or (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (who shall forward to the Lenders) consolidated financial statements required to be delivered pursuant to this Agreement. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(a).

(b) No Material Adverse Change. Since December 31, 2022, no event, circumstance or change has occurred that has caused or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, or license to, all its real and personal property material to its business, including all properties and assets, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities, subject only to Permitted Liens.

(b) Intellectual Property; IT Assets; Privacy.

(i) Except as set forth in Schedule 7.05(b)(i),

(A) the Obligors are the sole and exclusive legal and beneficial owners of all right, title and interest in and to all Material Intellectual Property and all other Intellectual Property that is, in each case, owned or purported to be owned by the Borrower or any of its Subsidiaries, free and clear of:

(1) any Claims that could reasonably be expected to (x) as of the Closing Date, result in material liability to any of the Obligors or (y) as of any Bringdown Date, result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product, or

(2) any Liens other than Permitted Liens; and

(B) the Obligors own or have sufficient and valid rights to use and otherwise exploit all Material Intellectual Property used in the conduct of their respective businesses as currently conducted.

(ii) Without limiting Section 7.05(b)(i), and except as set forth in Schedule 7.05(b)(ii):

(A) other than (1) customary restrictions in in-bound licenses of Material Intellectual Property and non-disclosure Contracts, or (2) as would have been or is permitted by Section 9.09, there are no judgments, licenses, covenants not to sue, grants, Liens (other than Permitted Liens), or other Claims or Contracts relating to any Material Intellectual Property, which materially restrict any Obligor with respect to its use, enforcement, or other exploitation of any Material Intellectual Property or in connection with Product Commercialization and Development Activities with respect to any Material Product;

(B) to the knowledge of the Obligors the operation and conduct of the business of the Borrower or any of its Subsidiaries, including the exploitation of any Intellectual Property in the conduct of the business of the Borrower or any of its Subsidiaries and any Product Commercialization and Development Activities, does not infringe, misappropriate or otherwise violate any rights arising under any Intellectual Property of any other Person (1) as of the Closing Date, in any material respect and (2) as of any Bringdown Date, that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product;

(C) (1) there are no pending, and in the past three (3) years there have been no, actual Claims or Claims threatened in writing, against Borrower or any of its Subsidiaries asserted by any other Person relating to any of such Person’s Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation or other violation of any rights arising under such Person’s Intellectual Property, in each case, (x) as of the Closing Date, which are material in any respect or (y) as of any Bringdown Date, which could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product; and (2) neither Borrower nor any of its Subsidiaries has received any written notice from, or Claim by, any Person that the operation and conduct of the business of the Borrower or any of its Subsidiaries (including their exploitation of Material Intellectual Property), or any Product Commercialization and Development Activities with respect to any Material Product, infringes, misappropriates or otherwise violates any rights arising under the Intellectual Property of any other Person (x) as of the Closing Date, in any material respect and (y) as of any Bringdown Date, which could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product;

(D) to the knowledge of the Obligors no Material Intellectual Property owned or purported to be owned by the Borrower or any of its Subsidiaries is being, or has been in the past three (3) years, infringed, misappropriated or otherwise violated by any other Person (1) as of the Closing Date, in any material respect and (2) as of any Bringdown Date, which could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product; and (x) as of the Closing Date and (y) as of any Bringdown Date, except, in the case of this clause (y), as could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product, neither Borrower nor any of its Subsidiaries has put any other Person on notice of such actual or potential infringement, misappropriation or other violation of any such Material Intellectual Property or initiated the enforcement of any Claim with respect to any such Material Intellectual Property;

(E) (1) as of the Closing Date and (2) as of any Bringdown Date, except, in the case of this clause (2), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product, all current and former employees and contractors that have developed Material Intellectual Property for or on behalf of Borrower or any of its Subsidiaries have executed written and valid confidentiality and invention assignment Contracts in favor of the Borrower or such Subsidiary, as applicable, that irrevocably and presently assign to Borrower or such Subsidiary, as applicable, or its designee all rights of such employees and contractors in or to any such Material Intellectual Property;

(F) Borrower and each of its Subsidiaries has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Material Intellectual Property consisting of trade secrets and confidential information (1) as of the Closing Date and (2) as of any Bringdown Date, except in the case of this clause (2), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product; and

(G) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Borrower or any of its Subsidiaries or to the value of any of their material software, neither the Borrower nor any of its Subsidiaries has embedded, used, linked to, distributed or made available any software, in each case in a manner that requires (1) any material software owned or purported to be owned by the Borrower or any of its Subsidiaries be disclosed or distributed in source code form; (2) any restriction on the consideration to be charged for the distribution of such material software; (3) the grant to any third Person of the right to make derivative works or other modifications to such material software; or (4) the licensing under terms that allow such material software or portions thereof or interfaces therefor to be reversed engineered, reverse assembled or disassembled (other than by operation of law).

(iii) With respect to Material Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Borrower or any of its Subsidiaries consisting of Patents, except as set forth in Schedule 7.05(b)(iii), and without limiting the representations and warranties in Section 7.05(b)(i) and Section 7.05(b)(ii):

(A) to the knowledge of the Obligors, each of the issued claims in such Patents is valid and enforceable and (1) as of the Closing Date and (2) as of any Bringdown Date, except, in the case of this clause (2), as could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product, and neither the Borrower nor any of its Subsidiaries has received any written notice asserting that any such Patent or any issued claims therein is invalid or unenforceable;

(B) to the knowledge of the Borrower, subsequent to the issuance of such Patents, neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Obligors, any of its or their predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents, in each case, (1) as of the Closing Date and (2) as of any Bringdown Date that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product;

(C) to the knowledge of the Obligors, (1) no allowable or allowed subject matter of such Patents has been the subject of any interference, re-examination, opposition, or any other post-grant proceedings, and (2) there is no basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings, in each case of (1) and (2), (x) as of the Closing Date and (y) as of any Bringdown Date that could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product;

(D) all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents have been timely paid; and

(E) each Obligor, and each of its attorneys, agents and relevant employees, have met the duty of candor and good faith required under 37 C.F.R. § 1.56, which includes a duty to disclose all information known to that individual to be “material to patentability,” as such is defined in 37 C.F.R. § 1.56, and complied with any analogous Laws outside the United States.

(iv) Except as set forth in Schedule 7.05(b)(iv):

(A) the IT Assets owned, used or held for use by Borrower or any of its Subsidiaries (the “Business IT Assets”) are sufficient for the current and currently anticipated needs of the businesses of the Borrower and its Subsidiaries, and, to the knowledge of the Obligors, in the past three (3) years, there has been no unauthorized access to or unauthorized use of, or any other security incident with respect to, any (1) such Business IT Assets, or (2) any confidential or proprietary information that is in the Borrower’s or any of its Subsidiaries’ possession or control, in each case of (1) and (2), (x) as of the Closing Date, in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries or (y) as of any Bringdown Date, in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities; and

(B) the Borrower and its Subsidiaries have taken commercially reasonable precautions consistent with applicable industry standards designed to (1) protect the confidentiality, integrity, and security of the Business IT Assets from any unauthorized intrusion, breach, use, access, interruption, destruction or modification by any Person, and (2) ensure that all Business IT Assets are functional and operate and run in a reasonable and efficient business manner, in each case of (1) and (2), (x) as of the Closing Date, except as has not, individually or in the aggregate, resulted in and is not reasonably likely to result in, material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries or (y) as of any Bringdown Date, except as has not, individually or in the aggregate, resulted in, and is not reasonably likely to result in, a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities;

(C) without limiting the foregoing, (1) as of the Closing Date, except as has not, individually or in the aggregate, resulted in and is not reasonably likely to result in, material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries or (2) as of any Bringdown Date, except as has not, individually or in the aggregate, resulted in, and is not reasonably likely to result in, a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities, the Borrower and its Subsidiaries (or, in the case of Business IT Assets owned or controlled by a third party, their respective contractors) have maintained and regularly tested commercially reasonable security, disaster recovery and business continuity plans and procedures, and the Borrower and its Subsidiaries have taken commercially reasonable measures designed to ensure that the Business IT Assets do not contain any Malicious Code, and to the knowledge of any Obligor, the Business IT Assets do not contain any Malicious Code; and

(D) (1) as of the Closing Date, except as has not, individually or in the aggregate, resulted in and is not reasonably likely to result in, material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries or (2) as of any Bringdown Date, except as has not, individually or in the aggregate, resulted in, and is not reasonably likely to result in, a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities, the Borrower and its Subsidiaries (x) have had and have appropriate privacy policies and data security policies in place that are in compliance in all material respects with all applicable data protection, privacy and other Laws, and generally accepted industry standards applicable to the Borrower and its Subsidiaries relating to the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of personally identifiable information and data, (y) are and have been in compliance with (and have contractually required Persons who have access to such information or data to comply with) such policies, Laws and standards, and contractual obligations to which the Borrower and its Subsidiaries are bound that relate to the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of personally identifiable information or data, and (z) have not received any written notice, and are not and have not been subject to any Claim, and, to the knowledge of any Obligor, no such notice or Claim is or has been threatened, regarding the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of personally identifiable information or data.

7.06 No Actions or Proceedings.

(a) Litigation. Except as set forth in Schedule 7.06(a), there is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor threatened in writing, with respect to such Obligor or any such Subsidiaries by or before any Governmental Authority or arbitrator that, (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) involves this Agreement or any other Loan Document.

(b) Environmental Matters. Except with respect to any matters that (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect, no Obligor nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received any

Environmental Claim, or has knowledge that any is threatened, (iv) has entered into any agreement in which such Obligor or any Subsidiary has assumed or undertaken responsibility or obligations of any other Person with respect to any Environmental Liability or (v) has knowledge of any basis for any other Environmental Liability.

(c) Labor Matters. No Obligor or any of its Subsidiaries has engaged in unfair labor practices as defined in 29 U.S.C. § §152(8) and 158 of the National Labor Relations Act and there are no pending or threatened in writing labor actions, disputes, grievances, arbitration proceedings, or similar Claims or actions involving the employees of any Obligor or any of its Subsidiaries, in each case, that could reasonably be expected to have a Material Adverse Effect. There are no strike or work stoppages in existence or threatened in writing against any Obligor and to the knowledge of such Obligor, no union organizing activity is taking place, in each case, that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 7.06(c) (as such schedule may be updated on any Bringdown Date), there are no collective bargaining agreements covering employees of any Obligor or any of its Subsidiaries.

7.07 Compliance with Laws and Agreements. Each Obligor is in compliance with all applicable Laws and all Contracts binding upon it or its property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Obligors and their Subsidiaries are, and all Product Commercialization and Development Activities of such Persons are being conducted in compliance with all applicable Healthcare Laws (i) as of the Closing Date, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (ii) as of each Bringdown Date, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product.

7.08 Taxes. Except as set forth on Schedule 0, each Obligor and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Obligors or any of their Subsidiaries to the Administrative Agent (on behalf of itself and the Lenders) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains when furnished any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and it being understood that such projected financial information and all other forward looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries, and that actual results during the period or periods covered thereby may differ significantly from such projected results and that the differences may be material.

7.10 Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, to buy or carry any Margin Stock, to extend credit to others for the purpose of buying or carrying any Margin Stock, or in any way that is in violation of Regulation T, U or X.

7.11 Solvency. The Obligors, on a consolidated basis, are and, immediately after giving effect to the making of any Loans on such date, the use of proceeds thereof, and the consummation of the Transactions, will be, Solvent.

7.12 Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower (as such schedule may be updated on any Bringdown Date). Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by each Obligor of each such Subsidiary thereof is as shown in said Schedule 7.12.

7.13 Material Agreements. Except as set forth on Schedule 7.13, no Obligor nor any of its Subsidiaries is in default under any Material Agreement, nor does any Obligor have knowledge of (i) any Claim against it or any of its Subsidiaries for any breach of any such Material Agreement that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product or (ii) any default by any party to any such Material Agreement that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product.

7.14 Restrictive Agreements. Except as set forth in Schedule 7.14, as of the Closing Date, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except (i) those permitted under Section 9.11, (ii) restrictions and conditions imposed by Law or by the Loan Documents, (iii) any stockholder agreement, charter, by-laws, or other organizational documents of an Obligor or any of its Subsidiaries as in effect on the date hereof and (iv) limitations associated with Permitted Liens.

7.15 Real Property. Schedule 7.15 correctly sets forth all real property that is owned or leased by the Obligors (as such schedule may be updated on any Bringdown Date), indicating in each case whether the respective property is owned or leased, the identity of the owner and lessor (if applicable) and the location of the respective property. Except as set forth in Schedule 7.15 (as such schedule may be updated on any Bringdown Date), no Obligor owns or leases (as tenant thereof) any real property as of the Closing Date.

7.16 Pension Matters. Schedule 7.16 sets forth (as such schedule may be updated on any Bringdown Date), a complete and correct list of, and separately identifies, (i) all Title IV Plans and (ii) all Multiemployer Plans. Each Qualified Plan, and each trust thereunder, has received a favorable determination or may rely upon an opinion letter for a preapproved plan letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, as of the date of this Agreement, to the knowledge of the Obligors, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (y) there are no existing or pending (or to the knowledge of any Obligor, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither any Obligor nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that remains outstanding. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

7.17 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds, either directly or through licensees and agents, all Product Authorizations necessary or required for the Borrower and each of its Subsidiaries to conduct, their respective operations and businesses, including its Product Commercialization and Development Activities with respect to any Material Product, in the manner currently conducted, except where the failure to hold any such Product Authorizations could not reasonably be expected to result in a Material Adverse Effect.

(b) No Obligor nor its Subsidiaries has received any written notice from the FDA or any Regulatory Authority that the FDA or such Regulatory Authority is considering suspending, revoking or limiting any Product Authorization (x) as of the Closing Date or (y) as of any Bringdown Date, in each of (x) and/or (y) where such suspension, revocation or limitation could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to any Material Product. To the knowledge of the Obligors, the Obligors and their Subsidiaries have during the prior (2) years, made all required notices, registrations, reports and other filings with respect to any Material Product and their Product Commercialization and Development Activities, in each case, (x) as of the Closing Date, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (y) as of any Bringdown Date, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on its Product Commercialization and Development Activities with respect to any Material Product.

(c) Except as set forth on Schedule 7.17(c), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document as of (x) the Closing Date and (y) as of any Bringdown Date, in each of (x) and/or (y) except as could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on its Product Commercialization and Development Activities with respect to any Material Product: (i) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received from any Regulatory Authority within the prior (2) years any FDA Form 483s from FDA or comparable written inspection reports from other Regulatory Authorities, warning letters or written notices with respect to any Material Product or any Product Commercialization and Development Activities with respect to any Material Product, that asserts material lack of compliance with any applicable Healthcare Laws or Product Authorizations; (ii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any written notification from any Regulatory Authority within the prior two (2) years, asserting that any Material Product or any Product Commercialization and Development Activities with respect to any Material Product lacks a Material Product Authorization; (iii) to the knowledge of any Obligor there is no pending regulatory action from a Regulatory Authority, or Regulatory Authority investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers, licensors or licensees with respect to any Material Product or any Product Commercialization and Development Activities with respect to any Material Product; and (iv) without limiting the foregoing, (A)(1) there have been no material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, product removals or comparable post-market actions (collectively, “Post-Market Actions”) conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Material Product, any Product Commercialization and Development Activities or any Material Product Authorization within the prior two (2) years, and (2) no such Post-Market Actions has been requested, demanded or ordered by any Regulatory Authority within the prior two (2) years, and, (3) to the knowledge of any Obligor, there is no basis in fact for the issuance of any such Post-Market Actions with respect to any Material Product or any Product Commercialization and Development Activities, and (B) no threatened criminal, injunctive, seizure, detention or civil penalty action has been received by the Obligor in writing or, to the knowledge of any Obligor, been commenced by any Regulatory Authority within the prior two (2) years with respect to any Material Product or any Product Commercialization and Development Activities with respect to any Material Product, and no Obligor has entered into any consent decrees (including plea agreements) that relate to any Material Product or any Product Commercialization and Development Activities with respect to any Material Product. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensees or licensors has been debarred within the last two (2) years from any federal healthcare program, where such debarment would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Product Commercialization and Development Activities with respect to any Material Product.

7.18 Mortgages. Each of the Mortgages will be effective, upon delivery of the same to the Administrative Agent in accordance with the terms of this Agreement, to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Material Real Properties described therein and proceeds thereof, and when the Mortgages are validly filed in the applicable recorder’s offices and all relevant mortgage Taxes and recording and registration charges are duly paid, each such Mortgage shall be, assuming the proper indexing thereof, sufficient to provide constructive notice to third parties of the Administrative Agent’s Lien on, and security interest in, all right, title and interest of the Obligors in such Material Real Property and the proceeds thereof, as security for the Obligations, subject only to Permitted Liens.

7.19 OFAC; Anti-Terrorism Laws.

(a) No Obligor nor any of its Subsidiaries is in violation of any applicable Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws.

(b) No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective directors, officers, or employees (i) is currently the target of any applicable Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of any applicable Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of any applicable Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of any applicable Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the knowledge of any Obligor, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of any applicable Sanctions or for the purpose of funding any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any applicable Sanctions, in violation of any applicable Sanctions, or in any other manner that will result in any violation by any party to this Agreement of any applicable Sanctions.

7.20 Anti-Corruption. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective directors, officers or employees, directly or indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.

7.21 Priority of Obligations. The Obligations constitute unsubordinated obligations of the Obligors, and except for any obligations which have priority under applicable Law, rank at least pari passu in right of payment with all other unsubordinated Indebtedness of the Obligors.

7.22 Royalty and Other Payments. Except as set forth on Schedule 7.22, as of the Closing Date, no Obligor, not any of its Subsidiaries, is obligated to pay any royalty, milestone payment or any other contingent payment in respect of any Material Product.

7.23 Non-Competes. Neither the Borrower, any other Obligor, nor any of their respective Subsidiaries, nor, to the knowledge of such Obligor or Subsidiary, any of its or their respective directors, officers or employees, is subject to a non-compete agreement that prohibits or will interfere in any material respect with any of the Product Commercialization and Development Activities with respect to any Material Product, including the development, commercialization or marketing of any Material Product.

SECTION 8.

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than any inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent (who shall furnish to the Lenders):

(a) within thirty (30) days after the end of any month, unaudited interim financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income, in the form customarily provided to senior management of the Borrower prior to the Closing Date and provided to the Lenders prior to the Closing Date;

(b) as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholder’s equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or the Borrower’s website;

(c) as soon as available and in any event within one hundred and fifty (150) days after the end of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by (x) [reserved] and (y) a report and opinion thereon of a firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be permissible to be subject to any “going concern” or like qualification or exception or emphasis of matter of going concern footnote or any qualification or exception as to the scope of such audit, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(c) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or the Borrower’s website;

(d) together with the financial statements required pursuant to Sections 8.01(b) and (c), a compliance certificate signed by the chief financial or accounting Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may be by electronic communication including email and shall be deemed to be an original, authentic counterpart thereof for all purposes) substantially in the form of Exhibit E (a “Compliance Certificate”) including, among others, (i) a statement that (x) such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and (y) the results of operations of the Borrower and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes and (ii) details of any other issues that are material that are raised by auditors and any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.17 or Section 7.21 to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Material Adverse Change) if such representation or warranty were to be made at the time of delivery of a Compliance Certificate. For the avoidance of doubt, no representation or warranty contained in Section 7.07, Section 7.17 or Section 7.21 is required to be, shall be or shall be deemed to be made in connection with a delivery of any Compliance Certificate;

(e) after being prepared by the Borrower and approved by its Board, and promptly following the Administrative Agent’s request therefor, a consolidated budget for the Borrower and its Subsidiaries for the fiscal year to which such budget relates; provided that, for each fiscal year, on or before the sixtieth (60th) day following the beginning of such fiscal year, the Borrower shall prepare, and its Board shall approve such consolidated budgets for such fiscal year, and the Borrower shall notify the Administrative Agent promptly after the Board has given such approval;

(f) promptly after the same are released, copies of all press releases (other than any press release that is immaterial, routine or administrative in nature); provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or the Borrower’s website;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from (i) any securities regulator or stock exchange to the authority of which any Obligor may become subject from time to time, concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor, in each case, excluding any investigation or inquiry that is immaterial, routine or administrative in nature or (ii) copies of any material written correspondence or any other material written communication with the FDA or any other regulatory body that alleges a material violation of applicable Healthcare Laws or relating to any event or circumstance which could reasonably be expected to result in liability to the Borrower in excess of $500,000; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or the Borrower’s website;

(h) promptly after the same are available and in any event within five (5) days after the sending or filing thereof, copies of each annual report, proxy or financial statement or other report or communication generally sent to the preferred stockholders of each Obligor and its Subsidiaries (other than any report or any communication that is immaterial, routine or administrative in nature), and copies of all annual, regular, periodic and special reports and registration statements which any Obligor or its Subsidiaries may file or be required to file with any securities regulator or stock exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(h) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or the Borrower’s website;

(i) the information regarding insurance maintained by the Borrower and its Subsidiaries as and when required under Section 8.05;

(j) promptly, and in any event within five (5) Business Days after the Borrower obtains knowledge of any Claim related to any Product or inventory involving more than $1,000,000, written notice thereof from a Responsible Officer of the Borrower which notice shall include a statement setting forth details of such return, recovery, dispute or claim;

(k) as soon as possible and in any event within five (5) Business Days after September 30, 2023 and after the end of each calendar month thereafter, an officer’s certificate signed by a Responsible Officer of the Borrower certifying that as of the last day of such calendar month, the Borrower is in compliance with the minimum liquidity requirement set forth in Section 10.01, which evidence may be in the form of bank account statements of the Obligors;

(l) promptly, and in any event within fifteen (15) calendar days after the end of any calendar month (or such longer period as the Administrative Agent may agree), a report for such period setting forth in reasonable detail enrollment details for Revitalize-1, including but not limited, to (A) the number of active sites, (B) the number of patients enrolled during such reporting period, (C) cumulative enrollment;

(m) promptly, and in any event within forty-five (45) calendar days after the end of any fiscal quarter (or such longer period as the Administrative Agent may agree), a report for such period setting forth the number of commercial patients treated with the Revita procedure as part of O-US Commercialization, to the extent such report is not included in the board materials delivered for such corresponding period pursuant to Section 8.17;

(n) [reserved];

(o) such other information respecting the businesses, financial performance, operations condition of the assets or liabilities of the Obligors (including with respect to the Collateral), taken as a whole, as the Administrative Agent or Lenders may from time to time reasonably request;

(p) notwithstanding any other requirement of this Agreement or any other Loan Document, upon the written request of any Lender (so long as such written request is in effect, a “Public Lender”), each Obligor will not, and will cause each of its Subsidiaries and Affiliates and its and each of their respective officers, directors, employees, attorneys, representatives and agents to not, provide such Lender with any material nonpublic information regarding the Borrower or any of its Subsidiaries or Affiliates without the express prior written consent of such Lender. Notwithstanding anything to the contrary herein, (i) any information provided to any Lender or the Administrative Agent by the Borrower, its Subsidiaries, Affiliates, and its and each of their respective officers, directors, employees, attorneys, representatives and agents, to the extent the Borrower is a private company, shall be deemed to be material nonpublic information and (ii) any information provided to any Lender or the Administrative Agent by the Borrower, its Subsidiaries, Affiliates, and its and each of their respective officers, directors, employees, attorneys, representatives and agents, to the extent the Borrower is a public company, (x) to the extent such information is filed with any securities regulator or stock exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time, shall be deemed to be public information and (y) any other information shall be deemed material nonpublic information. At any time any Public Lender may deliver written notice to the Borrower notifying the Borrower that it no longer wishes to be a Public Lender (a “Public Lender Notice”), at which time it will cease to be a Public Lender until such time as it delivers another written request to become a Public Lender. The Public Lender Notice shall not apply retroactively, and the Administrative Agent shall have no liability with respect to any material nonpublic information regarding the Borrower or any of its Subsidiaries or Affiliates shared by the Administrative Agent with any Lender prior to the Administrative Agent’s receipt of such Public Lender Notice; and

(q) notwithstanding any other requirement of this Agreement or any other Loan Document, any material delivered under this Agreement or the Loan Documents may be redacted by Borrower, in order to (i) prevent disclosure relating to the Borrower’s strategy regarding the Loans, (ii) preserve attorney-client privilege or (iii) protect individually identifiable health information (as defined under HIPAA) or other confidential or sensitive information relating to healthcare patients; provided, further, that such redactions are restricted so as to be only as extensive as is reasonably necessary in order to exclude or prevent access to information described in clauses (i), (ii) or (iii).

8.02 Notices of Material Events. The Borrower shall furnish to the Administrative Agent (who shall furnish to the Lenders) written notice promptly of the occurrence of the following, and in any event, within three (3) Business Days of:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any event or series of related events with respect to the property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $500,000 or more;

(c) (i) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Environmental Liability, and (ii) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material by the Borrower or any of its Subsidiaries required to be reported to any Governmental Authority and that would reasonably be expected to result in Material Environmental Liability;

(d) the assertion of any Claim under any Environmental Law by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged liability or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws, in each case, which could reasonably be expected to result in a Material Environmental Liability;

(e) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

(f) (i) the occurrence of any ERISA Event or any Foreign Plan Event that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) the intention of any Obligor or ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice or (iii) the filing by any Obligor or ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any Obligor or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(g) to the extent it would reasonably be expected to have a Material Adverse Effect, (i) the termination of any Material Agreement other than in accordance with its terms as in effect on the date that such Material Agreement or any amendment or modification thereof was provided to the Administrative Agent and not as a result of a breach or default, (ii) the receipt by the Borrower or any of its Subsidiaries of any notice of a material breach or default under any Material Agreement (and a copy thereof) asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement, or (iii) any material amendment to a Material Agreement; provided, that the Borrower shall not be required to provide such notice if such documents become publicly available on “EDGAR” or the Borrower’s website within the time period notice would otherwise be required pursuant to this Section 8.02;

(h) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries (other than as required under GAAP);

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor that could reasonably be expected to result in a Material Adverse Effect;

(j) written Claim received by the Borrower or any of its Subsidiaries of actual or alleged infringement, misappropriation or other violation of any Intellectual Property by or against the Borrower or any of its Subsidiaries that would, if proven true, reasonably be expected to result in a Material Adverse Effect;

(k) any Contract entered into by the Borrower or any of its Subsidiaries in connection with any material Claim of actual or alleged infringement, misappropriation or other violation of any Intellectual Property by or against the Borrower or any of its Subsidiaries;

(l) [reserved];

(m) any change to any Obligor’s or any of its Subsidiaries’ ownership of any Controlled Account, by delivering the Administrative Agent a notice setting forth a complete and correct list of all such accounts as of the date of such change;

(n) any event or occurrence causing any supply chain disruption or shortage in raw materials of any kind that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(o) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document; provided that any documents or notices required to be furnished pursuant to this Section 8.02 shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or the Borrower’s website.

8.03 Existence. Such Obligor shall, and shall cause each of its Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03 or any Asset Sale permitted under Section 9.09.

8.04 Payment of Obligations. Such Obligor shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations, including (i) all Tax liabilities imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries not constituting a Permitted Lien, except to the extent such Taxes or such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Obligor or such Subsidiary and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05 Insurance. Such Obligor shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (i) material information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, and in each case, the Borrower shall be responsible for the reasonable and documented cost of such insurance (to be payable on demand). The amount of any such reasonable and documented expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.” Such Obligor shall cause all such property, casualty or liability policies of insurance to (i) designate the Administrative Agent (for its benefit and the benefit of the Lenders) as additional insured or loss payee, as applicable, and (ii) provide that no cancellation of the policies shall be made without at least ten (10) days prior written notice to the Administrative Agent. Such Obligors shall deliver to the Administrative Agent insurance certificates certified by such Obligor’s insurance brokers, and appropriate endorsements showing the Administrative Agent as loss payee and additional insured as required above, as to the existence and effectiveness of each such policy of insurance.

8.06 Books and Records; Inspection Rights. Such Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities. Such Obligor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants (so long as a representative of the Borrower is provided a reasonable opportunity to participate in any such discussion), during normal business hours (but not more often than once per year in total for all such visits and inspections unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may reasonably request; provided that such representative shall use its commercially reasonable efforts to minimize disruption to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. Notwithstanding anything to the contrary contained herein or any other provision of the Loan Documents, no Obligor nor any of its Subsidiaries shall be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Lender (or their respective representatives or contractors) is prohibited by any applicable Law or any binding agreement with a third party (so long as such agreement is not entered into in contemplation of this Agreement) or (iii) that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or forfeited if disclosed to the Administrative Agent or any Lender. The Borrower shall pay all reasonable and documented costs of (a) one such inspection per calendar year if no Event of Default has occurred and is continuing and (b) all such inspections during a continuing Event of Default.

8.07 Compliance with Laws and Other Obligations. Such Obligor shall, and shall cause each of its Subsidiaries to, (i) comply with all Laws (including applicable Anti-Terrorism Laws, applicable Sanctions and Environmental Laws) applicable to it and its business activities, (ii) comply with all Healthcare Laws and Governmental Approvals (including Product Authorizations) applicable to it and its business activities and (iii) remain in compliance with, and perform all obligations under all Material Agreements to which it is a party, except, in the case of clauses (i), (ii) and (iii) above, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Obligor shall maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws and applicable Sanctions.

8.08 Maintenance of Properties, Intellectual Property, Etc.

(a) Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties (including all assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities) necessary or useful in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to renew, file for, prosecute, enforce and maintain all Material Intellectual Property, owned or controlled by such party except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.09 Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Semi-Annual Calls. At the request of the Administrative Agent, the Borrower shall hold a conference call with the Administrative Agent and the Lenders and the Borrower’s senior management team at reasonable times to be mutually agreed to with the Administrative Agent and the Lenders to discuss the financial results of operations of the Borrower and its Subsidiaries; provided that no more than one call per six calendar months shall be required.

8.11 Use of Proceeds. The proceeds of the Loans shall be used only as provided in Section 2.05. No part of the proceeds of the Loans shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; MSC Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors, Etc. In the event that the Borrower or any of its Domestic Subsidiaries shall form or acquire any new Domestic Subsidiary (other than any MSC Subsidiary), the Borrower shall promptly (and in any event within thirty (30) calendar days (subject to extensions consented to by the Administrative Agent in its sole discretion (such consent not to be unreasonably withheld, delayed or conditioned)):

(i) cause such new Domestic Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement and a “Grantor” under the Security Agreement;

(ii) take such action or cause such Domestic Subsidiary to take such action (including joining the Security Agreement and delivering shares of stock together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably necessary or desirable (as determined by the Administrative Agent) in order to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens (subject only to Permitted Liens), on substantially all of the personal property of such new Subsidiary as collateral security for the Obligations hereunder as and when required by the terms of the Security Agreement; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents and the Intercompany Subordination Agreement;

(iii) deliver such proof of corporate action, incumbency of officers, and other applicable documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall reasonably request; and

(iv) cause each new Domestic Subsidiary (other than any Subsidiary that is not an Obligor) to become a party to the Intercompany Subordination Agreement.

(b) Foreign Subsidiaries. Subject to the terms of the Security Agreement, with respect to any new “first-tier” Foreign Subsidiary created or acquired by the Borrower or any other Obligor after the Closing Date (other than any Immaterial Foreign Subsidiary), promptly (A) cause the applicable Obligor that owns the Equity Interests of such “first-tier” Foreign Subsidiary to execute and deliver to the Administrative Agent such Foreign Pledge Agreements as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Foreign Subsidiary that is directly owned by any such Obligor, (B) deliver to the Administrative Agent, the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Obligor, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (C) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent opinions of counsel relating to the matters described above, which opinions of counsel shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) MSC Subsidiaries. At any time that any MSC Subsidiary maintains assets, Borrower shall cause the MSC Investment Conditions to be met.

(d) Further Assurances.

(i) such Obligor shall take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the Security Agreement;

(ii) [reserved];

(iii) without limiting the generality of the foregoing, each Obligor shall, and shall cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including joining the Security Agreement and delivering shares of stock together with undated transfer powers executed in blank, applicable control agreements and other instruments and executing and delivering any other agreements, documents or instruments governed under non-U.S. law) as shall be required by the terms of the Security Documents or reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the personal property (other than Excluded Assets (as defined in the Security Agreement)) of such Obligor as collateral security for the Obligations as and when required by the terms of the Security Agreement; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided, further that, without limiting the right of the Administrative Agent to require a Lien or security interest in any newly acquired or created Subsidiary or asset, upon the prior written request of the Borrower, the Borrower and the Administrative Agent shall consult, in good faith, as to whether the cost of obtaining a Lien or security interest thereon would be unreasonably excessive relative to the benefit thereof. Notwithstanding anything to the contrary herein or in any other Loan Document, except in connection with an Obligor that is a Foreign Subsidiary, none of the Obligors and their respective Subsidiaries shall be required to take any action in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements, pledge agreements or other collateral documents governed under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia), other than (A) with respect to such non-U.S. jurisdictions of a Foreign Subsidiary that is also an Obligor, (B) Germany and the United Kingdom, (C) any jurisdiction into which any Obligor transfers the location of Collateral previously perfected in the jurisdictions of subsections (A) and (B), and (D) in the case of each of the foregoing clauses (A)-(C), the assets located or titled outside of the United States and in the foregoing jurisdictions are material to the business of the Obligors and their Subsidiaries.

(e) If the Borrower or any other Obligor acquires any Material Real Property located after the Closing Date (i) the Borrower shall notify the Administrative Agent thereof promptly (and in any event, within five (5) Business Days following the acquisition thereof) and (ii) subject to clause (iii) below, within sixty (60) days after the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) the Borrower shall or shall cause the applicable Obligor to deliver to the Administrative Agent, with respect to such Material Real Property located, (i) counterparts of a Mortgage with respect to such Material Real Property, duly executed, notarized (to the extent required by applicable Law) and delivered by the applicable Obligor and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof with all filing and recording taxes and fees having been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; (ii) with respect to the Mortgage encumbering such Material Real Property, customary opinions of local counsel in the state or jurisdiction in which such Material Real Property is located regarding the enforceability of such Mortgage, and any related fixtures and, in the state or jurisdiction where the applicable Obligor granting such Mortgage is organized, an opinion regarding due authorization, execution and delivery of such Mortgage, (iii) with respect to each such mortgaged property located in the United States, the completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to any such Material Real Property subject to the applicable FEMA rules and regulations, (iv) if any Material Real Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable Law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 8.12, (v) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent, acting at the direction of the Majority Lenders) of the fair market value of such mortgaged property and fixtures, as reasonably determined by the Borrower and agreed to by the Administrative Agent, acting at the direction of the Majority Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent, acting at the direction of the Majority Lenders, insuring the Lien of each such Mortgage as a first priority Lien on the mortgaged property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent, acting at the direction of the Majority Lenders, may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (vi) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (vii) evidence reasonably acceptable to the Administrative Agent, acting at the direction of the Majority Lenders, of payment by the Borrower or any other Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (viii) a survey of each mortgaged property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), and (ix) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Material Real Property.

8.13 Termination of Non-Permitted Liens. In the event that any Obligor shall become aware of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall promptly terminate or cause the termination of such Lien. Any such termination shall not act as a waiver or otherwise limit any Default or Event of Default arising as a result of the existence of such Lien.

8.14 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all Product Authorizations, Material Agreements, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s business, except where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect, (ii) maintain in full force and effect, and pay all costs and expenses relating to, such Product Authorizations, Material Agreements and Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are used in or necessary for any related Product Commercialization and Development Activities, except where the failure to so maintain and pay would not reasonably be expected to have a Material Adverse Effect, (iii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any material infringement, misappropriation or other violation by any Person of such Obligor’s or any such Subsidiaries’ Material Intellectual Property that is owned or purported to be owned by or exclusively licensed to such Obligor or such Subsidiaries, and use commercially reasonable efforts to stop, curtail or abate such infringement, misappropriation or other violation if determined appropriate by the Borrower in the exercise of its business judgment, in each case, where such failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, and (iv) except as set forth on Schedule 7.05(b), promptly after obtaining knowledge thereof, notify the Administrative Agent of any Claim by any Person that the conduct of the business of Borrower or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed, misappropriated or otherwise violated any Intellectual Property of such Person, in each case, where such Claim could reasonably be expected to have a Material Adverse Effect.

8.15 ERISA Compliance. Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA with respect to any Benefit Plans to which such Obligor or such Subsidiary is a party as an employer, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.16 Cash Management. Such Obligor shall:

(a) maintain at all times after the Account Control Agreement Completion Date an aggregate amount of cash of the Obligors at least equal to the Minimum Liquidity Amount in deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and/or lockboxes with a bank or financial institution within the U.S. which has executed and delivered to the Administrative Agent an account control agreement, in form and substance reasonably acceptable to the Administrative Agent (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”); provided that each such Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts;

(b) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof (or such longer period of time as agreed by the Administrative Agent in its sole discretion), all cash, checks, drafts or other similar items of payment and relating to or constituting payments made in respect of any and all accounts and other rights and interests into, on and after the Account Control Agreement Completion Date, Controlled Accounts;

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, each Obligor shall cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent;

(d) not maintain any deposit accounts, or accounts holding investment property, except with respect to which the Administrative Agent has an account control agreement; provided that no account control agreement shall be required for Excluded Accounts and provided, further, that with respect to any account control agreement entered into with respect to the JPMorgan Chase Bank account ending -1161, such agreement may be terminated if after the Borrower’s delivery of an account control agreement over the Borrower’s JPMorgan Chase Bank account ending -4353, such account is an Excluded Account; and

(e) notwithstanding the foregoing, it is agreed that the Obligors shall have until the date that is thirty (30) days following the closing date of a Permitted Acquisition (or such later date following the closing date of such Permitted Acquisition as may be agreed to by the Administrative Agent) to comply with the provisions of this Section 8.16 with regard to such accounts (other than Excluded Accounts) acquired by the Obligors in connection with such Permitted Acquisition.

8.17 Board Observer.

(a) The Borrower shall permit a single designee of the Administrative Agent to be a board observer to the Borrower (the “Board Observer”). In such capacity, the Board Observer shall be entitled to attend all regularly scheduled meetings of the Board, including but not limited to regularly scheduled meetings occurring each fiscal quarter, and may attend all other meetings of the Board of the Borrower by invitation. The Borrower shall ensure that the Board Observer is invited to each such meeting at the same time as each other member of the Board and that such Board Observer receives all board materials at the same time as each other member of the Board (which board materials Administrative Agent shall share promptly with each Lender); provided that any such material may be redacted by Borrower, and Borrower may exclude the Board Observer from meetings of the Board, (i) if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, (ii) if such Board Observer is a competitor of the Company, (iii) in order to protect individually identifiable health information (as defined under HIPAA), or (iv) to the extent such materials or meetings relate to the executive committee or compensation audit committee; provided, further, that such redactions and the exclusion of the Board Observer are restricted so as to be only as extensive as is reasonably necessary in order to exclude or prevent access to the Board Observer to information described herein. If appointed, the Board Observer may resign or withdraw at any time, or, at the request of the Borrower or the Administrative Agent, be replaced by a designee of the Administrative Agent that is reasonably acceptable to the Borrower.

(b) Without otherwise limiting the Administrative Agent’s and Lenders’ right to expense reimbursement hereunder, the Borrower shall reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by or on behalf of the Administrative Agent or the Board Observer in attending any in-person meetings of the board of directors thereof or otherwise in connection with the exercise of their rights hereunder.

8.18 Post-Closing Obligations.

(a) Controlled Accounts. Within (i) two (2) Business Days following the Closing Date and (ii) forty-five (45) days following the Closing Date with respect to the JPMorgan Chase Bank account ending -4353 (or such longer period of time as agreed by the Administrative Agent in its sole discretion) (the “Account Control Agreement Completion Date”), the Administrative Agent shall have received evidence that (i) all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts (other than Excluded Accounts) of each Obligor located within the U.S. are Controlled Accounts to the extent required to comply with the requirement of Section 8.16 and (ii) such Controlled Accounts are subject to one or more account control agreements, in favor of, and in form and substance reasonably satisfactory to, the Administrative Agent that (A) ensures, to the extent necessary under applicable Law, the perfection of a first priority security interest in favor of the Administrative Agent on such Controlled Account, subject only to Permitted Liens, (B) provides that, upon written notice from the Administrative Agent, such bank or financial institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds in such Controlled Account without further consent by the applicable Obligor, and (C) may not be terminated by the applicable Obligor without prior written consent of the Administrative Agent.

(b) Pledged Collateral. Within five (5) Business Days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent certificates or other instruments representing or evidencing any Pledged Collateral (as defined in the Security Agreement) in existence on the Closing Date, accompanied by appropriate duly executed instruments of transfer or assignment, all in form reasonably satisfactory to the Administrative Agent.

(c) Insurance Policies. Within thirty (30) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), all such insurance policies required pursuant to each Loan Document shall name the Administrative Agent (for its benefit and the benefit of the Lenders) as loss payee or additional insured, as applicable, and provide that no cancellation of the policies will be made without at least ten (10) days prior written notice to the Administrative Agent and the Administrative Agent shall have received certified copies of such insurance policies (or binders in respect thereof).

(d) Landlord Consents; Bailee Letters. Within forty-five (45) days following the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), if Collateral having an aggregate fair market value in excess of $500,000 or any substantial portion of an Obligor’s books and records or any of its material books and records, is (i) in the possession of any single bailee, warehouseman or consignee, or (ii) located at any single leased real property, such Obligor shall use commercially reasonable efforts to cause such bailee, warehouseman or consignee, or the applicable landlord, as the case may be, to sign and deliver a landlord consent or bailee letter, as applicable.

SECTION 9.

NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than any inchoate indemnification and expense reimbursement obligations for which no claim has been made), have been paid in full in cash:

9.01 Indebtedness. Such Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 9.01 and Permitted Refinancings thereof; provided that, if such Indebtedness is intercompany Indebtedness, such Indebtedness shall be subject to the Intercompany Subordination Agreement;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of such Obligor’s or such Subsidiary’s business and paid within ninety (90) days of receipt of invoice, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the Ordinary Course;

(e) Indebtedness of an Obligor owing to any other Obligor, in each case, subject to the Intercompany Subordination Agreement;

(f) Indebtedness of any Subsidiary that is not an Obligor owing to any other Subsidiary that is not an Obligor;

(g) Indebtedness of (i) any Obligor owing to any Subsidiary that is not an Obligor and (ii) any Subsidiary that is not an Obligor owing to any Obligor, in each case of clauses (i) and (ii) subject to the Intercompany Subordination Agreement; provided any Indebtedness owing pursuant to this clause (g), together with the amount of Investments pursuant to Section 9.05(e)(ii), shall not exceed (x) prior to the consummation of a Qualified IPO, $1,500,000 in the aggregate per fiscal year or $3,000,000 in the aggregate outstanding at any one time and (y) following the consummation of a Qualified IPO, $2,500,000 in the aggregate per fiscal year;

(h) Guarantees by any Obligor and any Subsidiary of Permitted Indebtedness of any Obligor;

(i) Ordinary Course equipment and software financing and leasing (including Capital Lease Obligations and purchase money Indebtedness); provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000;

(j) Indebtedness under Permitted Hedging Agreements;

(k) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or related to obligations or liabilities incurred, in the Ordinary Course in respect of workers compensation claims, health, disability or other employee benefits, leases, commercial contracts, Indebtedness permitted pursuant to Section 9.01(m), property, casualty or liability insurance or self-insurance, subleases or workshare arrangements, or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, provided that the aggregate principal or face amount of Indebtedness incurred pursuant to this clause (k) shall not exceed (i) prior to the consummation of a Qualified IPO, $5,000,000 at any time outstanding and (ii) following the consummation of a Qualified IPO, $7,500,000 at any time outstanding;

(l) Indebtedness arising in connection with the financing of insurance premiums in the Ordinary Course;

(m) Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations arising in the Ordinary Course and (ii) customary indemnification obligations to purchasers in connection with Asset Sales permitted by Section 9.09, (x) prior to the consummation of a Qualified IPO, up to an aggregate amount of $250,000 at any one time outstanding and (y) following the consummation of a Qualified IPO, $750,000 at any one time outstanding;

(n) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services, in each case in the Ordinary Course;

(o) Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) no such Indebtedness (individually) shall exceed 10% of the total purchase price paid in connection with such Permitted Acquisition, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this Section 9.01(o) shall not exceed $1,000,000 and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, such Permitted Acquisition;

(p) other Indebtedness in an aggregate outstanding principal amount not to exceed (x) prior to the consummation of a Qualified IPO, $1,000,000 and (y) following the consummation of a Qualified IPO, $1,500,000;

(q) [reserved]; and

(r) purchase price adjustments, indemnity payments and other Deferred Acquisition Consideration in connection with any Permitted Acquisition, in each case that are permitted pursuant to the definition of “Permitted Acquisition”.

9.02 Liens. Such Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of such Obligor or any of its Subsidiaries existing on the date hereof and set forth on Schedule 9.02 and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of such Obligor or any of its Subsidiaries (other than improvements and accessions to such property or asset) and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof (other than by an amount equal to unpaid interest and premiums thereon, including tender premium, and any customary underwriting discounts, fees, commissions and expenses associated with such extension, renewal or replacement);

(c) Liens securing Indebtedness permitted under Section 9.01(i); provided that such Liens are restricted solely to the collateral described in Section 9.01(i);

(d) Liens imposed by operation of Law arising in the Ordinary Course, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the Ordinary Course and, in each case, which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person and (y) where applicable, are being contested in good faith by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the Ordinary Course in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens for Taxes, assessments and other governmental charges not yet due or that are being contested in good faith by appropriate proceedings diligently conducted, for which adequate reserves with respect thereto are being maintained in accordance with GAAP;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions, in each case, on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property, and such other defects in title that (A) do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (B) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Commercialization and Development Activities in any material respect; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or its Subsidiaries;

(i) (i) Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations in the Ordinary Course with banks not given in connection with the issuance of Indebtedness or (B) pooled deposit or sweep accounts of the Borrower and any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course, (ii) other Liens securing cash management obligations with depositary institutions (that do not constitute Indebtedness) in the Ordinary Course, and (iii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case, incurred in the Ordinary Course and not for speculative purposes;

(j) Liens securing Indebtedness permitted under Section 9.01(o); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than the assets subject to such Liens immediately prior to the consummation of such Permitted Acquisition and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and Permitted Refinancings thereof;

(k) Liens securing Indebtedness permitted under Sections 9.01(k), 9.01(k), 9.01(l), 9.01(m), and 9.01(n);

(l) any judgment Lien or Lien arising from decrees or attachments, in each case, not constituting an Event of Default;

(m) Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property entered into in the Ordinary Course in an Arm’s Length Transaction;

(n) other Liens that do not secure obligations in respect of Indebtedness for borrowed money in an aggregate outstanding amount not to exceed (x) prior to the consummation of a Qualified IPO, $500,000 and (y) following the consummation of a Qualified IPO, $1,500,000;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(p) Permitted Licenses and solely with respect to assets owned by third parties and licensed or leased to such Obligor or any of its Subsidiaries, retained interests or title of licensors or lessors that do not conflict with such Obligor’s or any such Subsidiaries’ use thereof;

(q) Liens on cash and cash equivalents securing obligations under Permitted Hedging Agreements;

(r) (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the Ordinary Course (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Obligor or any Subsidiary in the Ordinary Course supporting obligations of the type set forth in clause (i) above or Section 9.01(k);

(s) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(t) Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the Ordinary Course, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(u) to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with a Permitted Acquisition; and

(v) any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the Ordinary Course; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement;

provided that no Lien otherwise permitted under any of the foregoing clauses (d), (e), (m) and (o) of this Section 9.02 shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor shall not, and shall not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Disqualified Equity Interests or (iv) other than Permitted Acquisitions and any Acquisition permitted by Section 9.05, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except:

(a) the merger, amalgamation or consolidation or liquidation of any (i) Subsidiary with or into any Obligor; provided that with respect to any such transaction involving (x) the Borrower, the Borrower must be the surviving or successor entity of such transaction or (y) any other Obligor, an Obligor must be the surviving or successor entity of such transaction or the surviving Person shall concurrently therewith become an Obligor or (ii) any Subsidiary that is not a Subsidiary Guarantor with or into any other Subsidiary that is not a Subsidiary Guarantor;

(b) the sale, lease, transfer or other disposition by (i) any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor or to any entity that concurrently therewith shall become an Obligor or (ii) any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation or otherwise) to any other Subsidiary that is not an Obligor;

(c) the sale, transfer or other disposition of the Equity Interests of (i) any Subsidiary to any Obligor or, (ii) any Subsidiary that is not an Obligor to other Subsidiary that is not an Obligor;

(d) mergers, amalgamations or consolidations of any Subsidiary to effectuate any Asset Sales permitted under Section 9.09; provided that such merger, amalgamation or consolidation does not include the Borrower;

(e) in connection with any Permitted Acquisition or other Investment permitted under Section 9.05, any Obligor or any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (iii) in the case of any such merger to which a Subsidiary Guarantor is a party, the surviving Person is such Subsidiary Guarantor or concurrently therewith becomes a Subsidiary Guarantor; and

(f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of such Subsidiary’s assets and business are transferred to an Obligor or solely in the case of a Subsidiary that is not an Obligor, another Subsidiary that is not an Obligor prior to or concurrently with such dissolution, liquidation or winding up.

9.04 Lines of Business. Such Obligor shall not, and shall not permit any of its Subsidiaries to, engage in any line of business other than the business engaged in on the date hereof by such Persons or a business reasonably related, incidental or complementary thereto or reasonable expansions or extensions thereof.

9.05 Investments. Such Obligor shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments (but without giving effect to the cash return provision contained in the definition thereof) outstanding on the date hereof and identified in Schedule 9.05(a) and any renewals, amendments and replacements thereof that do not increase the amount thereof of any such Investment, net of cash returns thereon, or require that any additional Investment be made (unless otherwise permitted hereunder);

(b) deposit accounts with banks (or similar deposit-taking institutions) and securities accounts maintained by the Obligors and their respective Subsidiaries, which in the case of the Obligors shall, after the Account Control Agreement Completion Date, be Controlled Accounts (unless Excluded Accounts);

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course in an Arm’s Length Transaction;

(d) Investments in cash and Permitted Cash Equivalent Investments (including Investments in assets that were Permitted Cash Equivalent Investments when such Investments were made), which in the case of the Obligors shall, after the Account Control Agreement Completion Date, be maintained in Controlled Accounts (unless maintained in Excluded Accounts);

(e) Investments (i) by an Obligor in another Obligor, (ii) by a Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor, and (iii) by an Obligor in any Subsidiary that is not an Obligor; provided that the total outstanding amount of Investments pursuant to this subclause (iii), when taken together with the principal amount of Indebtedness outstanding pursuant to Section 9.01(g) shall not exceed (x) prior to the consummation of a Qualified IPO, $1,500,000 in the aggregate per fiscal year or $3,000,000 in the aggregate outstanding at any one time and (y) following the consummation of a Qualified IPO, $2,500,000 in the aggregate per fiscal year;

(f) Permitted Hedging Agreements;

(g) Investments consisting of prepaid expenses, deposits under commercial contracts for the purchase of assets, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the Ordinary Course, and other deposits and cash collateral constituting Permitted Liens;

(h) employee, officer and director loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Laws) and non-cash loans to employees, officers, or directors relating to the purchase of Equity Interests of the Borrower pursuant to employee stock purchase plans or agreements, which in the aggregate shall not exceed $250,000 outstanding;

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients or in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) other Investments in an aggregate outstanding amount not to exceed $1,000,000 in the aggregate;

(k) Permitted Acquisitions, earnest money deposits in connection with Permitted Acquisitions, and Investments acquired as a result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;

(l) Investments in any MSC Subsidiary, so long as no Event of Default has occurred and is continuing at the time of such Investment or would result immediately from such Investment, provided that the MSC Investment Conditions are satisfied;

(m) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course;

(n) [reserved]

(o) the increase in value of any Investment otherwise permitted pursuant to this Section 9.05;

(p) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof;

(q) Investments permitted under Section 9.03;

(r) Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under Section 9.09;

(s) to the extent constituting Investments, Guarantees of Indebtedness, which Guarantees are permitted under Section 9.01;

(t) Investments consisting of Permitted Liens;

(u) Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(v) Investments with respect to cash management made in accordance with the Borrower’s investment policy that was provided to the Administrative Agent prior to the Closing Date, or as modified to the extent such modification has been approved by the Administrative Agent;

(w) [reserved]; and

(x) cash investments in joint ventures or strategic alliances in the Ordinary Course for the development of technology or the providing of technical support as permitted hereunder, in each case, with strategic pharmaceutical partners, provided, that all such Investments pursuant to this clause (x) shall not exceed $500,000 in the aggregate.

Notwithstanding anything in this Agreement to the contrary, (i) the Obligors shall not, and shall not permit any of their Subsidiaries to (x) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind (including as an Investment, Restricted Payment or Asset Sale), any Material Intellectual Property or Material Agreement other than pursuant to Permitted Licenses or (y) permit any Person other than an Obligor to license or own any interest in any Material Intellectual Property or Material Agreement other than pursuant to Permitted Licenses and (ii) the Obligors shall not, and shall not permit any of their Subsidiaries to contribute any Material Intellectual Property or Material Agreement as an Investment or distribute any Material Intellectual Property or Material Agreement as a Restricted Payment to any Subsidiary other than an Obligor (other than pursuant to Permitted Licenses).

9.06 Restricted Payments. Such Obligor shall not, and shall not permit any of its Subsidiaries to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b) (i) each Subsidiary that is an Obligor may make Restricted Payments to any other Obligor, and (ii) each Subsidiary that is not an Obligor may make Restricted Payments to an Obligor and to another Subsidiary that is not an Obligor and pro rata Restricted Payments to minority stockholders of any such Subsidiary;

(c) any purchase, redemption, retirement or other acquisition of Equity Interests of the Borrower held by consultants, officers, directors and employees or former consultants, officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Borrower and its Subsidiaries not to exceed $250,000 in the aggregate (it being agreed that, to the extent constituting an Investment permitted by Section 9.05(h), the amount of any Indebtedness of such Persons owing to the Borrower or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (c)); provided that the portion of such basket that is not used by the Borrower or its Subsidiaries in any fiscal year shall be carried-forward and shall increase such basket for succeeding fiscal years;

(d) cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants, or similar equity incentive awards;

(e) cash payments made by the Borrower to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payments in lieu of fractional shares in accordance with the terms thereof;

(f) the Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan to pay withholding taxes for which the Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and the Borrower may make deemed repurchases in connection with the exercise of stock options;

(g) [reserved];

(h) any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries, in each case to the extent permitted under Section 9.07; and

(i) so long as no Event of Default has occurred and is continuing (or could reasonably be expected to occur after giving effect to such Restricted Payment), other Restricted Payments in an aggregate amount not to exceed $500,000 in any fiscal year.

9.07 Payments of Indebtedness. Such Obligor shall not, and shall not permit, directly or indirectly, any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Indebtedness to the extent permitted pursuant to the terms, if any, of any applicable subordination or intercreditor agreement in respect of the Obligations, (iii) intercompany indebtedness permitted under Section 9.01, (iv) Indebtedness permitted to be incurred under Sections 9.01(b), (i), (j), (k), (l), (m), (n), (o) and (r) (v) Indebtedness permitted to be incurred under Section 9.01(p); provided that any such payments shall only be made or settled (x) to the extent such payments constitute interest payments, or (y) in Equity Interests and cash in lieu of fractional shares (as well as cash to pay any accrued interest on the date of any payment made in Equity Interests) and (vi) Permitted Refinancings permitted hereunder.

9.08 Change in Fiscal Year. Such Obligor shall not, and shall not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof without the prior written consent of Administrative Agent, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09 Sales of Assets, Etc. Such Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease or sublease (as lessor or sub-lessor), sale and leaseback, assign, convey, exclusively license (including in terms of geography or field of use), transfer, or otherwise dispose of any of its businesses, assets or property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales, transfers and other dispositions of receivables in connection with the compromise, settlement or collection thereof in the Ordinary Course;

(b) sales of inventory, including to end users (through wholesalers or other typical sales channels) or to distributors, in the Ordinary Course in an Arm’s Length Transaction;

(c) so long as no Event of Default has occurred and is continuing, the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the Ordinary Course;

(d) transfers of assets, rights or property (i) among Obligors or (ii) from any Subsidiary that is not an Obligor to an Obligor or another Subsidiary that is not an Obligor;

(e) dispositions (including by way of abandonment or cancellation) of any equipment and other tangible property that is obsolete or worn out or no longer used or useful in the business disposed of in the Ordinary Course in an Arm’s Length Transaction;

(f) dispositions resulting from Casualty Events (without giving effect to the Dollar exception set forth in the definition thereof);

(g) the unwinding of any Hedging Agreement permitted by Section 9.05 pursuant to its terms;

(h) Asset Sales identified in Schedule 9.09;

(i) other Asset Sales (other than with respect to Material Intellectual Property) not in excess of $250,000 in the aggregate in any fiscal year, in which any Obligor or any Subsidiary will receive cash proceeds in an amount equal to no less than seventy-five percent (75%) of the total consideration (fixed or contingent) paid or payable to such Obligor or such Subsidiary, but only so long as, unless otherwise waived by Administrative Agent in its sole discretion, the Net Cash Proceeds of such Asset Sale are utilized to repay or prepay, in whole or in part, the Obligations under and in accordance with Section 3.03(b)(i);

(j) dispositions in the Ordinary Course consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower or any of its Subsidiaries as currently conducted or anticipated to be conducted;

(k) Permitted Licenses;

(l) dispositions of cash and Permitted Cash Equivalents Investment in the Ordinary Course or otherwise in transactions permitted hereunder; and

(m) to the extent constituting an Asset Sale, any Permitted Liens.

9.10 Transactions with Affiliates. Such Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction to sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such arrangement or transaction (i) is an Arm’s Length Transaction, (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower with another Person that is not an Affiliate, (iii) is between or among (x) one or more Obligors, on the one hand, and, on the other hand, one or more Obligors, (y) one or more Subsidiaries of the Obligors that are not Obligors, on the one hand, and, on the other hand, one or more Subsidiaries of the Obligors that are not Obligors and (z) one or more Obligors or their Subsidiaries that are not Obligors, on the one hand, and, on the other hand, one or more Obligors or their Subsidiaries that are Obligors (provided that, with respect to clause (z) only, the terms thereof are no less favorable than those that would be obtained in a comparable arm’s-length transaction with a non-affiliated Person), (iv) is permitted under Sections 9.01, 9.03. 9.05, 9.06, 9.07 or 9.09, in each case, to the extent contemplated to be a transaction among Affiliates, (v) constitutes customary compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements), other benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) and indemnification of, and other employment arrangements with, directors, officers, and employees of any Obligor or its Subsidiaries in the Ordinary Course, (vi) constitutes payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Obligors or their Subsidiaries, in each case, in the Ordinary Course, (vii) are the transactions set forth on Schedule 9.10 or (viii) is a transaction (with any series of related transactions being aggregated for the purposes of this clause (viii)) including consideration of less than $50,000.

9.11 Restrictive Agreements. Such Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (ii) Restrictive Agreements listed on Schedule 7.14, (iii) limitations associated with Permitted Liens or any document or instrument governing any Permitted Lien, (iv) any documentation governing Indebtedness referenced in clauses (k) and (o) of Section 9.01 (or any Permitted Refinancing thereof), (v) customary provisions in leases, Permitted Licenses and other Contracts restricting the assignment thereof or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof; (vi) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (vii) restrictions or conditions in any Indebtedness permitted pursuant to Section 9.01 that is incurred or assumed by Subsidiaries that are not Obligors to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents; (viii) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness and other secured Indebtedness or to leases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the property leased or licensed; (ix) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder; (x) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any other agreement entered into in the Ordinary Course; (xi) [reserved]; and (xii) restrictions or encumbrances in any agreement in effect at the time any Person becomes a Subsidiary, so long as (x) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor shall not, and shall not permit any of its Subsidiaries to:

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any way or manner materially adverse to the interests of the Administrative Agent and the Lenders.

(b) waive, amend, replace or otherwise modify any term or provision of any Material Agreement in a manner materially adverse to the rights and remedies the Administrative Agent and the Lenders hereunder; or

(c) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or any rights in or to Material Intellectual Property or (y) take any action that permits any Material Agreement or any rights in or to Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration.

9.13 Outbound Licenses. No Obligor shall, nor shall it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license, covenant not to sue or other similar grant of rights under Material Intellectual Property, except for pursuant to Permitted Licenses.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14 or otherwise consented to in writing by the Administrative Agent, such Obligor shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Such Obligor shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except as would not reasonably be expected to result in a Material Environmental Liability.

9.16 Accounting Changes. Such Obligor shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17 Compliance with ERISA. No Obligor or any of its Subsidiaries or any ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or (ii) any other ERISA Event that, in either case, could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.18 Sanctions; Anti-Corruption Use of Proceeds.

(a) No Obligor nor any of its Subsidiaries or their respective agents shall (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person in violation of any applicable Sanctions, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any applicable Sanctions; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions, the Patriot Act or any other applicable Anti-Terrorism Law.

(b) The Borrower shall not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) for the purpose of funding any activities or business of or with any applicable Sanctioned Person or any Designated Jurisdiction in violation of any applicable Sanctions or (B) in any other manner that would result in a violation of Sanctions applicable to any party to this Agreement.

SECTION 10.

FINANCIAL COVENANTS

10.01 Minimum Liquidity. Beginning on September 30, 2023, the Obligors shall at all times maintain the Minimum Liquidity Amount in cash and/or Permitted Cash Equivalent Investments in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Administrative Agent and Liens permitted under Section 9.02(d), 9.02(f), 9.02(i), 9.02(k) (solely with respect to Indebtedness permitted under Section 9.01(n)), 9.02(l) or 9.02(s); provided that, the foregoing covenant shall not apply during any period of time after the consummation of a Qualified IPO in which the Borrower’s Market Capitalization is [***].

10.02 Financing Milestone Covenant. Borrower shall have provided evidence satisfactory to the Administrative Agent that (a) the Borrower received Qualified Financing Proceeds of at least $40,000,000 during the period commencing on the Closing Date and ending on or prior to February 15, 2024, with at least $10,000,000 of such Qualified Financing Proceeds being received by the Borrower on or prior to December 15, 2023, and (b) the Borrower either (i) received Qualified Financing Proceeds of at least $100,000,000 (inclusive of such Qualified Financing Proceeds in clause (a) above) or (ii) consummated a Qualified IPO, in each case, during the period commencing as of the Closing Date and prior to June 30, 2024.

SECTION 11.

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal Payment Default. The Obligors shall fail to pay any principal of the Loan, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. The Obligors shall fail to pay interest or any other Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall (i) have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 8.01(a), (b), (c) or (d) and such failure shall continue unremedied for a period of five (5) Business Days or (ii) Section 8.02, Section 8.03 (solely as to the Borrower), Section 8.11, Section 8.12, Section 8.14, Section 8.16, Section 8.18, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of twenty (20) or more days after the earlier to occur of the date on which a (i) Responsible Officer of any Obligor becomes aware of such failure or (ii) written notice thereof shall have been given to any Obligor by the Administrative Agent or any Lender.

(f) Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect.

(g) Defaults on Other Indebtedness. The occurrence of any material breach of, or “event of default” or similar event under any Contract governing any Material Indebtedness shall occur and the effect of which breach or “event of default” or similar event is to (x) cause such Material Indebtedness becoming due prior to its scheduled maturity or (y) enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (y) any conversion of any convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion of any convertible Indebtedness; provided that the Borrower has the right to settle any such Indebtedness into Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares and cash payments in respect of accrued and unpaid interest) in accordance with the terms or conditions thereof and (z) with respect to any Material Indebtedness consisting of Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and not as a result of any default thereunder by any Obligor or any Subsidiary.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor or any of its Material Subsidiaries becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor or any of its Material Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor or any of its Material Subsidiaries voluntarily institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, examinership, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, examinership, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor or any of its Material Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, examiner, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor or any of its Material Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any involuntary petition is filed, involuntary application made or other proceeding instituted against or in respect of any Obligor or any of its Material Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, examinership stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, examiner sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period shall cease to apply; provided, further, that if such Obligor or Material Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period shall cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in this Section 11.01(h).

(i) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of forty-five (45) calendar days during which execution shall not be effectively stayed or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA. An ERISA Event or a Foreign Plan Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(k) Change of Control. A Change of Control shall have occurred.

(l) Regulatory Matters, Etc. If any of the following occurs: (i) the FDA or any other Regulatory Authority initiates enforcement action against, or issues a warning letter with respect to, any Obligor or, to the knowledge of the Obligors, any Material Product or any manufacturing facilities related to the foregoing that (x) causes any Obligor to discontinue or withdraw, or could reasonably be expected to cause any Obligor to discontinue or withdraw, marketing or sales of any Material Product, or causes a material delay in the manufacture or sale of any Material Product, and (y) could reasonably be expected to result in a Material Adverse Effect, or (ii) a recall of any Material Product that could reasonably be expected to result in a Material Adverse Effect.

(m) Warrants. The Borrower breaches any of its material obligations under any Warrant and such failure shall continue unremedied for a period of five (5) or more Business Days.

(n) Impairment of Security, Etc. Subject in all respects to any applicable post-closing periods and certain other time periods and exceptions under the Loan Documents for any Obligor or Subsidiary to take perfection actions, if any of the following events occurs: (i) any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document) not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) except due to the action or inaction of the Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document or (iv) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing any Material Product or its commercially available successors in the United States for more than forty-five (45) calendar days.

11.02 Remedies.

(a) Defaults Other Than Bankruptcy Defaults. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Section 11.01(h)), the Administrative Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, including any applicable Yield Protection Premium and the Exit Fee, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Bankruptcy Defaults. In case of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, including any applicable Yield Protection Premium and the Exit Fee, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03 Additional Remedies. If an Event of Default has occurred and is continuing, if any Obligor shall be in default under a Material Agreement, the Administrative Agent shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Obligor shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of such Obligor to permit the Administrative Agent to cure any default under the applicable Material Agreement or permit the Administrative Agent to take such other action required to enable the Administrative Agent to cure or remedy the matter in default and preserve the interests of the Administrative Agent. Any amounts paid by the Administrative Agent pursuant to this Section 11.03 shall be payable in accordance with Section 14.03(a), shall accrue interest at the Default Rate if not paid when due, and shall constitute “Obligations.”

11.04 Payment of Yield Protection Premium and Exit Fee. Notwithstanding anything in this Agreement to the contrary, the Yield Protection Premium and the Exit Fee shall automatically be due and payable at any time the Obligations become due and payable prior to the Maturity Date in accordance with the terms hereof as though such Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including on account of any bankruptcy filing), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders as a result thereof. Any Yield Protection Premium or Exit Fee (or, if required, both the Yield Protection Premium and the Exit Fee) payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration or prepayment and each Obligor agrees that such Yield Protection Premium or Exit Fee is reasonable under the circumstances currently existing. The Yield Protection Premium and Exit Fee shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means or the Obligations are reinstated pursuant to

Section 1124 of the Bankruptcy Code. If the Yield Protection Premium and/or Exit Fee becomes due and payable pursuant to this Agreement, such Yield Protection Premium or Exit Fee shall be deemed to be principal of the Loans and Obligations under this Agreement and interest shall accrue on the full principal amount of the Loans (including the Yield Protection Premium and Exit Fee) from and after the applicable triggering event. In the event the Yield Protection Premium or Exit Fee is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, such Yield Protection Premium and Exit Fee, shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH OBLIGOR HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD PROTECTION PREMIUM OR EXIT FEE AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE. The Obligors, the Administrative Agent and the Lenders acknowledge and agree that any Yield Protection Premium and the Exit Fee due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Obligor expressly agrees that (i) the Yield Protection Premium and Exit Fee are each reasonable and each is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Yield Protection Premium and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Yield Protection Premium and Exit Fee, (iv) the Obligors shall be estopped hereafter from claiming differently than as agreed to in this Section 11.04, (v) their agreement to pay the Yield Protection Premium and Exit Fee is a material inducement to the Lenders to make the Loans, and (vi) the Yield Protection Premium and Exit Fee represent a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

SECTION 12.

THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Symbiotic Capital Agency LLC (together with any successor Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Except as expressly set forth herein, the provisions of this Section 12 (other than Sections 12.09, 12.10 and 12.13, and solely to the extent expressly set forth therein) are solely for the benefit of the Administrative Agent and the Lenders, and no Obligor or any Affiliate thereof shall have rights as a third-party beneficiary of any such provisions.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to, (i), act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding, but excluding any payments owing from Borrower pursuant to Section 3 hereof) in accordance with the wire instructions submitted to the Administrative Agent by such Lender, and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent or its designated custodian, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding and to accept or reject or object to any plan of reorganization, plan of liquidation, court-supervised asset sale, or similar arrangement on behalf of each Lender and, in connection with each Lender’s claims in respect of the Loans and all other Obligations, to otherwise move for, vote on, consent to, object to, or refrain from objecting to, any proposed action or requested relief in any manner that Administrative Agent deems appropriate for the enforcement of its rights hereunder, (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise, (vii) enter into non-disturbance agreements and similar agreements and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver (if such consent is expressly required hereby).

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, and (ii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any duty or obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), in each case, regardless of whether a Default has occurred and is continuing. Without in any way limiting the foregoing, the Administrative Agent shall not, except as expressly set forth in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to written instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties, including, for the avoidance of doubt, any action that may be in violation of the automatic stay in connection with any Insolvency Proceeding.

12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Administrative Agent and any such Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Any such Person and its Related Parties shall benefit from this Section 12 to the extent provided by the Administrative Agent; provided, however, that the exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and of any such sub-agent, and shall apply to their respective activities in connection with their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05 Reliance and Liability.

(a) The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any notice, request, certificate, consent, statement, instrument, document or other writing (including and electronic message, Internet or intranet website posting or other distribution), telephone message or conversation or oral conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of, or with the consent of, the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 14.04) or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the (a) validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (b) due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for, and shall not have any duty to ascertain or inquire into, any statement, document, information, certificate, report, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents, including, for the avoidance of doubt, the satisfaction of any condition set forth in Section 6 of this Agreement or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent); and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or whether any condition set forth in any Loan Document is satisfied or waived, including, without limiting the generality of the foregoing, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon, except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent as determined in a final, non-appealable judgment or order by a court of competent jurisdiction.

12.06 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, accept deposits from, act as the financial advisor for or in any other advisory capacity for, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent (or any sub-agent thereof) and any Related Parties of the Administrative Agent (or any such sub-agent) (to the extent not paid by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent (or any sub-agent thereof) or, as the case may be, such Related Party of the Administrative Agent (or any sub-agent thereof), as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

The obligations of the Lenders to make payments pursuant to this Section 12.08 are several and not joint.

12.09 Resignation of the Administrative Agent.

(a) At any time upon not less than twenty (20) days prior written notice to the Lenders and the Borrower, the Administrative Agent may resign as the “Administrative Agent” hereunder (in the sole and absolute discretion of the Administrative Agent). If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a Lender holding at least thirty percent (30%) of the outstanding principal amount of the Loans or any Affiliate thereof or (ii) any other financial institution consented to by the Borrower (provided that the consent of the Borrower shall not be required to the extent an Event of Default has occurred and is continuing). If a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective on the Resignation Effective Date.

(b) Effective from the Resignation Effective Date, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Majority Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release, and the Administrative Agent hereby agrees, (or, in the case of Section 12.10(b), release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor (i) if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a) and (ii) upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) or (j), and (iii) all of the Collateral and all Obligors, upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made).

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10 and deliver to the Borrower, at the expense of the Borrower, any portion of such Collateral so released pursuant to this Section 12.10 that is in possession of the Administrative Agent. In addition, in connection with any Permitted Licenses, each Lender hereby authorizes Administrative Agent to, and at the request of the Borrower, the Administrative Agent shall, negotiate and enter into a non-disturbance agreement and other similar agreements in form and substance reasonably satisfactory to Administrative Agent.

Notwithstanding the foregoing or anything to the contrary herein, (i) the release of any Obligor from its guaranty of any Obligations under this Section 12.10 or otherwise hereunder shall only be permitted if any such permitted transaction or series of related transactions is not consummated for the primary purpose of effecting a release of such Obligor from its Obligations under the Loan Documents in accordance with the terms hereof, and (ii) the Administrative Agent may not effect a release of any Obligor that ceases to be an Obligor due solely to a disposition of Equity Interests in (or issuance of Equity Interests by) such Obligor, unless in the case of this clause (ii) the transaction related to such release is permitted by the Loan Documents.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

12.12 Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relating to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered (but not obligated) by intervention or such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 14.03) allowed in such judicial proceeding;

(b) to accept or reject or object to any plan of reorganization, plan of liquidation, court-supervised asset sale, or similar arrangement on behalf of each Lender and, in connection with each Lender’s claims in respect of the Loans and all other Obligations, to otherwise move for, vote on, consent to, object to, or refrain from objecting to, any proposed action or requested relief in any manner that Administrative Agent deems appropriate for the enforcement of its rights hereunder; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 14.03.

Any Lender may file proofs of claim or appear and file pleadings on its own behalf so long as the positions taken by such Lender in any such pleadings (or in connection with an appearance) shall be consistent with the positions taken by the Administrative Agent in its pleadings and/or its actions (or non-actions) taken in accordance with clause (b), above, during the pendency of a proceeding relative to the Borrower or any Guarantor under any debtor relief Law.

12.13 Acknowledgements of Lenders.

(a) If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.13 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then, in each such case: (i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) or (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.13(b)(ii).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the preceding clause (a) above.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the preceding clause (a) above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the

Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent shall reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 14.05, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment shall reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided, that the Obligors’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor; provided, that this Section 12.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the last sentence of clause (d) above and this clause (e) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.13(g) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 13.

GUARANTY

13.01 The Guaranty. The Subsidiary Guarantors hereby unconditionally jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the full and punctual payment in full or performance (whether at stated maturity, by acceleration or otherwise) of the Obligations, including (i) principal of and interest on the Loans, (ii) all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof and (iii) the punctual and faithful performance, keeping, observance and fulfillment by the Borrower and Subsidiary Guarantors of all the agreements, conditions, covenants and obligations of the Borrower and Subsidiary Guarantors contained in the Loan Documents (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay any amount in full when due or perform any such obligation (whether at stated maturity, by acceleration or otherwise), the Subsidiary Guarantors shall promptly pay the same or perform such obligation at the place and in the manner specified herein or in the relevant Loan Document, as the case may be, without any demand or notice whatsoever, and that in the case of any extension of time of payment or performance or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full or performed when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 shall constitute a guaranty of payment and performance and not of collection and are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be extended, modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected or preserved;

(e) any modification or amendment of or supplement to this Agreement or any other Loan Document, including any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(f) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any Insolvency Proceeding or other similar proceeding affecting the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;

(g) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against the Borrower, any other Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that, notwithstanding any other provisions in this Guaranty, nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(h) the unenforceability or invalidity of the Guaranteed Obligations or any part thereof or the lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to the Collateral, if any, securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason, related to this Agreement or any other Loan Document, or any provision of applicable Law, decree, order or regulation of any jurisdiction purporting to prohibit the payment of any of the Guaranteed Obligations by the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;

(i) the disallowance, under any state or federal bankruptcy, insolvency or similar law, of all or any portion of the claims of the Secured Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(j) the failure of any other guarantor to sign or become party to this Agreement or any amendment, change, or reaffirmation hereof;

(k) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any Collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; or

(l) any other act or omission to act or delay of any kind by the Borrower, such Guarantor, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 13.02, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Discharge Only Upon Payment in Full. Subject to any prior release herefrom of any Subsidiary Guarantor by the Administrative Agent in accordance with (and pursuant to authority granted to the Administrative Agent under) the terms of this Agreement, each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid in full in cash (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) and all other financing arrangements among the Borrower or any Subsidiary Guarantor and the Secured Parties under or in connection with this Agreement and each other Loan Document shall have terminated (herein, the “Termination Conditions”), and until the prior and complete satisfaction of the Termination Conditions all of the rights and remedies under this Guaranty and the other Loan Documents shall survive. Notwithstanding the foregoing, the Administrative Agent hereby agrees to release any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section 8.12(a).

13.04 Additional Waivers; General Waivers.

(a) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (A) notice of acceptance hereof; (B) notice of any other financial accommodations made or maintained under the Loan Documents or the creation or existence of any Guaranteed Obligations; (C) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Administrative Agent and the Secured Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(D) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (F) notice of any Event of Default; and (G) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor under this Guaranty or under the other Loan Documents) and demands to which each Subsidiary Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the Secured Parties now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any Collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv) (A) any rights to assert against the Administrative Agent and the Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Administrative Agent and the Secured Parties; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the Secured Parties’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the Secured Parties of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Administrative Agent and the Secured Parties by operation of law as a result of the Administrative Agent’s and the Secured Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (A) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (B) any election by the Administrative Agent and the other Secured Parties under any provision of any state or federal bankruptcy, insolvency or similar law to limit the amount of, or any Collateral securing, its claim against the Subsidiary Guarantors.

(b) General Waivers. Each Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by Law, any notice not provided for herein.

13.05 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is at any time rescinded, annulled, avoided, set aside, invalidated, declared to be fraudulent or must be otherwise restored or repaid by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization, equitable cause or otherwise, and the Subsidiary Guarantors jointly and severally agree that they shall indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission, repayment or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any state or federal bankruptcy, insolvency or similar law. The provisions of this Section 13.05 shall survive termination of this Guaranty.

13.06 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the prior and complete satisfaction of all Termination Conditions, they (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Secured Parties or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or Collateral that may from time to time be given to the Secured Parties and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Secured Parties. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have prior to the complete satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until all Termination Conditions are satisfied in full. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.06.

13.07 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition, including any such stay upon an Insolvency Proceeding, preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.08 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.09 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.10 Contribution with Respect to Guaranteed Obligations.

(a) To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the prior and complete satisfaction of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Subsidiary Guarantor under this Agreement without rendering such claim voidable or avoidable under any state or federal bankruptcy, insolvency or similar law or other applicable Law.

(c) This Section 13.10 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 13.10 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 13.10 shall be exercisable only upon the prior and complete satisfaction of the Termination Conditions.

13.11 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14.

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse promptly within receipt of a reasonably detailed invoice (i) the Administrative Agent and the Lenders and their respective Affiliates for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and disbursements of Cooley LLP, U.S. counsel to the Administrative Agent, Covington & Burling LLP, U.S. counsel to Catalio, the fees (if necessary) of one local counsel in any applicable jurisdiction and one regulatory counsel for each of the Administrative Agent and the Lenders and their respective Affiliates in each other relevant material jurisdiction, and any sales, goods and services or other similar Taxes applicable thereto (but only to the extent they are non-refundable), and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans, (y) post-closing costs (including costs of the administration of this Agreement and the other Loan Documents) and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); provided, that, in the case of such expenses on the Closing Date, the amount of such expenses obligated to be paid by the Obligors shall be net of any amounts previously paid by the Borrower to the Administrative Agent or any Lender as a deposit against such fees, costs and expenses and (ii) each of the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the fees and expenses of reasonably necessary legal counsel) in connection with the enforcement, exercise or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 14.03, or in connection with the Loans made hereunder, including such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Indemnification. Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent (and any sub-agent thereof), the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind including reasonable and documented out of pocket fees and disbursements of any counsel for each Indemnified Party (limited to one legal counsel in each relevant jurisdiction), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to (i) this Agreement or any of the other Loan Documents or the Transactions, (ii) any use made or proposed to be made with the proceeds of the Loans, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or (iv) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is (i) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (ii) is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a claim brought by any Obligor against an Indemnified Party for material breach in bad faith or reckless disregard of such Indemnified Party’s obligations hereunder or under any other Loan Document. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. None of the Administrative Agent and the Lenders shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. Notwithstanding the foregoing in this Section 14.03(b), the Obligors shall not be liable for any settlement of any proceeding effected without the Obligors’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Obligors’ written consent, or if there is a judgment against an

Indemnified Party in any such proceeding, the Obligors shall indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. The Obligors shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of, or arise out of, such proceeding and (b) such settlement does not include any statement as to, or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Party. This Section shall not apply with respect to (x) Taxes other than Taxes arising from any non-Tax Claim or Loss governed by this Section 14.03(a) and (y) yield protection matters covered by Section 5.01, which shall be governed exclusively by Section 5.01.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b) the consent of all of the Lenders shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or Commitment, reduce the fees payable hereunder, reduce the principal amount of any Loan, reduce interest rates (provided that the Majority Lenders may rescind an imposition of default interest hereunder) or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans; provided that a waiver of any condition precedent set forth in Section 6.02 or of any Default or Event of Default is not considered an increase in Commitments of any Lender (it being understood that a Lender may elect to decline a mandatory prepayment to it pursuant to Section 3.03(f), and such decision shall not be deemed to be a reduction of the Loans or other amounts payable, or extension of any date for payment or repayment of the Loans or other amounts payable, pursuant to this Section 14.04(b)(i)); or

(ii) amend this Section 14.04, the definition of “Majority Lenders”, the definition of “Tranche C Availability Period” or the definition of “Tranche C Commitment”, and

(c) the consent of each Lender directly and adversely affected thereby shall be required to:

(i) change Section 4.01(b) or Section 4.03(a) in a manner that would alter the pro rata sharing of payments required thereby; or

(ii) (x) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (y) subordinate, or have the effect of subordinating, the Liens in favor of the Administrative Agent securing the Obligations to Liens securing any other Indebtedness (except as to the Liens expressly described in Section 9.02(c) or (j) securing Indebtedness expressly described under Section 9.01(i) or (o), respectively (as such sections are in effect on the Closing Date plus an additional aggregate outstanding principal amount of $3,000,000)).

Notwithstanding anything to the contrary herein, (A) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any factual or typographical error, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Lenders, extend an additional Lien over additional property for the benefit of the Lenders or join additional Persons as Obligors and (B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (except in connection with an event permitted under Section 9.03) without the prior written consent of the Administrative Agent and the Lenders. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default under Section 11.01(a) or 11.01(h) has occurred and is continuing, or with the prior written consent of the Borrower in its sole and absolute discretion, to any Person that is not a Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to any Obligor, any Affiliate of any Obligor, any employees or directors of any Obligor at any time and no such assignment shall be made without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) provided, further, that no consent of the Administrative Agent shall be required if such assignment is to any Affiliate of a Lender or such Lender’s or Affiliate’s managed funds or accounts. The consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Eligible Transferee described in clause (vi) of the definition thereof); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof. Subject to the recording thereof by the Administrative Agent pursuant to Section 14.05(d), and to receipt by the Administrative Agent of a processing and recordation fee in the amount of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) from and after the date such Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e). If an assignee is not a Lender, the assignee shall provide the Administrative Agent with all “know your customer” documents requested by the Administrative Agent pursuant to anti-money laundering rules and regulations.

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, a Defaulting Lender, or any Obligor or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment (it being understood and agreed that a waiver of any condition precedent set forth in Section 6.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an increase of any Commitment), (ii) extend the date fixed for the payment of principal (excluding mandatory prepayments) of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than a waiver of default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 or 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant (i) shall not be entitled to such benefits unless such Participant agrees, for the benefit of the Borrower, to comply with the documentation requirements of Section 5.03(e)(ii) as if it were a Lender and complies with such requirements and (ii) agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 14.05(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than such Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments, at the election of the Administrative Agent, to the Administrative Agent or any applicable Lender in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Proportionate Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Proportionate Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of the Lenders’ assignment of any interest in the Commitments or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts, Effectiveness. This Agreement may be executed in any number of counterparts (including electronic imaging means), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against such other party in any way relating to this Agreement or any Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Waiver of Venue, Etc. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 14.10(a) and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof. Without limiting the foregoing provisions of this Section 14.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, examinership, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential, and not disclose to any Person all non-public information provided to them by or on behalf of any Obligor pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative

Agent, any other Lender, any Affiliate of a Lender or subject to an agreement to comply with the provisions of this Section, any Eligible Transferee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided that, in the case of disclosure pursuant to clause (iv), (v) and (vi) above, the Administrative Agent or applicable Lender, as applicable, shall promptly provide notice to the Borrower to the extent reasonable and not prohibited by Law or any applicable Governmental Authority. No Obligor, nor any Lender, nor any of their respective Affiliates, shall, nor shall any Obligor or Lender or any of their respective Affiliates permit their respective directors, officers, employees, agents or other professional advisors to, without prior written approval by Symbiotic or Catalio, as applicable, include Symbiotic, Catalio or any of their respective Affiliates or any of their or their Affiliates’ Related Parties in advertising, marketing, social media, tombstones, case studies or training materials, or give any other publicity to this Agreement or the identity of Symbiotic, Catalio or any of their respective Affiliates as a Lender or the Administrative Agent or the identity of any of their or their Affiliates’ Related Parties (a “Public Announcement”); provided that nothing herein shall prevent any Obligor or Lender, or any of their respective Affiliates, as applicable, from (1) making disclosures to the extent required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission, or (2) issuing a press release on or after the Closing Date, provided that (a) the Administrative Agent has approved in its sole discretion any provision therein that refers to Administrative Agent or any of its Affiliates or any of its or its Affiliates’ Related Parties or its business generally, and (b) a draft of any such press release shall be shared with the Lenders prior to the issuance thereof, and each Lender has approved of the provisions therein in such Lender’s sole discretion.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.

14.21 Certain ERISA Matters.

(a) Each Person that becomes party hereto after the date hereof as a Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or Guarantors, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Employee Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Notes and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender making the representation in clause (a) or (2) a Lender making the representation in clause (a) has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Documents or any documents related hereto or thereto).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

FRACTYL HEALTH, INC.

By:	/s/ Lisa Davidson
Name: Lisa Davidson
Title: Chief Financial Officer and Treasurer

Address for Notices:

17 Hartwell Ave
Lexington, MA 02421
Attn: General Counsel
Phone:
Email:

With copies to:

Latham & Watkins LLP 200 Clarendon Street
Boston, MA 02116
Attn: Evan G. Smith
Phone:
Email:

[Signature Page to Credit Agreement and Guaranty]

ADMINISTRATIVE AGENT:

SYMBIOTIC CAPITAL AGENCY LLC

By:	/s/ Himani Bhalla
Name: Himani Bhalla
Title: Authorized Signatory

Address for Notices:

Symbiotic Capital Agency LLC, as
Administrative Agent
Attn: Himani Bhalla
Email:

[Signature Page to Credit Agreement and Guaranty]

LENDER:

SYMBIOTIC CAPITAL OPPORTUNITIES HOLDING, L.P.

By:	/s/ Himani Bhalla
Name: Himani Bhalla
Title: Authorized Signatory

Address for Notices:

Symbiotic Capital Agency LLC, as
Administrative Agent
Attn: Himani Bhalla
Email:

[Signature Page to Credit Agreement and Guaranty]

LENDER:

CATALIO STRUCTURED OPPORTUNITIES AIV I LP

By: CATALIO STRUCTURED OPPORTUNITIES FUND 1 GP LLC, its general partner

By:	/s/ John Henry Lucker
Name: John Henry Lucker
Title: Partner

Address for Notices:

Catalio Structured Opportunities AIV I LP
512 W 22nd St, 5th Floor
New York, NY 10011
Attn: Credit Notices
Email:

With copies to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
Attn: Brent Little
Phone:
Email:

[Signature Page to Credit Agreement and Guaranty]

Schedule 1

Loans Schedule

Tranche A Term Loans

Lenders and their respective Applicable Commitments:

Lender	Applicable Commitment
Symbiotic Capital Opportunities Holding, L.P.	$25,000,000
Catalio Structured Opportunities AIV I LP	$5,000,000
Tranche A Commitment	$30,000,000

The following defined terms apply to the Tranche A Term Loans:

“Tranche A Funding Condition” means that that a Borrowing Notice with respect to the Tranche A Term Loans shall have been received by the Administrative Agent.

Tranche B Term Loans

Lenders and their respective Applicable Commitments:

Lender	Applicable Commitment
Symbiotic Capital Opportunities Holding, L.P.	$12,500,000
Catalio Structured Opportunities AIV I LP	$2,500,000
Tranche B Commitment	$15,000,000

The following defined terms apply to the Tranche B Term Loans:

“Tranche B Availability Period” means the period starting on the first Business Day following receipt by the Administrative Agent of the Tranche B Condition Certificate and ending on the applicable Commitment Termination Date.

“Tranche B Condition Certificate” means a certificate signed by a Responsible Officer of the Borrower certifying that the Tranche B Funding Milestone has occurred.

“Tranche B Funding Condition” means that the Administrative Agent and the Lenders shall have received the Tranche B Condition Certificate certifying that Tranche B Funding Milestone has occurred.

“Tranche B Funding Milestone” means (a) at least four hundred twenty (420) patients have been enrolled in the Revitalize-1 registration trial, and (b) the Borrower has consummated a Qualified IPO on or prior to July 31, 2024.

Tranche C Term Loans

Lenders and their respective Tranche C Amounts:

Lender	Applicable Amount
Symbiotic Capital Opportunities Holding, L.P.	$16,666,667
Catalio Structured Opportunities AIV I LP	$3,333,333
Tranche C Amount	$20,000,000

The following defined terms apply to the Tranche C Term Loans:

“Tranche C Availability Period” means, as to any Lender, the period (a) starting on the first Business Day following receipt by (i) the Administrative Agent and the Borrower of such Lender’s written notice committing to provide a Tranche C Commitment in accordance with this Agreement and (ii) the Borrower and such Lender of the Administrative Agent’s approval in its sole discretion; provided that the date of the foregoing receipts shall be on or prior to June 30, 2025, and (b) ending on the day immediately prior to the Maturity Date.

Schedule 2

Products

•	Revita®:

Fractyl Health’s lead product candidate, Revita®, is based on the company’s insights surrounding the potential role of the gut in metabolic diseases. Revita is designed to remodel the duodenal lining via hydrothermal ablation (i.e., duodenal mucosal resurfacing) to edit abnormal intestinal nutrient sensing and signaling mechanisms that are a potential root cause of metabolic diseases. Revita has received a CE mark in Europe and, in January 2022, received reimbursement authorization through NUB in Germany. In the United States, Revita is for investigational use only under US law and has received Breakthrough Device Designation from the FDA to improve glycemic control and eliminate insulin needs in T2D patients who are inadequately controlled on long-acting insulin. A pivotal study of Revita in patients with inadequately controlled Type 2 Diabetes despite multiple medicines and insulin, called Revitalize 1, is currently enrolling in the United States and Europe.

The Revita Duodenal Mucosal Resurfacing System (Revita System) minimally invasive catheter-based system for submucosal lift and hydro thermal mucosal ablation of the duodenum to alter the proximal intestinal mucosal hormonal signaling that mediates insulin resistance. Duodenal mucosal resurfacing (DMR) is achieved via trans-oral delivery of a balloon catheter in conjunction with direct endoscopic visualization. The Revita System comprises the following four components:

•	Catheter (sterile, single-use)

•	Line set (sterile, single-use)

•	Umbilical (non-sterile, re-usable, replaceable)

•	Console (non-sterile, re-usable, serviceable)

The Revita Console is designed with both a user interface, which guides the user through the procedure and is equipped with redundant sensoring to ensure safe operation and user notification. The Revita Console provides injectate to the Catheter via the Line Set, while the hot fluid ablation cycle is provided to the catheter via the Umbilical. The system has been tested and validated to the highest standards for safety, performance and compliance, which is reflected in the current CE Mark in the EU and IDE approval in the US.

•	Rejuva®:

Fractyl Health’s Rejuva® platform focuses on developing next-generation adeno-associated virus (AAV)-based, locally delivered gene therapies for the treatment of T2D and other metabolic diseases. The Rejuva platform is in preclinical development and has not yet been evaluated by regulatory agencies for investigational or commercial use. Rejuva leverages advanced delivery systems and proprietary screening methods to identify and develop metabolically active gene therapy candidates targeting the pancreas. The program aims to transform the management of metabolic diseases by offering novel, disease-modifying therapies that address the underlying root causes of disease.

Schedule 7.05

Certain Intellectual Property

7.05(b)(i)

None.

7.05(b)(ii)

None.

7.05(b)(iii)

None.

7.05(b)(iv)

None.

Schedule 7.06(a)

Litigation

None.

Schedule 7.06(c)

Collective Bargaining Agreements

None.

Schedule 7.08

Taxes

None.

Schedule 7.12

Information Regarding Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Parent	Equity Ownership by Parent
Fractyl Securities Corporation	Massachusetts	Fractyl Health, Inc.	100%
Fractyl Laboratories LTD.	England & Wales	Fractyl Health, Inc.	100%

Schedule 7.13

Material Agreements

None.

Schedule 7.14

Restrictive Agreements

None.

Schedule 7.15

Real Property Owned or Leased by Obligors

Leased/Owned Property Address	Lease/Owned	Lessor

Schedule 7.16

Pension Matters

None.

Schedule 7.17(c)

Adverse Findings

None.

Schedule 7.22

Royalties and Other Payments

None.

Schedule 9.01

Existing Indebtedness

•	2023 Financing Amended and Restated Convertible Promissory Note issued by Fractyl Health, Inc. to CVF, LLC, in the principal amount of $10,449,589.04

•	2023 Financing Amended and Restated Convertible Promissory Note issued by Fractyl Health, Inc. to Maverick Growth Fund, L.P., in the principal amount of $5,224,794.52

•	2023 Financing Amended and Restated Convertible Promissory Note issued by Fractyl Health, Inc. to Maverick Designated Investments Fund, L.P., in the principal amount of $5,224,794.52

•	Equipment financing with De Lage Landen Financial Services, Inc., in connection with a 3D printer (the “3D Printer Financing”)

•	Equipment financing with CIT Bank, N.A. in connection with copy and printer equipment (the “Copy and Printer Financing”)

•	Letter of Credit issued by Silicon Valley Bank in favor of 3 VDG JV LLC, c/o Jumbo Capital Incorporated in connection with the Burlington, MA lease (the “SVB LC”)

•	Letter of Credit issued by JPMorgan in favor of BP 17 Hartwell LLC C/O Boston Properties, Inc., in connection with the Lexington, MA lease (the “JPM LC”)

Schedule 9.02

Existing Liens

•	Lien in connection with the 3D Printer Financing

•	Lien in connection with the Copy and Printer Financing

•	Lien on collateral account in connection with the SVB LC

•	Lien on collateral account in connection with the JPM LC

Schedule 9.05(a)

Existing Investments

•	Schedule 7.12 is incorporated herein by reference.

Schedule 9.09

Sale of Assets

None.

Schedule 9.10

Transactions with Affiliates

None.

Schedule 9.14

Existing Sales and Leasebacks

None.

CONFIDENTIAL

EXHIBIT A

FORM OF NOTE

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY WITH RESPECT TO THIS NOTE, PLEASE CONTACT THE BORROWER AT 17 HARTWELL AVE; LEXINGTON, MA 02421; ATTN: GENERAL COUNSEL OR VIA EMAIL AT STOOMEY@FRACTYL.COM WITH A COPY TO LATHAM & WATKINS LLP; 200 CLARENDON STREET; BOSTON, MA 02116; ATTN: EVAN G. SMITH OR VIA EMAIL AT EVAN.SMITH@LW.COM.

TRANCHE [A][B][C] TERM LOAN NOTE

U.S. $[ • ]	[ • ], 20[ • ]

FOR VALUE RECEIVED, the undersigned, FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [LENDER] (the “Lender”), in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of the Tranche [A][B][C] Term Loan (the “Loan”) made by the Lender pursuant to Section 2.01 of the Credit Agreement and Guaranty, dated as of September 7, 2023, among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Symbiotic Capital Agency LLC, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), on the dates and at the times set forth in the Credit Agreement. Capitalized terms used in this Note and not otherwise defined herein shall have the meanings attributable to such terms in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of the Loan on the dates and at the rate or rates provided for in the Credit Agreement. All payments of principal and interest shall be made in lawful money of the United States in immediately available funds to the Lender at such place and to such account or accounts as the Administrative Agent may direct from time to time by notice to the Borrower in accordance with the Credit Agreement, on the date or dates and times specified in the Credit Agreement.

This Note is one of the Notes referred to in and is issued pursuant to the terms of the Credit Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein. Reference is hereby made to the Credit Agreement for a statement of the terms and conditions governing this Note, including those related to voluntary and mandatory prepayment of this Note and acceleration of the maturity hereof upon the happening of certain stated events.

EXHIBIT A-1

This Note is secured, on a parity basis with the other Notes, by the Security Documents. Reference is hereby made to the Security Documents for a description of the collateral thereby mortgaged, warranted, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note and the rights of the holder of this Note and the Administrative Agent in respect of such security and otherwise.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

[Signature Page Follows]

EXHIBIT A-2

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the day and year first above written.

FRACTYL HEALTH, INC.

By

Name:
Title:

EXHIBIT A-3

EXHIBIT B

FORM OF BORROWING NOTICE

Date: [ • ]

To: [ • ]

Copies to: [ • ]

Re: Borrowing under the Credit Agreement

Ladies and Gentlemen:

The undersigned, FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.02 of the Credit Agreement, of the Tranche [A][B][C] Borrowing of the Loan specified herein:

1.	The [date of the Borrowing][1][Applicable Funding Date][2] is [ • ].[3]

2.	The proposed Borrowings shall constitute Tranche [A][B][C] Term Loans.

3.	The amount of the proposed Borrowing is $[ ].

4.	The payment instructions with respect to the funds to be made available to the Borrower are as follows:

Bank name: [ • ]

Bank Address: [ • ]

Routing Number: [ • ]

Account Number: [ • ]

[1]	Use this language for the initial Borrowing of the Tranche A Term Loans on the Closing Date. Must be a Business Day.
[2]	Use this language for a Borrowing of Tranche B or Tranche C Term Loans after the Closing Date. Must be a Business Day.
[3]

Pursuant to Section 2.02 of the Credit Agreement, this Borrowing Notice must be delivered to the Administrative Agent prior to 12:00 P.M. (Pacific Time) at least ten (10) Business Days (or such shorter period agreed by the Administrative Agent) prior to the Closing Date for a Borrowing of Tranche A Term Loans occurring on the Closing Date, or 12:00 P.M (Pacific Time) at least ten (10) Business Days prior to any Applicable Funding Date (or, in each case, such shorter period agreed by the Administrative Agent).

[Signature Page Follows]

EXHIBIT B-1

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be duly executed and delivered as of the day and year first above written.

BORROWER:

FRACTYL HEALTH, INC.

By

Name:
Title:

EXHIBIT B-2

EXHIBIT C

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] (this “Agreement”) by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [Insert: corporation, limited partnership, limited liability company, etc.] (the “Additional Subsidiary Guarantor”), under that certain Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, each lender from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make an extension of credit to the Borrower upon the terms and conditions set forth in the Credit Agreement;

WHEREAS, Section 8.12 of the Credit Agreement provides that any new Domestic Subsidiary of the Borrower (other than any MSC Subsidiary) shall become a Subsidiary Guarantor under the Credit Agreement by execution and delivery of an instrument in the form of this Agreement; and

WHEREAS, the undersigned Additional Subsidiary Guarantor is executing this Agreement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor as consideration for Loans previously made pursuant to Section 2.01 of the Credit Agreement;

NOW, THEREFORE, the Additional Subsidiary Guarantor agrees as follows:

Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

Section 2. The Guaranty. In accordance with Section 8.12 of the Credit Agreement, the Additional Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Guaranty with the same force and effect as if originally named therein as a Subsidiary Guarantor, and the Additional Subsidiary Guarantor hereby (a) jointly and severally with the other Subsidiary Guarantors, guarantees to the Administrative Agent and the Lenders, and their respective successors and permitted assigns, the full and punctual payment in full or performance (whether at stated maturity, by acceleration or otherwise), of all Guaranteed Obligations in the same manner and to the same extent as is provided in Section 13 of the Credit Agreement and (b) makes the representations and warranties set forth in Section 7 of the Credit Agreement applicable to a Subsidiary Guarantor, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof[; provided that the Schedules to the Credit Agreement are hereby supplemented to

EXHIBIT C-1

include the items set forth on the corresponding schedules to this Agreement].1 Each reference to a “Subsidiary Guarantor” in the Loan Documents shall be deemed to include the Additional Subsidiary Guarantor as if originally named therein as a Subsidiary Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 3. Representations and Warranties. The Additional Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4. Counterparts; Integration. This Agreement may be executed in any number of counterparts (including electronic imaging means), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 5. Effect on Guaranty. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

Section 6. Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

[1]	If any Schedules set forth in Section 7 of the Credit Agreement need to be updated, include such updates as a schedule to this Agreement.

EXHIBIT C-2

(b) Jurisdiction. The Additional Subsidiary Guarantor irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Additional Subsidiary Guarantor hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue. The Additional Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 6 or in Section 14.10(a) of the Credit Agreement and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

(d) Service of Process. The Additional Subsidiary Guarantor irrevocably consents to service of process in the manner provided for notices in Section 14.02 of the Credit Agreement. Nothing in this Agreement will affect the right of the Administrative Agent to serve process in any other manner permitted by applicable law.

Section 7. Waiver of Jury Trial. THE ADDITIONAL SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law, the Additional Subsidiary Guarantor agrees that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof. Without limiting the foregoing provisions of this Section 8, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, examinership, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

EXHIBIT C-3

Section 9. Notices. All communications and notices hereunder shall be in writing (including by telecopy or email) and given as provided in Section 14.02 of the Credit Agreement.

Section 10. Administrative Agent’s Expenses. The Additional Subsidiary Guarantor agrees to reimburse the Administrative Agent for all of its reasonable and documented out of pocket expenses in connection with this Agreement as provided in Section 14.03(a) of the Credit Agreement.

[Signature Page Follows]

EXHIBIT C-4

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By
Name:
Title:

Address for Notices:
[ ]
[ ]
Attn:	[ ]
Tel.:	[ ]
Fax:	[ ]
Email:	[ ]

EXHIBIT C-5

EXHIBIT D

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, each Lender from time to time party thereto and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date: , 20[•]

EXHIBIT D-1-1

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date: , 20[•]

EXHIBIT D-2-1

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date: , 20[•]

EXHIBIT D-3-1

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date: , 20[•]

EXHIBIT D-4-1

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(d) of the Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his or her signature, hereby certifies (in his or her capacity as an officer of the Borrower and not in his or her individual capacity or with any personal liability), on behalf of the Borrower for the benefit of the Lenders and pursuant to Section 8.01(d) of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof:

[In accordance with Section 8.01[(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year] ended [ • ] required to be delivered.] / [The financial statements for the [fiscal quarter/fiscal year] ended [ • ] required to be furnished pursuant to Section 8.01[(b)/(c)] of the Credit Agreement are publicly available on “EDGAR” or on the Borrower’s website.] Such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the dates indicated therein and the results of operations of the Borrower and its Subsidiaries for the periods indicated therein and have been prepared in accordance with GAAP consistently applied [(subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes)]1[and shall be permissible to be subject to any “going concern” or like qualifications or exception or emphasis of matter of going concern footnote or any qualification or exception as to the scope of such audit].2

1. [The Borrower is in compliance with the covenant contained in Section 10.02(b) of the Credit Agreement as of the date hereof, and attached hereto as Annex B is evidence (which shall be reasonably satisfactory to the Administrative Agent) that the Borrower is in compliance with the covenant set out in Section 10.02(b) of the Credit Agreement.]3

[1]	Insert language in brackets only for quarterly certifications delivered pursuant to Section 8.01(b) of the Credit Agreement.
[2]	Insert language in brackets only for quarterly certifications delivered pursuant to Section 8.01(C) of the Credit Agreement.
[3]	Insert language in brackets only for certifications once the conditions of Section 10.02 of the Credit Agreement have been met, on or prior to June 30, 2024.

EXHIBIT E-1

2. No Default or Event of Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, which describes in detail the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event].

3. [Attached hereto as Annex D is an update to the information on Schedule 1 to the Security Agreement since the [Closing Date][last Quarterly Reporting Date (as defined in the Security Agreement)], required to be updated pursuant to Sections 5(e) (Location of Collateral), 5(k) (Inventory), and 5(l) (Notices, Reports, and Information) of the Security Agreement.]

4. [Attached hereto as Annex E is an update to the information on Schedule 2 to the Security Agreement since the [Closing Date][last Quarterly Reporting Date], required to be updated pursuant to Section 3(e)(ii) (Registered Intellectual Property Collateral) of the Security Agreement.]

5. [Attached hereto as Annex F is an update to the information on Schedule 3 to the Security Agreement since the [Closing Date][last Quarterly Reporting Date (as defined in the Security Agreement)], required to be updated pursuant to Sections 3(b) (Pledged Collateral) of the Security Agreement.]4

6. [Attached hereto as Annex G is a list of all Accounts of any Grantor (as defined in the Security Agreement) in an aggregate amount in excess of $250,000 per fiscal year arising from Contracts with the United States or any department, agency or instrumentality thereof, arising since the [Closing Date][last Quarterly Reporting Date], required to be updated pursuant to Section 5(i)(ii) of the Security Agreement.]

7. [Attached hereto as Annex H is a list of all new Material Agreements of any Obligor together with copies thereof, arising since the [Closing Date][last Quarterly Reporting Date].]

8. [In accordance with Section 8.01(d) of the Credit Agreement, attached hereto as Annex H are details of any material issues that are raised by auditors and any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.17 or Section 7.21 of the Credit Agreement to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Material Adverse Change (after giving effect to such qualifier)) if such representation or warranty were to be made at the time of delivery of this Compliance Certificate.]

[4]

To the extent any of the updated information includes certificates or instruments representing Pledged Collateral (as defined in the Security Agreement) with a value in excess of $250,000, such certificates or instruments should be delivered to the Administrative Agent (together with appropriate instruments of transfer or assignment in blank) no later than the Quarterly Reporting Date immediately following the date such certificates or instruments were received by the applicable Grantor. See Section 3(b) of the Security Agreement.

[Signature Page Follows]

EXHIBIT E-2

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

FRACTYL HEALTH, INC.

By
Name:
Title:

EXHIBIT E-3

ANNEX A TO COMPLIANCE CERTIFICATE

FINANCIAL STATEMENTS

[See attached.]

EXHIBIT E-4

ANNEX B TO COMPLIANCE CERTIFICATE

FINANCING MILESTONE

Section 10.02(b) of the Credit Agreement

	Required	Actual		Complies
[Qualified Financing Proceeds received between Closing Date and December 15, 2023][1]	$10,000,000	$		Yes No N/A
[Qualified Financing Proceeds received between Closing Date and February 15, 2024][2]	$40,000,000	$		Yes No N/A
Qualified Financing Proceeds received on or after the Closing Date but prior to June 30, 2024	$100,000,000	$
or	or		or	Yes No N/A
Qualified IPO consummated prior to June 30, 2024	$60,000,000	$

[1]

Prior to Borrower’s receipt of Qualified Financing Proceeds of at least $10,000,000 during the period commencing on the Closing Date and ending on or prior to December 15, 2023, to be included only for quarterly reporting delivered pursuant to Section 8.01(b) of the Credit Agreement.

[2]

Prior to Borrower’s receipt of Qualified Financing Proceeds of at least $40,000,000 during the period commencing on the Closing Date and ending on or prior to February 15, 2024, to be included only for quarterly reporting delivered pursuant to Section 8.01(b) of the Credit Agreement.

EXHIBIT E-5

ANNEX C TO COMPLIANCE CERTIFICATE

DEFAULTS OR EVENTS OF DEFAULT

[IF NEEDED]

EXHIBIT E-6

ANNEX D TO COMPLIANCE CERTIFICATE

UPDATES TO SCHEDULE 1 TO THE SECURITY AGREEMENT

[IF NEEDED]

EXHIBIT E-7

ANNEX E TO COMPLIANCE CERTIFICATE

UPDATES TO SCHEDULE 2 TO THE SECURITY AGREEMENT

[IF NEEDED]

EXHIBIT E-8

ANNEX F TO COMPLIANCE CERTIFICATE

UPDATES TO SCHEDULE 3 TO THE SECURITY AGREEMENT

[IF NEEDED]

EXHIBIT E-9

ANNEX G TO COMPLIANCE CERTIFICATE

GOVERNMENTAL ACCOUNTS

[IF NEEDED]

EXHIBIT E-10

ANNEX H TO COMPLIANCE CERTIFICATE

MATERIAL AGREEMENTS

[IF NEEDED]

EXHIBIT E-11

ANNEX I TO COMPLIANCE CERTIFICATE

COMPLIANCE WITH LAWS AND AGREEMENTS, REGULATORY APPROVALS AND PRIORITY OF OBLIGATIONS

[IF NEEDED]

EXHIBIT E-12

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [__________] (the “Assignor”) and [__________] (the “Assignee”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an Affiliate of [identify Lender]]

3.	Borrower: FRACTYL HEALTH, INC.

EXHIBIT F-1

4.	Administrative Agent: Symbiotic Capital Agency LLC

5.

Credit Agreement: Credit Agreement and Guaranty, dated as of September 7, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Borrower, certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time thereunder, the Lenders from time to time party thereto and the Administrative Agent.

6.	Assignee’s jurisdiction of tax residence:

7.	Assigned Interest[s]:

Assignor[s][1]	Assignee[s][2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[3]
		$	$	%
		$	$	%
		$	$	%

[Signature Page Follows]

[1]	List each Assignor, as appropriate
[2]	List each Assignee, as appropriate
[3]	Set forth, to at least nine decimals, as a percentage of the Loans of all Lenders thereunder.

EXHIBIT F-2

Effective Date: ______________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:
Title:

Consented to and Accepted:

SYMBIOTIC CAPITAL AGENCY LLC, as Administrative Agent

By:

Name:
Title:

[Consented to:

FRACTYL HEALTH, INC.

By:

Name:
Title:[4]

[4]

The consent of the Borrower is required unless (x) an Event of Default under Section 11.01(a) or 11.01(h) of the Credit Agreement has occurred and is continuing at the time of such assignment or (y) such assignment is to an Eligible Transferee described in clause (vi) of the definition thereof in the Credit Agreement.

EXHIBIT F-3

ANNEX 1

STANDARD TERMS AND CONDITIONS

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Transferee (or, if an Event of Default under Section 11.01(a) or 11.01(h) has occurred and is continuing, or with the prior written consent of the Borrower in its sole and absolute discretion, is a Person that is not a Defaulting Lender), and it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 8.01(b) and (c) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

EXHIBIT F-4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (PDF format) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F-5

EXHIBIT G

FORM OF LANDLORD CONSENT

This CONSENT AGREEMENT (this “Agreement”) is entered into as of [ • ], 20[ • ], by and between [INSERT NAME OF LANDLORD] (“Landlord”), [INSERT NAME OF TENANT] (the “Tenant”) and Symbiotic Capital Agency LLC (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), with reference to the following facts:

WHEREAS, Landlord and the Tenant have entered into that certain lease, dated as of [ • ], 20[ • ] and attached hereto as Annex A (the “Lease”) for certain premises described in the Lease for certain premises described in the Lease and [insert location address] (the “Premises”);

WHEREAS, the Tenant has entered into (i) that certain Credit Agreement and Guaranty, dated as of September 7, 2023, among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto [including the Tenant], the Lenders from time to time party thereto and the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (ii) that certain Security Agreement, dated as of September 7, 2023, among the Borrower, the other Grantors from time to time party thereto [including the Tenant], and the Administrative Agent (as amended or otherwise modified from time to time, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Administrative Agent has obtained a continuing security interest in, among other things, substantially all assets of the Tenant, whether now owned or hereafter acquired (the “Collateral”), including any equipment, tools, machinery, inventory, stock, goods, furniture, accounts receivable, trade fixtures and other property (together with all additions, substitutions, replacements, improvements and proceeds thereof, “Tenant’s Property”) that are now or in the future may become located or stored at the Premises, until all Obligations (other than the inchoate indemnification and reimbursement obligations for which no claim has been made) have been paid in full in cash and the Credit Agreement has been terminated (the capitalized terms used above but not defined shall have the definition provided in the Credit Agreement or Security Agreement, as applicable).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect, (c) Landlord has no actual knowledge of any defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease and (d) Landlord has no knowledge of the occurrence of any default under or in connection with the Lease.

2. Tenant’s granting of a security interest in or lien upon the Collateral in favor of the Administrative Agent shall not constitute a default under the Lease or permit Landlord to terminate the Lease or otherwise be the basis for the exercise of any remedy by Landlord. Tenant’s obligations under the Loan Documents, and any of the terms and conditions thereof, may be amended, modified or extended without consent of or notice to Landlord.

EXHIBIT G-1

3. Landlord shall send to the Administrative Agent a concurrent copy of any notice of default or acceleration of rent payments under the Lease sent to Tenant. Failure by Landlord to send any such notice shall not affect the rights or obligations of Landlord or Tenant under the Lease and Landlord shall not incur any liability for failure to do so. Landlord shall allow the Administrative Agent the same rights to cure a default under the Lease as Tenant has under the Lease during the same cure period afforded to Tenant (provided that the Administrative Agent shall have no obligation to cure). Landlord shall also send to the Administrative Agent notice of any termination of the Lease within five (5) business days thereof. No action by Administrative Agent pursuant to this Agreement shall be deemed to be an assumption by Administrative Agent of any obligation under the Lease, and, except as explicitly provided in Sections 7 and 10 below, the Administrative Agent shall not have any obligation to Landlord.

4. Landlord waives and releases in favor of the Administrative Agent: (a) each and every right which Landlord now has under applicable law or by virtue of the Lease, to levy or distrain upon for rent, in arrears, in advance or both, or to claim or assert title to the Tenant’s Property that is located on the Premises and (b) any and all other interests or claims of every nature whatsoever which Landlord may now or hereafter have in or against Tenant’s Property for any rent, storage charges, or other sums due, or to become due, to Landlord by Tenant.

5. Tenant’s Property is and will remain personal property and shall not be considered fixtures or otherwise part of the Premises regardless of whether or by what means it is or may become attached or affixed to the Premises. Landlord shall provide prompt written notice to the Administrative Agent at the address set forth in its signature block of any early termination or expiration of the lease or any abandonment of the Premises by the Tenant.

6. Landlord hereby agrees to not exercise any of Landlord’s rights, remedies, powers, privileges, or discretions with respect to Tenant’s Property, or Landlord’s liens or security interests in Tenant’s Property, unless and until Landlord receives written notice from the Administrative Agent that Tenant’s obligations under the Loan Documents have been paid in full. The foregoing waiver is for the benefit of the Administrative Agent only and does not affect the obligations of Tenant to Landlord under the Lease.

7. During the term of the Lease and subject to the rights of the Tenant under Section 8.06 of the Credit Agreement, Landlord grants to the Administrative Agent a license to enter upon and into the Premises upon reasonable prior written notice to each of Landlord and the Tenant at reasonable times during regular business hours to take possession of, sell or otherwise enforce its security interest in Tenant’s Property. Landlord shall cooperate with the Administrative Agent’s enforcement of its security interest and rights in Tenant’s Property, at no cost to Landlord. The Administrative Agent will comply with any security or escort requirements or other reasonable requirements imposed by Landlord. The Administrative Agent shall promptly repair, at the Administrative Agent’s expense, or reimburse Landlord for any physical damage to the Premises caused by the conduct of such sale and any removal of Tenant’s Property by or through the Administrative Agent (normal wear and tear excluded); provided that the Administrative Agent shall not be liable for any diminution in value of the Premises caused by the absence of any of Tenant’s Property or any other property left on the Premises by Landlord or Tenant.

EXHIBIT G-2

8. So long as the Tenant remains in possession of the Premises, Landlord will not dispose of any of the Tenant’s Property nor assert any right or interest therein. If any of Tenant’s Property remains on the Premises after the Tenant has vacated the Premises and an Event of Default has occurred and is continuing, Landlord (i) will promptly inform the Administrative Agent of the vacancy and not dispose of any of the Tenant’s Property nor assert any right or interest therein, unless the Administrative Agent has had a reasonable period of time (in any case, not less than ninety (90) days after the Administrative Agent has actual knowledge that the Tenant has vacated the Premises) to exercise the Administrative Agent’s rights in and to the Tenant’s Property, and (ii) will permit the Administrative Agent, or its agents or representatives, upon two (2) business days’ prior written notice by the Administrative Agent to Landlord at the address set forth in its signature block, to enter upon the Premises during such ninety (90) day period for the purpose of exercising any right the Administrative Agent may have under the terms of the Credit Agreement or Security Agreement, at law, or in equity, including, without limitation, the right to remove the Collateral and the right to conduct a public auction or private sale of Tenant’s Property at the Premises, provided that the Administrative Agent shall use reasonable best efforts to notify Landlord first and hold such auction or sale in a manner that would not unduly disrupt Landlord’s or any other tenant’s use of the Premises.

9. If any order or injunction is issued or stay granted which prohibits the Administrative Agent from exercising any of its rights hereunder, then, at the Administrative Agent’s option, the period set forth in this Section 9 shall be stayed during the period of such prohibition and shall continue thereafter for the greater of (i) the number of days remaining for the Administrative Agent to perform under Section 3 or (ii) thirty (30) days.

10. The Administrative Agent agrees, promptly to repair any damage to the Premises caused by the Administrative Agent’s or its agent’s removal of the Tenant’s Property following the occurrence and continuance of an Event of Default or, if Landlord, in its sole discretion, shall elect to make such repairs, to pay to Landlord promptly the reasonable costs and expenses incurred in connection therewith. The Administrative Agent hereby indemnifies Landlord for any claim, liability or expense (including reasonable attorneys’ fees) arising out of or in connection with the Administrative Agent’s or its agent’s entry upon the Premises and removal of the Collateral. Notwithstanding the foregoing, the Administrative Agent shall not (i) be liable for any diminution in value of the Premises caused by the absence of any Collateral so removed or (ii) have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by the Tenant.

11. All notices hereunder to Landlord or to the Administrative Agent shall be in writing and sent to Landlord or to the Administrative Agent at its address set forth on the signature page hereof by email, United States mail or overnight delivery service.

12. The agreements contained herein shall continue in effect until all amounts advanced under the Credit Agreement have been paid in full in cash. Upon payment in full in cash (other than contingent or inchoate indemnification and reimbursement obligations for which no claim has been made) of Tenant’s obligations under the Credit Agreement, all agreements herein shall automatically terminate without further action of any of the parties party hereto.

EXHIBIT G-3

13. This Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the laws of the State of New York.

14. Landlord irrevocably and unconditionally (a) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against the Administrative Agent arising out of or relating to this Agreement in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, (b) submits to the jurisdiction of such courts and agrees that all claims in respect of such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court, (c) agrees that a final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section, (e) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (f) consents to the service of any process, summons, notice or document in any such action, litigation or proceeding by registered mail addressed to Landlord at its address set forth on the signature page hereof. Nothing herein will affect the right of the Administrative Agent to serve legal process in any other manner permitted by law or affect the Administrative Agent’s right to bring any action, litigation or proceeding against Landlord or its property in the courts of other jurisdictions. To the extent that Landlord has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Landlord irrevocably waives such immunity in respect of its obligations under this Agreement.

15. Sub-Agent. All rights of the Administrative Agent hereunder may be exercised by any other person acting on the Administrative Agent’s behalf as its sub-agent and designated by the Administrative Agent in writing as such.

16. WAIVER OF JURY TRIAL. LANDLORD IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR AGENT’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

17. This Agreement may be executed in any number of counterparts (including electronic imaging means), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in this Agreement shall be

EXHIBIT G-4

deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

18. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the respective parties hereto.

[Signature Page Follows]

EXHIBIT G-5

IN WITNESS WHEREOF, the undersigned have executed this instrument at _______________, this ____ day of ______________, 20__.

[LANDLORD’S NAME], as Landlord

By:
Name:
Title:

Address for Notices:
[ ]
[ ]
Attn:	[ ]
Tel.:	[ ]
Fax:	[ ]
Email:	[ ]

SYMBIOTIC CAPITAL AGENCY LLC, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Symbiotic Capital Agency LLC, as Administrative Agent
[ ]
Attn:	[ ]
Email:	[ ]

With copies to:

Cooley LLP 10265 Science Center Drive
San Diego, CA 92121
Attn:	[ ]
Tel.:	[ ]
Email:	[ ]

EXHIBIT G-6

Acknowledged and Agreed to:

[TENANT’S NAME], as the Tenant

By

Name:
Title:

EXHIBIT G-7

ANNEX A

Lease

(See attached.)

EXHIBIT G-8

EXHIBIT H

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This Intercompany Subordination Agreement, dated as of [ • ], 20[ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Subordination Agreement”), is entered into by and among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that are parties hereto, certain other Subsidiaries of the Borrower that may, from time to time in the future, become parties hereto by executing and delivering a joinder agreement in substantially the form of Exhibit A hereto (any such Subsidiary being herein, individually, a “Subsidiary Party” and collectively the “Subsidiary Parties”) and Symbiotic Capital Agency LLC in its capacity as Administrative Agent for the Lenders under the Credit Agreement (as defined below) (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”).

Reference is made to that certain Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time thereunder, the Lenders from time to time party thereto and the Administrative Agent. Unless otherwise defined, capitalized terms used herein have the meanings set forth in the Credit Agreement.

This Subordination Agreement is being executed and delivered by the parties hereto pursuant to Sections 8.12(a), 9.01(b), 9.01(e) and 9.01(g), as applicable, of the Credit Agreement.

One or more of the Borrower and the Subsidiary Parties (each, individually, a “Borrower Party” and collectively, the “Borrower Parties”), in their capacities as lenders (each such entity, together with its successors, assigns and transferees in such capacity, individually, a “Junior Creditor”, and, collectively, “Junior Creditors”) has made, or may from time to time make, loans or extend other financings to either (i) one or more of the Borrower Parties that is an Obligor (each such Obligor, in its capacity as a borrower from any Junior Creditor (together with its successors, assigns and transferees) being herein, individually, a “Loan Party Obligor”, and, collectively, “Loan Party Obligors”) or (ii) if such Junior Creditor is an Obligor, one or more of the Subsidiary Parties that is not an Obligor (each such entity, in its capacity as a borrower from any such Junior Creditor that is an Obligor (together with its successors, assigns and transferees) being herein, individually, a “Subsidiary Obligor”, and collectively, “Subsidiary Obligors”, and together with the Loan Party Obligors, individually, a “Debtor Obligor”, and, collectively, “Debtor Obligors”) to the extent permitted pursuant to Section 9.01 of the Credit Agreement. All such Indebtedness resulting from the making of any such loan or financing, together with all principal, interest, premiums, fees, costs, expenses, liabilities, indemnification amounts, obligations and other amounts of any type or nature owing or arising in respect thereof, is herein collectively referred to as the “Junior Obligations”.

EXHIBIT H-1

Each of the Junior Creditors and each of the Debtor Obligors, for the benefit of the Secured Parties and each of their permitted successors, transferees and assigns, hereby irrevocably and unconditionally agree as follows:

1.

All payment obligations and other monetary obligations of any Debtor Obligor arising from time to time under or in connection with any Junior Obligations to any Junior Creditor are, and shall be, subordinated in right of payment and performance to the extent and in the manner set forth herein, to the prior Payment in Full (as defined below) of all Obligations (other than contingent or inchoate indemnification and reimbursement obligations for which no claim has been made) owing under the Credit Agreement and the Loan Documents, whether in respect of principal, interest, fees or other monetary obligations or liabilities of any type or nature, including costs and expenses of enforcement, if any, and, where applicable, such Debtor Obligor’s Guaranty thereof (collectively the “Senior Obligations”), notwithstanding the maturity date or amortization date of any Junior Obligations or any acceleration of the maturity date related thereto, any default by or insolvency of any Debtor Obligor or any other Person, or otherwise.

2.	This Subordination Agreement is for the benefit of, and shall be enforceable by the Administrative Agent on behalf of, the Secured Parties.

3.

In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Debtor Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any bankruptcy, insolvency or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Debtor Obligor or otherwise, the Administrative Agent shall be entitled to receive Payment in Full of the Senior Obligations before any Junior Creditor is entitled to receive any payment of all or any of the Junior Obligations, and any payment or distribution of any kind (whether in cash, property or securities, but other than (i) equity securities or (ii) debt securities of such Obligor that are subordinated, to at least the same extent as the Junior Obligations hereunder, to the payment of all Senior Obligations then outstanding) that otherwise would be payable or deliverable upon or with respect to the Junior Obligations in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Junior Obligations) shall be paid or delivered in accordance with the Credit Agreement for the account of the applicable Lenders for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Obligations until the Payment in Full of the Senior Obligations.

4.	If any proceeding referred to in Section 3 above is commenced by or against any Debtor Obligor,

a.

the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Junior Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 3 above and give acquittance therefor and to file claims and proofs of claim and take such other action

EXHIBIT H-2

(including, without limitation, voting the Junior Obligations or enforcing any security interest or other lien securing payment of the Junior Obligations) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or Lenders hereunder; and

b.

each Junior Creditor shall duly and promptly take such action as the Administrative Agent may reasonably request (A) to collect the Junior Obligations for the account of the Lenders and to file appropriate claims or proofs or claim in respect of the Junior Obligations, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as either may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Junior Obligations, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Junior Obligations.

5.

At all times during a Subordination Triggering Event (as defined below) and until Payment in Full of all Senior Obligations, (i) no Debtor Obligor shall make, and no Junior Creditor shall accept, receive or collect from or on behalf of any Debtor Obligor, any direct or indirect payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Junior Creditor, from or by way of collateral, or otherwise) on account of any of the Junior Obligations, and (ii) under no circumstance shall any payment of any of the Junior Obligations be accelerated, or any other remedy, enforcement action or other action be taken by any Junior Creditor against any Debtor Obligor or any property of any Debtor Obligor or of any other Person, in each case with respect to any of the Junior Obligations (including to assert, enforce or collect any of the Junior Obligations), in each case, without the prior written consent of the Administrative Agent.

6.

No Junior Creditor shall, directly or indirectly, independently or with any other Person, take any action that would be in violation of, or inconsistent with, or result in a breach of this Subordination Agreement or challenge or contest (i) the validity, perfection, priority or enforceability of this Subordination Agreement, any Senior Obligations or any Liens securing the Senior Obligations (“Senior Liens”), (ii) any of the rights of any Secured Party set forth in the Credit Agreement or any other Loan Document (including with respect to the Senior Liens), or (iii) the validity or enforceability of the Credit Agreement or any other Loan Document or any portion thereof.

7.

In the event that, during a proceeding referred to in Section 3 above or Subordination Triggering Event (as defined below) and prior to Payment in Full of the Senior Obligations, any Junior Creditor shall receive any payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Junior Creditor, or

EXHIBIT H-3

otherwise) on or in respect of all or any portion of the Junior Obligations in violation of any of the provisions of this Subordination Agreement, then such payment or distribution shall be held in trust by such Junior Creditor for the benefit of, and promptly (and in any event within five (5) Business Days) paid over by such Junior Creditor to the Administrative Agent for application of such payment or distribution to repay the Senior Obligations in accordance with the terms thereof, until Payment in Full of the Senior Obligations as confirmed in writing by the Administrative Agent to the Borrower.

8.

For purposes of this Subordination Agreement, (a) “Payment in Full” means, with respect to the Senior Obligations, that all such obligations (other than contingent indemnification and/or unasserted expense reimbursement obligations) and other amounts payable constituting Senior Obligations have been paid in full in cash and (b) “Subordination Triggering Event” shall mean the occurrence and continuation of any Default or Event of Default under the Credit Agreement and delivery to the Borrower by the Administrative Agent of notice that such Default or Event of Default shall constitute a Subordination Triggering Event.

9.	Neither any Junior Creditor nor any Debtor Obligor may, except as permitted under the Credit Agreement:

a.

sell, assign, pledge, encumber, transfer or otherwise dispose of any of its rights or obligations hereunder unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Subordination Agreement; or

b.

permit the terms of any of the Junior Obligations to be changed in such a manner as to have a material adverse effect upon the rights and remedies of the Administrative Agent or any of the Secured Parties pursuant to the Loan Documents.

10.

All rights and interests of the Administrative Agent and the other Secured Parties hereunder, and all agreements and obligations of each Junior Creditor and each Debtor Obligor under this Subordination Agreement, shall remain in full force and effect until Payment in Full of the Senior Obligations irrespective of:

a.	any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Senior Obligations or any part thereof;

b.	any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guarantee or any Senior Obligations;

c.	the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their sole discretion may determine;

EXHIBIT H-4

d.	the release or substitution of one or more of any endorsers or other guarantors of any of the Senior Obligations;

e.	the taking of, or failure to take any action which, but for this Section 10, might operate as a discharge of such Debtor Obligor;

f.

any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Debtor Obligor or a Junior Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Debtor Obligor or a Junior Creditor;

g.

any defense based on any claim that such Debtor Obligor’s or Junior Creditor’s obligations exceed or are more burdensome than those of any other Debtor Obligor or any other Junior Creditor, as applicable;

h.	any right to proceed against any Debtor Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

i.	any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

j.	to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

11.

The Administrative Agent and the Lenders are hereby authorized to demand specific performance of this Subordination Agreement, whether or not such Debtor Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Junior Creditor shall have failed to comply with any of the provisions of this Subordination Agreement applicable to it. Each Junior Creditor hereby irrevocably waives any defense based on the adequacy of remedy at law, which might be asserted as a bar to such remedy of specific performance.

12.

Each Junior Creditor agrees that no payment or distribution to the Administrative Agent or the other Lenders pursuant to the provisions of this Subordination Agreement shall entitle such Junior Creditor to exercise any right of subrogation in respect thereof until the Payment in Full of the Senior Obligations.

EXHIBIT H-5

13.

Each Junior Creditor and each Debtor Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any other Lenders to exercise and enforce their respective rights and remedies hereunder.

14.

This Subordination Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, as amended hereby, including Section 14 thereof. The provisions of this Subordination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

15.

This Subordination Agreement may be executed in any number of counterparts (including electronic imaging means), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Subordination Agreement by signing any such counterpart. Delivery of an executed signature page of this Subordination Agreement by electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Subordination Agreement and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16.

This Subordination Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

17.

Any Subsidiary of the Borrower may, without the consent of any other party to this agreement, become a Borrower Party under this Subordination Agreement by executing and delivering to the Administrative Agent a Subordination Agreement Joinder in substantially the form of the attached Exhibit A.

18.

Except as modified in accordance with Section 17 above to add any Subsidiary of the Borrower as an additional Borrower Party to this Subordination Agreement, this Subordination Agreement may not be amended, waived or otherwise modified without the prior written consent of the Administrative Agent and the Borrower.

EXHIBIT H-6

19.

Upon the consummation of any transaction permitted under the Credit Agreement as a result of which a Borrower Party ceases to be a Subsidiary of the Borrower, such Borrower Party shall be automatically released from its obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT H-7

IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

FRACTYL HEALTH, INC.

By

Name:
Title:

FRACTYL LABORATORIES LTD.

By

Name:	[•]
Title:	[•]

FRACTYL SECURITIES CORPORATION

By

Name:	[•]
Title:	[•]

ADMINISTRATIVE AGENT:

SYMBIOTIC CAPITAL AGENCY LLC

By

Name:
Title:

EXHIBIT H-8

Exhibit A

Form of Intercompany Subordination Agreement Joinder

INTERCOMPANY SUBORDINATION AGREEMENT JOINDER, dated as of [DATE] (this “Joinder”) by [NAME OF ADDITIONAL SUBSIDIARY], a [ • ] [Insert: corporation, limited partnership, limited liability company, etc.] (the “Additional Borrower Party”), under that certain Intercompany Subordination Agreement, dated as of [ • ], 20[ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time party thereto and Symbiotic Capital Agency LLC, in its capacity as Administrative Agent for the Lenders under the Credit Agreement (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Subordination Agreement.

Pursuant to Section 17 of the Subordination Agreement, the Additional Borrower Party hereby agrees to become a “Borrower Party” for all purposes of the Subordination Agreement, assumes and agrees to perform all of the obligations of [a Debtor Obligor] [and] [Junior Creditor] thereunder and agrees that it shall comply with and be bound by the terms of the Subordination Agreement as if it had been a signatory thereto as of the date thereof.

The Additional Borrower Party acknowledges that its obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The Additional Borrower Party further agrees that it has joined and is fully obligated as [a Debtor Obligor] [and] [Junior Creditor] under the Subordination Agreement.

The Additional Borrower Party represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

All terms and conditions of the Subordination Agreement are hereby incorporated by reference to this Joinder as if set forth in full.

IN WITNESS WHEREOF, the Additional Borrower Party has caused this Joinder to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL BORROWER PARTY]

By
Name:
Title:

EXHIBIT H-9

Exhibit I

FORM OF SOLVENCY CERTIFICATE [                    ], 20[    ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to [Section 6.01(h)] of that certain Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, the [chief financial officer/Responsible Officer] of the Borrower, in such capacity only and not in my individual capacity (and without personal liability) hereby certifies on behalf of the Borrower as of the date hereof as follows:

1. I am the [chief financial officer/Responsible Officer] of the Borrower and am knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries and as such, I am authorized to execute and deliver this Certificate on behalf of the Borrower.

2. I have carefully reviewed the contents of this Certificate and have knowledge of and have reviewed to my satisfaction the Credit Agreement.

In connection with preparing for the transactions contemplated by the Credit Agreement and the other Loan Documents, I have reviewed (i) the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended [ • ], (ii) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarter ended [ • ], together with the related consolidated statement of operations, shareholder’s equity and cash flows for such fiscal quarter and (iii) all other information as is necessary to enable me to express an informed opinion as to the matters referred to herein, and I conclude, in good faith and to my knowledge and belief, that as of the date hereof and immediately before and after giving effect to all the transactions contemplated on the date hereof by the Credit Agreement and the other Loan Documents and the incurrence of any other Indebtedness contemplated thereunder on the date hereof, as follows:

(i) The Obligors and their Subsidiaries, on a consolidated basis, immediately before and after giving effect to the Borrowing being made on the date hereof and the use of proceeds thereof, and the consummation of the Transactions, are and will be, Solvent.

(ii) No transfer of property is being made by the Borrower or any of its Subsidiaries and no obligation is being incurred by the Borrower individually and together with its Subsidiaries, on a consolidated basis, in connection with the transactions contemplated by the Credit Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or any of its Subsidiaries.

EXHIBIT I-1

The undersigned understands that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate and that the delivery of this Certificate is a material inducement for the Administrative Agent and the Lenders to enter into the Credit Agreement and consummate the transactions contemplated thereby, and the undersigned hereby consents to such reliance.

[Signature Page Follows]

EXHIBIT I-2

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

FRACTYL HEALTH, INC.

By
Name:
Title:

EXHIBIT I-3

EXHIBIT J

FORM OF FUNDING DATE CERTIFICATE

TRANCHE [A][B][C] FUNDING DATE CERTIFICATE

FOR

FRACTYL HEALTH, INC.

[ • ], 20[ • ]

Reference is made to that certain Credit Agreement and Guaranty, dated as of September 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FRACTYL HEALTH, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and Symbiotic Capital Agency LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement.

I, [ • ], am a duly elected or appointed Responsible Officer of the Borrower, and do hereby certify, on behalf of the Borrower, solely in my capacity as Responsible Officer of the Borrower and not in my individual capacity or with any personal liability, as follows:

1. Immediately before and after giving effect to the borrowing on the Applicable Funding Date, (i) the representations and warranties set forth in each Loan Document are true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties are true and correct in all respects (after giving effect to such qualification)) on and as of the date hereof, except [(x)] to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties are true and correct in all respects (after giving effect to such qualification) respects on and as of such earlier date and [(y) the representations and warranties made under Section 7.04(a) of the Credit Agreement shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Administrative Agent pursuant to [Section 6.01(g)][Section 8.01] of the Credit Agreement]1 and (ii) no event has occurred and is continuing, or would result from the making of Loans or the consummation of any Transactions contemplated to occur on the Applicable Funding Date, that would constitute a Default or an Event of Default.

[1]	Insert for borrowings occurring after the Closing Date.

EXHIBIT J-1

2. [Attached hereto are updated copies of Schedule[s] [7.06(c)], [7.12], [7.15] and [7.16], to the extent necessary to comply with the foregoing requirement set forth in paragraph 1 to this Funding Date Certificate]2

3. All of the conditions set forth in Section [6.01]3[6.02]4 of the Credit Agreement have occurred or shall occur on the Applicable Funding Date (except to the extent waived in writing by the Administrative Agent).

[Signature Page Follows]

[2]	Insert if necessary for borrowings occurring after the Closing Date.
[3]	Insert for borrowing occurring on the Closing Date.
[4]	Insert for borrowings occurring after the Closing Date.

EXHIBIT J-2

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Borrower on the date first set forth above.

FRACTYL HEALTH, INC.

By
Name:
Title:

EXHIBIT J-3

EXHIBIT K

FORM OF WARRANT

[see attached]

EXHIBIT K-1

CONFIDENTIAL

WARRANT TO PURCHASE STOCK

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON ITS EXERCISE OR CONVERSION HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT (I) IN ACCORDANCE WITH THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, OR (II) WHERE, IN THE OPINION OF COUNSEL, REGISTRATION UNDER THE SECURITIES ACTS OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

Warrant No. [ • ]

This WARRANT (this “Warrant”) is issued as of [ • ] (the “Initial Issuance Date”), by Fractyl Health, Inc., a Delaware corporation (the “Company”), to [Symbiotic Capital EO Holding, L.P.][Catalio Structured Opportunities AIV I LP], a [ • ] (“Purchaser” and, together with any assignee(s) or transferee(s), “Holder” or “Holders”).

WHEREAS, the Company, certain subsidiaries of the Company as guarantors, the Purchaser as lender and the other lenders party thereto (collectively, the “Lenders”), and Symbiotic Capital Agency LLC, as administrative agent, are parties to that certain Credit Agreement and Guaranty, dated as of [ • ], 2023 (the “Credit Agreement”), pursuant to which the Company may borrow from the Lenders, and the Lenders may loan to the Company, up to $45,000,000 from the date of the Credit Agreement through the Maturity Date; and

WHEREAS, the Company is issuing this Warrant to Purchaser as a condition precedent to the making of the loans by Purchaser pursuant to the Credit Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser agree as follows:

Section 1. Definitions. Unless otherwise defined herein, capitalized terms have the meanings set forth in the Credit Agreement (as in effect on the date hereof), however, the following terms when used herein have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Aggregate Exercise Price” means, in connection with any Exercise of this Warrant pursuant to Section 4 (whether in whole or in part), an amount equal to the product of (i) the number of Underlying Shares in respect of which this Warrant is then being Exercised pursuant to such Section 4, multiplied by (ii) the Exercise Price.

“Common Stock” means the Company’s common stock.

“Exchange” means, (i) if applicable to the Common Stock, the principal Trading Market on which the Common Stock is then listed or quoted, or (ii) whichever of the following reports sale or bid prices for the Common Stock, if any: the OTCQB, OTCQX, the OTC Bulletin Board or “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exercise Price” means, as determined by the Holder at the time of the relevant Exercise of Underlying Shares in Holder’s sole discretion, an amount per Underlying Share equal to the (i) the original issue price of the Company’s Series F Preferred Stock (or the most recent “conversion price” (or similar term used in the Company’s certificate of incorporation for purposes of determining the rate at which shares of Series F Preferred Stock may be converted into shares of Common Stock), if lower as a result of one or more anti-dilution adjustments or otherwise), whether or not the Series F Preferred Stock is then authorized, issued or outstanding, (ii) the lowest original issue price of any series of Preferred Stock issued by the Company after the Initial Issuance Date (or the lowest “conversion price” (or similar term used in the Company’s certificate of incorporation for purposes of determining the rate at which shares of Preferred Stock may be converted into shares of Common Stock) of any series of Preferred Stock issued by the Company after the Initial Issuance Date, if lower as a result of one or more anti-dilution adjustments or otherwise), whether or not any such shares are then authorized, issued or outstanding, (iii) the conversion or exercise price of any convertible debt security, SAFE (simple agreement for future equity) instrument, option or warrant issued by the Company after the Initial Issuance Date (other than securities issued for bona fide compensatory purposes, such as equity awards to employees or directors under the Company’s equity incentive plan that are approved by an independent compensation committee of the Company’s board of directors or by a majority of the Company’s independent directors) and prior to the Company becoming subject to the reporting requirements of the Exchange Act, or (iv) the price at which the Company’s common equity was first sold to the public by the Company in a firm-commitment underwritten offering or otherwise, in each case subject to adjustment pursuant to Section 7 hereof. In addition, if the “conversion price” (or similar term used in the Company’s certificate of incorporation for purposes of determining the rate at which shares of Preferred Stock may be converted into shares of Common Stock) of the Series F Preferred Stock or any other series of Preferred Stock issued by the Company after the Initial Issuance Date would have been reduced as a result of one or more anti-dilution adjustments or otherwise but for the fact that the requisite holders of Preferred Stock or applicable series of Preferred Stock waived the adjustment(s), then, for purposes of clauses (i) and (ii) above, the “conversion price” shall be the conversion price if such requisite holders had not waived the adjustment(s), unless Purchaser has also waived the adjustment(s).

“Exercise Shares” means the number of Underlying Shares as is equal to the quotient, rounded down to the nearest whole number, of (x) [Symbiotic amount: $3,500,000][Catalio amount: $700,000] minus the Aggregate Exercise Price of all Underlying Shares previously issued pursuant to this Warrant, divided by (y) the then-applicable Exercise Price.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the independent members of the Board of Directors of the Company, acting in good faith. If the Holder objects in writing to the Board of Directors’ calculation of Fair Market Value within ten (10) days of receipt of written notice thereof and the Holder and the Company are unable to agree on Fair Market Value during the five (5) day period following the delivery of the Holder’s objection, the valuation dispute resolution procedure set forth in Section 21 hereof shall be invoked to determine Fair Market Value.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price, regular way, or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case on the Exchange. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the Fair Market Value. For the purposes of determining the Market Price of the Common Stock on the Trading Day preceding, on or following the occurrence of an event, (i) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Trading Market on which the Common Stock is listed or, if trading is closed at an earlier time, such earlier time and (ii) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the primary Exchange for the Common Stock, if any.

“Trading Day” means (i) a day on which the Common Stock is traded on the Exchange, or (ii) if the foregoing clause (i) does not apply, a Business Day.

“Trading Market” means any market or exchange of The Nasdaq Stock Market LLC or the New York Stock Exchange.

“Underlying Shares” means, at Holder’s option, (i) the Company’s Series F Preferred Stock if the Company’s Series F Preferred Stock is then authorized by the Company’s Certificate of Incorporation, (ii) the most senior series of Preferred Stock of the Company that is then authorized by the Company’s Certificate of Incorporation, or (iii) Common Stock; provided, however, that from an after the date the Company completes its initial public offering or becomes subject to the reporting requirements of the Exchange Act and in either case such transaction results in all of the Company’s previously outstanding shares of Preferred Stock being converted into Common Stock, the Underlying Shares will be Common Stock.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (ii) if the Common Stock is listed on an Exchange other than a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent nationally recognized investment banking, accounting or valuation firm selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

Section 2. Issuance of Warrant; Term. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase from the Company the Exercise Shares at the Exercise Price. This Warrant shall be exercisable at any time and from time to time, in whole or in part, during the ten (10) year period commencing on the date hereof and ending at 5:00 p.m. California Time on [ • ], 2033 (such date and time referred to as the “Expiration Date”).

Section 3. [Reserved].

Section 4. Exercise.

(a) This Warrant may be exercised by the Holder hereof as to all or any portion of the Underlying Shares, upon delivery of written notice by the Holder to the Company (an “Exercise Notice”), together with (x) payment to the Company of the Aggregate Exercise Price or (y) (i) if the Underlying Shares are not then listed or quoted on an Exchange, instruction to the Company to withhold a number of the Underlying Shares then issuable upon exercise of this Warrant with an aggregate value (determined on the basis of the Fair Market Value) equal to such Aggregate Exercise Price or (ii) if the Underlying Shares are then listed or quotes on an Exchange, instruction to the Company to withhold a number of the Underlying Shares then issuable upon exercise of this Warrant with an aggregate value (determined on the basis of the average Market Price per share for the Common Stock on the last five Trading Days for such stock ended immediately prior to the applicable Exercise Date, as defined below) equal to such Aggregate Exercise Price (collectively, the “Exercise”, with the date of an Exercise being an “Exercise Date”). An Exercise pursuant to clause (y) above is referred to as a “Cashless Exercise.” The Exercise Price (if paid pursuant to clause (x) above) shall be payable by delivery by the Holder of a certified or official bank check payable to the order of the Company or wire transfer of immediately available funds to an account designated by the Company. This Warrant shall be deemed to have been so Exercised as of the applicable Exercise Date, and the Holder shall be entitled to receive the Underlying Shares issuable upon such Exercise and be treated for all purposes as the holder of record of the Underlying Shares as of such date. Upon the Exercise of this Warrant, the Company shall, within two (2) Business Days of the applicable Exercise Date (or, if the Common Stock is then listed or quoted on an Exchange, the earlier of two (2) Business Days and the number of Trading Days comprising the Standard Settlement Period) (the “Underlying Share Delivery Date”), (a) confirm in writing to the Holder of this Warrant (which may be via email) the total number of Underlying Shares for which this Warrant is being Exercised, and (b) cause the Underlying Shares (by the Company or its transfer agent, if applicable) subject to such Exercise to be transmitted to the Holder by (i) crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either there is an effective registration statement permitting the issuance of the Underlying Shares to or resale of the Underlying Shares by the Holder or the Underlying Shares are eligible for resale by the Holder pursuant to Rule 144 (if the Exercise is a Cashless Exercise)), or (ii) if the foregoing clause (i) does not apply, by physical delivery of a certificate for the number of Underlying Shares being issued upon such Exercise, or if the Underlying Shares are being issued in uncertificated form, a written confirmation evidencing the book-entry registration of such Underlying Shares in the Holder’s name; provided that if the Company fails to deliver to Holder such Underlying Shares by the Underlying Share Delivery Date, the Holder will have the right to rescind such Exercise. Any rescission by the Holder pursuant to this Section 4(a) shall not affect any other remedies available to the Holder under applicable law or equity or pursuant to this Warrant as a result of the Company’s failure to timely deliver the Underlying Shares. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable by the Company in respect of the issuance of this Warrant or the issuance of any Underlying Shares upon Exercise. If the Company fails for any reason to deliver to the Holder the Underlying Shares subject to an Exercise by the Underlying Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Underlying Shares subject to such Exercise (based on the VWAP of the Common Stock on the date of the applicable Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Underlying Share Delivery Date) for each Trading Day after such Underlying Share Delivery Date until such Underlying Shares are delivered or Holder rescinds such Exercise.

(b) In the event of a Cashless Exercise where the number of the Underlying Shares then issuable upon Cashless Exercise of this Warrant with an aggregate value equal to the Aggregate Exercise Price is not a whole number, the number of the Underlying Shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share, and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of Underlying Shares being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of Underlying Shares being so withheld or surrendered multiplied by (y) the value per share of Underlying Shares (determined on the basis of the average Market Price per share for the Common Stock on the last five Trading Days for such stock ended immediately prior to the applicable Exercise Date).

(c) If at the time of Exercise the Company is subject to the reporting requirements of the Exchange Act, the Company shall not knowingly effect the Exercise of this Warrant, and the Holder shall not have the right to Exercise this Warrant to the extent that, after giving effect to such exercise, the Holder (together with Holder’s Affiliates and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 9.99% (the “Maximum Percentage”) (which Maximum Percentage may be increased or decreased by the Holder with at least 61 days’ notice to the Company provided that in no event may the Maximum Percentage exceed 19.99%) of the Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its Affiliates and Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its Affiliates and Attribution Parties (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, a Holder of this Warrant may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s Form 10-K, Form 10-Q or other public filing with the United States Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall, within one (1) Business Day, confirm to such Holder the number of shares of its Common Stock then outstanding. Furthermore, upon the written request of the Company, a Holder shall confirm to the Company its then current beneficial ownership with respect to the Company’s Common Stock. To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the delivery of an Exercise Notice by the Holder shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination.

(d) In addition to any other rights available to the Holder, if the Common Stock is listed or quoted on an Exchange and the Underlying Shares subject to an Exercise are either (i) then registered for resale pursuant to the Securities Act or (ii) are being Exercised pursuant to a Cashless Exercise and can immediately thereafter be sold pursuant to Rule 144 of the Securities Act, then, in such case, if the Company fails to deliver or cause to be delivered to the Holder the Underlying Shares subject to an Exercise in accordance with the provisions of Section 4(a) above on or before the Underlying Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Underlying Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Underlying Shares for which such Exercise was not honored (in which case such Exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise of Underlying Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(e) If on the Expiration Date the Market Price or Fair Market Value, as applicable, of an Underlying Share is greater than the Exercise Price, this Warrant shall be automatically Exercised pursuant to a Cashless Exercise as of immediately prior to the 5:00 p.m. Pacific Time on the Expiration Date.

Section 5. No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant or as a consequence of any adjustment pursuant to Section 7, and any fractions shall be rounded upwards to the nearest whole number of shares, provided that the exercise price per share shall not be less than the par value.

Section 6. Securities Laws.

(a) Holder acknowledges that the Underlying Shares are being offered and sold by the Company in accordance with Section 4(a)(2) and/or Regulation D under the Securities Act and that the Underlying Shares will constitute “restricted securities” as defined in Rule 144 under the Securities Act. Neither this Warrant nor the Underlying Shares have been registered under the Securities Act, or any state securities laws (“Blue Sky Laws”). This Warrant has been acquired for the Holder’s own account for investment purposes and not with a current view to distribution or resale and may not be sold or otherwise transferred (i) without an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) unless Holder shall have delivered to the Company an opinion of counsel to the effect that the Warrant or such portion of the Warrant to be sold or transferred may be sold or transferred under an exemption from such registration (provided, however, that no such opinion of counsel shall be required in connection with any transfer of the Warrant pursuant to Rule 144 of the Securities Act); provided, that the foregoing conditions shall not apply to any transfer of this Warrant from Purchaser to any Affiliate, managed fund or account of Symbiotic Capital Management Co. LLC.

(b) Holder represents that is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant Certificate and the Underlying Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and the business, properties, prospects and financial condition of the Company. Holder acknowledges that it did not learn of the investment in this Warrant as a result of any general solicitation or general advertising.

(c) The Company covenants and agrees that all Underlying Shares will, upon issuance and payment therefor, be legally and validly issued and outstanding, free from all taxes, liens, charges and preemptive or similar rights, if any, with respect thereto or to the issuance thereof. The Company will take all such action as may be reasonably necessary or appropriate to assure that the Underlying Shares may be issued as provided herein without violating any applicable law or regulation, or any requirements of the Trading Market upon which the Common Stock may be listed.

(d) The certificates representing the Underlying Shares, if applicable, will bear the following or similar legend, unless the Company determines otherwise in compliance with applicable law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

With respect to any Underlying Shares bearing a restrictive legend, the Company agrees that following such time as the restrictive legend is no longer required because the Underlying Shares (1) are registered for resale under the Securities Act and have been sold pursuant to the Plan of Distribution set forth in the registration statement relating thereto, or (2) have been sold pursuant to Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act that would permit the removal of the legend set forth above, upon the Holder’s written request the Company shall deliver a certificate or book-entry position representing such Underlying Shares that is free from all restrictive and other legends or, at such Holder’s election, deliver such Underlying Shares to an account designated by such Holder.

In the event the Company is obligated to deliver Underlying Shares to a Holder without restrictive legend pursuant to this Warrant, the Company will, no later than the later of the earlier of (i) two (2) Business Days and (ii) the number of Business Days comprising the Standard Settlement Period following the request by the Holder to deliver Underlying Shares without restrictive legend pursuant to this Section 6(d) (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate or book-entry position representing such Underlying Shares that is free from all restrictive and other legends or, at such Holder’s election, deliver such Underlying Shares to an account designated by such Holder. Notwithstanding anything to the contrary set forth herein, in the event the Holder has been issued a certificate representing Underlying Shares that bears a restrictive legend and the Holder submits a request to have the legends from such certificate removed in accordance with this Section 6(d), then the Legend Removal Date shall be the later of (i) the time specified in the definition above and (ii) the date Holder delivers the certificate representing the relevant Underlying Shares to the Company or its transfer agent, or, if the certificate has been lost, delivers an executed affidavit of loss to the Company or its transfer agent.

In addition to such Holder’s other available remedies, if the Company fails to deliver unlegended Underlying Shares to the Holder by the Legend Removal Date as required by this Section 6(d), the Company shall pay to the Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP on the date Holder requests such unlegended Shares be delivered pursuant to this Section 6(d)) subject to the request, $10 per Business Day (increasing to $20 per Business Day on the third Business Day after the Legend Removal Date) for each Business Day after the Legend Removal Date until such certificate or book-entry position is delivered without a restrictive or other legend or such Underlying Shares are delivered to an account designated by the Holder and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Holder by the Legend Removal Date a certificate or book-entry position representing the Underlying Shares to be delivered to such Holder that is free from all restrictive and other legends or to deliver Underlying Shares to an account designated by such Holder and (b) if after the Legend Removal Date such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of Underlying Shares that such Holder anticipated receiving from the Company without any restrictive legend, then an amount equal to the excess of such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Underlying Shares that the Company was required to deliver to Holder by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on the Exchange on any Business Day during the period commencing on the date of such Holder’s request to the Company to deliver the applicable Underlying Shares (or, if applicable, the date such Holder delivers to the Company or its transfer agent the certificate representing the applicable Underlying Shares) and ending on the date of such delivery and payment under this paragraph.

Section 7. Adjustments; Fundamental Changes.

(a) If the Company shall at any time prior to the expiration of this Warrant (i) pay a stock dividend or otherwise make a distribution or distributions on shares of Common Stock or any other equity or equity securities, (ii) subdivide the Common Stock (by stock split, recapitalization, or any other similar event) into a larger number of shares, (iii) combine the Common Stock (by stock split or reverse stock split, recapitalization, combination of shares, or any other similar event) or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Company (with the exception of any reclassification that constitutes a Fundamental Change, as hereinafter defined), then in each such case the applicable Exercise Price shall be adjusted by multiplying such Exercise Price in effect immediately prior to (x) the record date for the determination of stockholders entitled to receive such dividend or distribution or (y) the effective date in the case of a subdivision, combination or re-classification by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the Aggregate Exercise Price shall remain unchanged. Before taking any action which would result in an adjustment in the number of Underlying Shares for which this Warrant is exercisable or to the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(b) If the Company shall at any time prior to the expiration of this Warrant (in each case, occurring after the date hereof) be a party to any merger, consolidation, exchange of shares of Common Stock, sale of a majority of the Common Stock, sale of all or substantially all of the assets of the Company, separation, reorganization, recapitalization, winding up or liquidation of the Company, or other similar event or transaction (each, a “Fundamental Change”), as a result of which shares of Common Stock shall be exchanged or converted into the same or a different number or class or classes of securities of the Company or another entity, or the holders of shares of Common Stock are entitled to receive cash or other property, then, upon the Exercise of this Warrant by the Holder, such Holder shall receive, for the Aggregate Exercise Price as in effect immediately prior to such Fundamental Change (subject to all other adjustments under this Warrant), the aggregate number of shares or such other securities, cash or other property which such Holder would have received if this Warrant had been exercised immediately prior to such Fundamental Change (collectively, the “Fundamental Change Receivable”), which, upon the Holder’s election, may be received net of the Aggregate Exercise Price (for the avoidance of doubt, without payment by the Holder of any cash in an amount equal to the then-applicable Exercise Price). In the case of any Fundamental Change, the successor, acquirer or resulting parent entity in such merger, consolidation, exchange of shares of Common Stock, sale of all or substantially all of the assets of the Company or reorganization (if other than the Company) (the “Successor”) shall duly execute and deliver to the Holder a supplement to this Warrant acknowledging the Successor’s obligations under this Section 7(b). The terms of this Warrant shall be applicable to the Fundamental Change Receivable due to the Holder upon the consummation of any such Fundamental Change. Notwithstanding the foregoing, in the event of a Fundamental Change that results in a Change in Control (as defined below), if at the time of the consummation of such Fundamental Change the Fair Market Value of an Exercise Share is greater than the Exercise Price, then this Warrant shall automatically be exercised pursuant to a Cashless Exercise, provided that for purposes of this sentence, the Fair Market Value shall be equal to the price per Underlying Share that is being paid to the stockholders of the Company in respect thereof in connection with the consummation of such Fundamental Change. A “Change in Control” means any (i) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the holders of the voting securities of the Company outstanding immediately prior thereto representing the owners, either directly or indirectly, of 50% or less of the combined voting power of the voting securities of and economic interests in the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization; (ii) the distribution of assets (by any method) to the holders of the Company’s equity securities following the completion of a sale, lease, exclusive license, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; or (iii) sale of shares of equity securities of the Company by then-existing stockholders of the Company, in a single transaction or series of related transactions to a single person or entity, representing at least 50% of the voting power of the voting securities of and economic interests in the Company; provided, that with respect to subsections (i) and (iii) hereof, options and value appreciation or similar rights shall be excluded from such calculations for all purposes.

(c) If the Company, at any time while this Warrant is outstanding, shall otherwise distribute to all holders of Common Stock (and not to the Holder or Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the applicable Exercise Price shall be adjusted by multiplying such Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the VWAP on such record date less the then Fair Market Value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock, and the denominator of which shall be the VWAP determined as of the record date mentioned above. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d) Not less than five (5) days prior to the record date or effective date, as the case may be, of any event which requires or might require an adjustment or readjustment pursuant to Section 7(a), Section 7(c) or Section 7(g) (each, an “Adjustment Event”), and not less than ten (10) days prior to the record date or effective date, as the case may be, of any Fundamental Change, the Company shall give written notice of such Adjustment Event or Fundamental Change (as applicable) to the Holder or Holders, describing such Adjustment Event or Fundamental Change in reasonable detail and specifying the record date or effective date, as the case may be. Such notice shall additionally include the Company’s certification of the following computations, as applicable, each of which shall have been made by the Company in good faith: (i) in the case of an Adjustment Event, if determinable, the required adjustment and the computation thereof or, if the required adjustment is not determinable at the time of such notice, the Company shall give notice to the Holder or Holders of such adjustment and computation promptly after such adjustment becomes determinable, and (ii) in the case of a Fundamental Change, the number of shares or such other securities, cash or other property which is payable to the Holder or Holders upon the Fundamental Change, the computation thereof, and the computation of the then applicable Exercise Price. In the event the Company is subject to the reporting requirements of the Exchange Act, to the extent that any notice provided pursuant to this Section 7(d) contains material, non-public information regarding the Company, the Company shall either disclose such information regarding the Company in a Current Report on Form 8-K and file such Current Report on Form 8-K with the SEC or issue a press release over a national newswire service that is intended to efficiently reach the financial markets in the United States, in each case, no later than the first Trading Day following the date such notice is delivered to the Holder.

(e) Notwithstanding any other provision hereof, if an Exercise of all or any portion of this Warrant is to be made in connection with a Fundamental Change or a public offering, such Exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such Exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(f) At all times on and prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock (or other equity interests then constituting Underlying Shares), solely for the purpose of issuance upon the Exercise of this Warrant, the maximum number of Underlying Shares issuable upon the Exercise of this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates or effectuating the book entry of uncertificated shares to execute and issue, or enter, the necessary certificates or book entries (as applicable) for the Underlying Shares upon the Exercise of the purchase rights under this Warrant. The Company shall not increase the par value of any Underlying Shares receivable upon the Exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions within its power as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Underlying Shares upon the Exercise of this Warrant.

(g) If any event of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions occurs, then the Board of Directors of the Company shall make an appropriate adjustment in the Exercise Price and the number of Underlying Shares issuable upon Exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Section 7(g) shall increase the Exercise Price or decrease the number of Underlying Shares issuable as otherwise determined pursuant to this Section 7.

Section 8. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws, the Holder may, from time to time, transfer this Warrant or the Underlying Shares, in each case, in whole or in part, by giving the Company a written notice of the portion of the Warrant or the shares of the Underlying Shares being transferred, such notice to set forth the name, address and taxpayer identification number of the transferee, the anticipated date of such transfer, and surrendering this Warrant or the certificates or book-entry records representing shares of the Underlying Shares, as applicable, to the Company for reissuance to the transferee(s). Upon surrender of this Warrant by a Holder to the Company for transfer, in whole or in part, the Company shall issue a new warrant to such Holder in such denomination as shall be requested by such Holder covering the number of Underlying Shares, if any, in respect of which this Warrant shall not have been transferred. Such new warrant shall be identical in all other respects to this Warrant. This Warrant may be divided or combined with other Warrants upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with this Section 8 as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated as of the Initial Issuance Date and shall be identical to this Warrant except as to the number of Underlying Shares issuable pursuant thereto.

Section 9. No Impairment. The Company may not, including, without limitation, by amendment of its certificate of incorporation or bylaws, or through a Fundamental Change or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and the Company shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder or Holders against impairment. Without limiting the generality of the foregoing, the Company shall take (a) all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and non-assessable Underlying Shares, free from any taxes, liens, charges and preemptive rights, upon the Exercise of this Warrant, and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be necessary to enable the Company to perform its obligations under this Warrant.

Section 10. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the Holder or Holders hereof to any voting rights or other rights as a stockholder of the Company with respect to the Underlying Shares prior to the Exercise of the Warrant. No provision of this Warrant, in the absence of affirmative action by the Holder or Holders to purchase the Underlying Shares, and no mere enumeration herein of the rights or privileges of the Holder or Holders, shall give rise to any liability of such Holder or Holders for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 11. Representations and Warranties of the Company. The Company hereby represents and warrants:

(a) As of the Initial Issuance Date, the Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to issue and enter into the Warrant and to carry out the transactions contemplated thereby, and (C) except where the failure to do so, individually or in the aggregate, has not had, and could not be reasonably expected to have, a material adverse effect on the business, assets, financial condition or operations of the Company, is qualified to do business and, where applicable is in good standing, in every jurisdiction where such qualification is required.

(b) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant (including pursuant to Section 15) shall be, upon issuance, duly authorized and validly issued. This Warrant constitutes, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) As of the Initial Issuance Date, the execution, delivery and performance by the Company of the Warrant does not and will not (A) violate any material provision of applicable law or the organizational documents of the Company, (B) conflict with, result in a breach of, or constitute (with the giving of any notice, the passage of time, or both) a default under any material agreement of the Company or (C) result in or require the creation or imposition of any lien upon any assets of the Company.

Section 12. Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder or Holders shall bind and inure to the benefit of their respective successors and assigns.

Section 13. Survival. The rights of the Holder or Holders under this Warrant, and the covenants and agreements of the Company set forth in this Warrant for the benefit of the Holder or Holders, shall survive Exercise of all or any portion of this Warrant and shall inure to the Holder or Holders of any Underlying Shares.

Section 14. Remedies. If the Company violates, breaches or defaults under this Warrant, the Holder may seek to protect and enforce its rights by any action at law, suit in equity or other appropriate proceeding, whether for specific performance of any agreement contained in this Warrant, or for an injunction against a violation of any of the terms hereof, or in and of the Exercise of any power granted hereby or by law, in each case without providing any bond or other security in connection with such action, suit or other proceeding. In case of any violation, breach or default under this Warrant, the Company shall pay to the Holder on demand all reasonable costs and expenses of enforcing the Holder’s rights under this Warrant, including, without limitation, reasonable attorneys’ fees and legal expenses.

Section 15. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon its receipt of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Underlying Shares (and, in the case of mutilation, the surrender and cancellation of this Warrant or such stock certificate), the Company shall make and deliver to the Holder a new Warrant or stock certificate that is identical to this Warrant or to such stock certificate (as applicable).

Section 16. Tax Treatment. No later than sixty (60) days after the Initial Issuance Date, the Purchaser shall provide the Company with a valuation of the Warrant for tax purposes (the “Proposed Valuation”). If the Company disagrees with the Proposed Valuation, it shall propose reasonable comments to the Proposed Valuation within fifteen (15) days of receiving the Proposed Valuation, and the Purchaser shall consider such comments in good faith. If the parties cannot agree as to the Proposed Valuation within ninety (90) days after the Initial Issuance Date after good faith discussion, an independent valuation firm shall be engaged (at the Company’s expense) to provide the Company and the Purchaser with a final valuation of the Warrant for tax purposes (the “Final Valuation”) within thirty (30) days of its engagement, and such Final Valuation shall be binding on Purchaser and the Company for all U.S. tax purposes.

Section 17. Article and Section Headings. Numbered and titled article and section headings are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Warrant.

Section 18. Notice. Any and all notices, elections or demands permitted or required to be made under this Warrant shall be in writing, signed by the party giving such notice, election or demand and shall be delivered in accordance with the notice provisions in the Credit Agreement.

Section 19. Severability. If any provisions(s) of this Warrant or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 20. Entire Agreement. This Warrant and the Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 9, 2021, by and among the Company and certain investors and holders party thereto (as modified by the Joinder Agreement, dated as of the date hereof, between the Company and the Holder, and as such has been and may be further amended, restated, supplemented, amended and restated or otherwise modified from time to time), represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreement are merged herein.

Section 21. Valuation Dispute Resolution. In the case of any dispute as to the determination of any amount or valuation hereunder or in connection with the amount or value of any Common Stock or Underlying Shares to be issued, withheld or otherwise determined, the calculation of the Aggregate Exercise Price or any other computation or valuation required to be made hereunder or in connection herewith, in the event the Holder, on the one hand, and the Company, on the other hand, are unable to settle such dispute within five (5) Business Days, then either party may elect to submit the disputed matter(s) for resolution by an independent accounting firm of nationally recognized standing as may be mutually agreed upon by the Holder and the Company. Such firm’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error, and the Company and the Holder shall each pay one half of the fees and costs of such firm.

Section 22. Governing Law. This Warrant and the rights and obligations of the parties hereunder, and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Warrant and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 23. Jurisdiction; Waiver of Venue; Service of Process.

(a) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto in any way relating to this Warrant or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 23. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 18.

Section 24. Amendment. No amendment or modification hereof shall be effective except in a writing executed by the Company and the Holder.

Section 25. Counterparts. This Warrant may be executed in any number of counterparts (including electronic imaging means), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant. Delivery of an executed signature page of this Warrant by electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

Section 26. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 26.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

COMPANY:

FRACTYL HEALTH, INC.

By
Name:
Title:

PURCHASER:

[ • ]

By: [ • ]

By:
Name:
Title:

[Signature Page to Warrant]